UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 21, 2019 (March 15, 2019)

TARGET HOSPITALITY CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-38343	98-1378631
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Target Hospitality Corp.

2170 Buckthorne Place, Suite 440

The Woodlands, TX 77380-1775

(Address, including zip code, of principal executive offices)

800-832-4242

(Registrant’s telephone number, including area code)

Platinum Eagle Acquisition Corp.

2121 Avenue of the Stars #2300

Los Angeles, California 90067

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Introductory Note

Unless the context otherwise requires, “we,” “us,” “our,” and the “Company” refer to Target Hospitality Corp., a Delaware corporation (“Target Hospitality”), and its consolidated subsidiaries. All references herein to the “Board” refer to the board of directors of Target Hospitality.

On March 15, 2019 (the “Closing Date”), Platinum Eagle Acquisition Corp., our predecessor company (“Platinum Eagle”), consummated the previously announced business combination (the “Business Combination”) pursuant to the terms of: (i) the agreement and plan of merger, dated as of November 13, 2018, as amended on January 4, 2019 (the “Signor Merger Agreement”), by and among Platinum Eagle, Signor Merger Sub LLC, a Delaware limited liability company  and wholly owned subsidiary of Platinum Eagle and sister company to the Holdco Acquiror (as defined below) (“Signor Merger Sub”), Arrow Holdings S.a. r.l., a Luxembourg société à responsabilité limitée (the “Arrow Seller”) and Signor Parent (as defined below), and (ii) the agreement and plan of merger, dated as of November 13, 2018, as amended on January 4, 2019 (the “Target Merger Agreement” and, together with the Signor Merger Agreement, the “Merger Agreements”), by and among Platinum Eagle, Topaz Holdings LLC, a Delaware limited liability company (the “Holdco Acquiror”), Arrow Bidco, LLC, a Delaware limited liability company (“Arrow Bidco”), Algeco Investments B.V., a Netherlands besloten vennotschap (the “Algeco Seller”) and Target Parent (as defined below). Platinum Eagle, through its wholly-owned subsidiary, the Holdco Acquiror, acquired all of the issued and outstanding equity interests of Arrow Parent Corp., a Delaware corporation (“Signor Parent”), the owner Arrow BidCo and the owner of RL Signor Holdings, LLC, a Delaware limited liability company (“Signor”), from the Arrow Seller, and all of the issued and outstanding equity interests of Algeco US Holdings LLC, a Delaware limited liability company (“Target Parent”), the owner of Target Logistics Management, LLC, a Massachusetts limited liability company (“Target”), from the Algeco Seller. The Arrow Seller and the Algeco Seller are hereinafter referred to as the “Sellers.”

Immediately upon the completion of the Business Combination and the other transactions contemplated by the Merger Agreements (collectively, including the offering of the Notes (as defined herein) and entry into the New ABL Facility (as defined herein), the “Transactions”), Arrow Bidco became a direct wholly-owned subsidiary of the Holdco Acquiror and the direct parent of each of Target and Signor.  In connection with the Business Combination, the Company changed its name to Target Hospitality.

Item 1.01. Entry into a Material Definitive Agreement

ABL Credit Agreement

On the Closing Date, in connection with the closing of the Business Combination, the Holdco Acquiror, Arrow Bidco, Target, Signor and each of their domestic subsidiaries (each a “Borrower” and collectively, the “Borrowers”) entered into an ABL credit agreement that provides for a senior secured asset based revolving credit facility in the aggregate principal amount of up to $125 million (the “New ABL Facility”). Approximately $40 million of proceeds from the New ABL Facility were used to finance a portion of the consideration payable and fees and expenses incurred in connection with the Business Combination. The New ABL Facility matures four and a half years after the Closing Date. Borrowings under the New ABL Facility, at the relevant Borrower’s option, bear interest either (1) an adjusted LIBOR or (2) a base rate, in each case plus an applicable margin. The applicable margin is 2.50% with respect to LIBOR borrowings and 1.50% with respect to base rate borrowings. Commencing at the completion of the first full fiscal quarter after the Closing Date, the applicable margin for borrowings under the New ABL Facility is subject to one step-down of 0.25% and one step-up of 0.25% based on excess availability levels with respect to the New ABL Facility.

The New ABL Facility provides borrowing availability of an amount equal to the lesser of (i) (a) $125 million and (b) the Borrowing Base (defined below) (the “Line Cap”).

The Borrowing Base is, at any time of determination, an amount (net of reserves) equal to the sum of:

•                  85% of the net book value of the Borrowers’ eligible accounts receivable, plus

•                  the lesser of (i) 95% of the net book value of the Borrowers’ eligible rental equipment and (ii) 85% of the net orderly liquidation value of the Borrowers’ eligible rental equipment, minus

•                  customary reserves.

The New ABL Facility includes borrowing capacity available for letters of credit of up to $15 million and for “swingline” loan borrowings of up to $15 million. Any issuance of letters of credit or making of a swingline loan will reduce the amount available under the New ABL Facility.

In addition, the New ABL Facility provides the Borrowers with the option to increase commitments under the New ABL Facility in an aggregate amount not to exceed $75 million plus any voluntary prepayments that are accompanied by permanent commitment reductions under the New ABL Facility.

The obligations of the Borrowers under the New ABL Facility and certain of their obligations under hedging arrangements and cash management arrangements are unconditionally guaranteed by the Holdco Acquiror and each existing and subsequently acquired or organized direct or indirect wholly-owned US organized restricted subsidiary of Arrow BidCo (together with the Holdco Acquiror, the “ABL Guarantors”), other than certain excluded subsidiaries. The New ABL Facility is secured by (i) a first priority pledge of the equity interests of the Borrowers and of each direct, wholly-owned US organized restricted subsidiary of any Borrower or any ABL Guarantor, (ii) a first priority pledge of up to 65% of the voting equity interests in each non-US restricted subsidiary of any Borrower or ABL Guarantor and (iii) a first priority security interest in substantially all of the assets of the Borrowers and the ABL Guarantors (in each case, subject to customary exceptions).

The New ABL Facility requires the Borrowers to maintain a (i) minimum fixed charge coverage ratio of 1.00:1.00 and (ii) maximum total net leverage ratio of 4.00:1.00, at any time when the excess availability under the New ABL Facility is less than the greater of (a) $15.625 million and (b) 12.5% of the Line Cap.

The New ABL Facility also contains a number of customary negative covenants. Such covenants, among other things, limit or restrict the ability of each of the Borrowers, their restricted subsidiaries, and where applicable, the Holdco Acquiror, to:

•                  incur additional indebtedness, issue disqualified stock and make guarantees;

•                  incur liens on assets;

•                  engage in mergers or consolidations or fundamental changes;

•                  sell assets;

•                  pay dividends and distributions or repurchase capital stock;

•                  make investments, loans and advances, including acquisitions;

•                  amend organizational documents and master lease documents;

•                  enter into certain agreements that would restrict the ability to pay dividends;

•                  repay certain junior indebtedness; and

•                  change the conduct of its business.

The aforementioned restrictions are subject to certain exceptions including (i) the ability to incur additional indebtedness, liens, investments, dividends and distributions, and prepayments of junior indebtedness subject, in each case, to compliance with certain financial metrics and certain other conditions and (ii) a number of other traditional exceptions that grant the Borrowers continued flexibility to operate and develop their businesses. The New ABL Facility also contains certain customary representations and warranties, affirmative covenants and events of default.

The foregoing description of the New ABL Facility does not purport to be complete and is qualified in its entirety by the terms and conditions of the New ABL Facility, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Indenture

In connection with the closing of the Business Combination, Arrow Bidco issued $340,000,000 aggregate principal amount of 9.50% senior secured notes due 2024 (the “Notes”) under an indenture dated March 15, 2019 (the “Indenture”), which was entered into by and among Arrow Bidco LLC, the guarantors named therein (the “Note Guarantors”), and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”) and as collateral agent (the “Collateral Agent”).

The Notes will mature on March 15, 2024. At any time and from time to time on and after March 15, 2021, Arrow Bidco, at its option, may redeem the Notes, in whole or in part, upon not less than 15 nor more than 60 days’ prior written notice to Holders and not less than 20 days’ prior written notice to the Trustee (or such shorter timeline as the Trustee may agree), at the redemption prices (expressed as percentages of the principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest, if any, to but not including the applicable redemption date (subject to the right of Holders on the relevant record date to receive interest due on an interest payment date falling on or prior to the redemption date), if redeemed during the 12-month period beginning on March 15 of each of the years set forth below.

Year	Redemption Price
2021	104.750%
2022	102.375%
2023 and thereafter	100.000%

Arrow Bidco may redeem the Notes at any time before March 15, 2021 at a redemption price equal to 100% of the principal amount thereof, plus a customary make whole premium, plus accrued and unpaid interest, if any, to but not including the redemption date. At any time prior to March 15, 2021, Arrow Bidco may redeem up to 40% of the aggregate principal amount of the Notes at a price equal to 109.50% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to but not including the redemption date with the net proceeds of certain equity offerings. Arrow Bidco may redeem up to 10% of the aggregate principal amount of the Notes during each twelve month period commencing on the issue date and prior to March 15, 2021 at a redemption price equal to 103% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to but not including the redemption date. If Arrow Bidco undergoes a change of control or sells certain of its assets, Arrow Bidco may be required to offer to repurchase the Notes.

The Notes are unconditionally guaranteed by the Holdco Acquiror and each of Arrow Bidco’s direct and indirect wholly-owned domestic subsidiaries (collectively, the “Note Guarantors”). Target Hospitality is not an issuer or a guarantor of the Notes. The Note Guarantors are either borrowers or guarantors under the New ABL Facility. To the extent lenders under the New ABL Facility release the guarantee of any Note Guarantor, such Note Guarantor are also released from obligations under the Notes. These guarantees are secured by a second priority security interest in substantially all of the assets of Arrow Bidco and the Note Guarantors (subject to customary exclusions). The guarantees of the Notes by TLM Equipment, LLC, a Delaware limited liability company (“TLM Equipment”) which holds certain of Arrow Bidco’s assets, are subordinated to its obligations under the New ABL Facility.

The foregoing description of the Indenture and the Notes does not purport to be complete and is qualified in its entirety by the terms and conditions of the Indenture (including the form of note), which is attached hereto as Exhibit 4.4 and is incorporated herein by reference.

Earnout Agreement

On the Closing Date, in connection with the closing of the Business Combination, Harry E. Sloan, Jeff Sagansky and Eli Baker (together, the “Founder Group”) and Target Hospitality entered into an earnout agreement (the “Earnout Agreement”), pursuant to which, on the Closing Date, 5,015,898 Founder Shares were placed in escrow (the “Restricted Shares”), to be released at any time during the period of three years following the Closing Date upon the occurrence of the following triggering events: (i) fifty percent (50%) of the Restricted Shares will be released to the Founder Group if the closing price of the shares of Target Hospitality’s common stock as reported on Nasdaq exceeds $12.50 per share for twenty (20) of any thirty (30) consecutive trading days and (ii) the remaining fifty percent (50%) of the Restricted Shares will be released to the Founder Group if the closing price of the shares of Target Hospitality’s common stock as reported on Nasdaq exceeds $15.00 per share for twenty (20) of any thirty (30) consecutive trading days, in each case subject to certain notice mechanics.

The Earnout Agreement is subject to termination upon: (i) mutual written consent of the parties; (ii) termination of the Signor Merger Agreement; or (iii) the earlier of the expiration of the time periods set forth therein and the depletion of all of the Restricted Shares from the escrow account.

The foregoing description of the Earnout Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Earnout Agreement, which is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

Escrow Agreement

On the Closing Date, pursuant to the terms and conditions of the Earnout Agreement described above, Target Hospitality, the Founder Group and Continental Stock Transfer & Trust Company, as escrow agent, entered into an escrow agreement (the “Escrow Agreement”) that provides for, among other things, holding the Restricted Shares in an escrow account until such time as the Restricted Shares are to be released by the escrow agent to the Founder Group upon the occurrence of certain triggering events as described above and as more specifically set forth in the Earnout Agreement. All voting rights and other shareholder rights with respect to the Restricted Shares shall be suspended until such Restricted Shares are released from the escrow account.

The Escrow Agreement will terminate on the earlier of the termination of the Earnout Agreement and five calendar days after all of the Restricted Shares have been released.

The foregoing description of the Escrow Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Escrow Agreement, which is attached hereto as Exhibit 10.3 and is incorporated herein by reference.

Amended and Restated Registration Rights Agreement

On the Closing Date, in connection with the closing of the Business Combination, Target Hospitality, the Arrow Seller, the Algeco Seller, and certain other parties named on the signature pages thereto, entered into an amended and restated registration rights agreement (the “Registration Rights Agreement”), that amends and restates that certain registration rights agreement, dated January 11, 2018 by and among Platinum Eagle and certain of its initial investors and provides such initial investors, the Arrow Seller and the Algeco Seller with certain demand, shelf and piggyback registration rights covering all shares of Target Hospitality common stock and warrants to purchase shares of Target Hospitality common stock owned by each holder, until such shares or warrants, as applicable, cease to be “Registrable Securities” as defined in the Registration Rights Agreement. The Registration Rights Agreement provides each of Arrow Seller, the Algeco Seller and certain of the initial investors (the “Initiating Holders”) the right to request an unlimited number of demands at any time following the Closing Date and customary shelf registration rights, subject to certain conditions. In addition, the agreement grants each of Arrow Seller, the Algeco Seller and the Initiating Holders piggyback registration rights with respect to registration statements filed subsequent to the Closing Date. Except for certain permitted transfers, none of the Arrow Seller, the Algeco Seller or any of their permitted transferees shall transfer any “Registrable Securities” beneficially owned by such holders until such date that is 180 days from the Closing Date.  In addition, except for the Restricted Shares held in escrow, as described above, all “Registrable Securities” held by the Founder Group may not be transferred until the earlier of (1) such date that is one year from the Closing Date and (2) such date in which the common stock of Target Hospitality as reported on Nasdaq exceeds $12.00 per share for at least twenty (20) out of thirty (30) trading days commencing not earlier than 150 days following the Closing Date. The Company is responsible for all Registration Expenses (as defined in the Registration Rights Agreement) in connection with any demand, shelf or piggyback registration by any of the Initiating Holders. The registration rights under the Registration Rights Agreement are subject to customary lock-up provisions.

The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Registration Rights Agreement, which is attached hereto as Exhibit 10.4 and is incorporated herein by reference.

Indemnification Agreements

On the Closing Date, the Company entered into indemnification agreements with each of its directors and executive officers. Each indemnification agreement provides for indemnification and advancements by the Company of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to the Company or, at our request, service to other entities, as officers or directors to the maximum extent permitted by applicable law.

The foregoing description of the indemnification agreements does not purport to be complete and is qualified in its entirety by the terms and conditions of the indemnification agreements, a form of which is attached hereto as Exhibit 10.6 and is incorporated herein by reference.

2019 Incentive Award Plan

Platinum Eagle’s board of directors approved the Target Hospitality Corp. 2019 Incentive Award Plan (the “Incentive

Plan”) on the Closing Date, and Platinum Eagle’s shareholders approved the Incentive Plan at the extraordinary general meeting of the shareholders of Platinum Eagle (the “Extraordinary General Meeting”) held on March  6, 2019.

A description of the Incentive Plan is included in the Proxy Statement/Prospectus for Extraordinary General Meeting of Platinum Eagle Acquisition Corp. (No. 333-228363), filed with the Securities and Exchange Commission (the “SEC”) on February 19, 2019 (the “Proxy”) by Platinum Eagle, under the heading “The Incentive Award Plan Proposal” beginning on page 124 and is incorporated herein by reference.

The foregoing description of the Incentive Plan does not purport to be complete and is qualified in its entirety by the full text of the Incentive Plan that is attached hereto as Exhibit 10.7 and is incorporated herein by reference.

Employment Agreement with James B. Archer

In connection with the Business Combination, Target entered into an employment agreement with Mr. Archer. The agreement provides for an initial employment term of 36 months, with automatic successive one year extensions after the end of the initial term, unless either party provides a non-renewal notice to the other party at least 120 days before the expiration of the initial term or the renewal term, as applicable. Mr. Archer’s agreement provides for an annual base salary of $600,000, which he may elect to receive in whole in the form of restricted stock units under the incentive place. Mr. Archer’s agreement provides for an annual cash performance bonus target of 133% of annual base salary and a long term incentive annual equity award with a target grant value of $1,000,000. For the 2019 fiscal year, Mr. Archer will receive an equity award under the Incentive Plan of $1,000,000 — of 50% time-vested options and 50% restricted stock vesting ratably over four years. Mr. Archer’s agreement also includes a 12 month non-competition and non-solicitation provision.

If Mr. Archer’s employment is terminated other than for cause or with good reason, he will be entitled to 12 months base salary plus a pro-rata bonus for the year of termination, based on actual performance plus accrued and unpaid benefits and health insurance continuation for the severance period. If Mr. Archer’s employment is terminated other than for cause or by Mr. Archer, within the first year of his first annual long term incentive grant of $1,000,000, 25% of the respective grant will vest. In the event of a change of control, if Mr. Archer is terminated other than for cause or by Mr. Archer for good reason within 12 months of such change of control, he will be entitled to 150% of his base salary and his target annual bonus, as well as a lump sum payment of the costs that would be incurred by him for continued health insurance coverage during the severance period, and vesting of any unvested time-based equity awards.

The foregoing description of the employment agreement with Mr. Archer does not purport to be complete and is qualified in its entirety by the terms and conditions of the employment agreement with Mr. Archer, which is attached hereto as Exhibit 10.8 and is incorporated herein by reference.

Employment Agreement with Andrew A. Aberdale

In connection with the Business Combination, Target entered into an employment agreement with Mr. Aberdale. The agreement provides for an initial employment term of 36 months, with automatic successive one year extensions after the end of the initial term, unless either party provides a non-renewal notice to the other party at least 120 days before the expiration of the initial term or the renewal term, as applicable. Mr. Aberdale’s agreement provides for an annual base salary of $400,000, which he may elect to receive in whole in the form of restricted stock units under the Incentive Plan. Mr. Aberdale’s agreement provides for an annual cash performance bonus target of 75% of annual base salary and a long term incentive annual equity award with a target grant value of $500,000. For the 2019 fiscal year, Mr. Aberdale will receive an equity award under the Incentive Plan of $500,000 — of 50% time-vested options and 50% restricted stock vesting ratably over four years. Mr. Aberdale’s agreement also includes a 12 month non-competition and non-solicitation provision.

If Mr. Aberdale’s employment is terminated other than for cause or good reason, he will be entitled to 12 months base salary plus a pro-rata bonus for the year of termination, based on actual performance plus accrued and unpaid benefits and health insurance continuation for the severance period. If Mr. Aberdale’s employment is terminated other than for cause, within the first year of his first annual long term incentive grant of $500,000, 25% of the respective grant will vest. In the event of a change of control, if Mr. Aberdale is terminated other than for cause or by Mr. Aberdale for good reason within 12 months of such change of control, he will be entitled to 100% of his base salary and his target annual bonus, as well as a lump sum payment of the costs that would be incurred by him for continued health insurance coverage during the severance period, and vesting of any unvested time-based equity awards.

The foregoing description of the employment agreement with Mr. Aberdale does not purport to be complete and is qualified in its entirety by the terms and conditions of the employment agreement with Mr. Aberdale, which is attached hereto as Exhibit 10.9 and is incorporated herein by reference.

Employment Agreement with Heidi D. Lewis

In connection with the Business Combination, Target entered into an employment agreement with Ms. Lewis for the position of Executive Vice President, General Counsel and Secretary. The agreement provides for an initial employment term of 36 months, with automatic successive one year extensions after the end of the initial term, unless either party provides a non-renewal notice to the other party at least 120 days before the expiration of the initial term or the renewal term, as applicable. The agreement provides for an annual base salary of $295,000, which, prior to the commencement of her second year of employment and each year thereafter, she may elect to receive in whole in the form of restricted stock units under the incentive plan. The agreement provides for an annual cash performance bonus target of 50% of annual base salary and a long term incentive annual equity award with a target grant value of $150,000. For the 2019 fiscal year, Ms. Lewis will receive an equity award under the incentive plan of $150,000—of 50% time-vested options and 50% restricted stock vesting ratably over four years. The agreement also includes a 12 month post-termination of employment non-solicitation provision.

If Ms. Lewis’s employment is terminated other than for cause or with good reason, she is entitled to 12 months base salary plus a pro-rata bonus for the year of termination, based on actual performance plus accrued and unpaid benefits and health insurance continuation for the severance period. If her employment is terminated other than for cause or by Ms. Lewis, within the first year of her first annual long term incentive grant of $150,000, 25% of the respective grant will vest. In the event of a change of control, if Ms. Lewis is terminated other than for cause or by Ms. Lewis for good reason within 12 months of such change of control, she will be entitled to 100% of her base salary and target annual bonus, as well as a lump sum payment of the costs that would be incurred by her for continued health insurance coverage during the severance period, and vesting of any unvested time-based equity awards.

The foregoing description of the employment agreement with Ms. Lewis does not purport to be complete and is qualified in its entirety by the terms and conditions of the employment agreement with Ms. Lewis, which is attached hereto as Exhibit 10.10 and is incorporated herein by reference.

Employment Agreement with Troy Schrenk

In connection with the Business Combination, Target entered into an employment agreement with Mr. Schrenk. The agreement provides for an initial employment term of 36 months, with automatic successive one year extensions after the end of the initial term, unless either party provides a non-renewal notice to the other party at least 120 days before the expiration of the initial term or the renewal term, as applicable. Mr. Schrenk’s agreement provides for an annual base salary of $200,000, which he may elect to receive in whole in the form of restricted stock units under the incentive place. Mr. Schrenk’s agreement provides for an annual cash performance bonus target of 75% of annual base salary and a long term incentive annual equity award with a target grant value of $200,000. For the 2019 fiscal year, Mr. Schrenk will receive an equity award under the Incentive Plan of $200,000 — of 50% time-vested options and 50% restricted stock vesting ratably over four years. Upon the occurrence of an initial public offering, Mr. Schrenk is entitled to certain additional benefits including a $500,000 one-time grant of 50% time-vested stock options and 50% restricted stock vesting ratably over 4 years at the closing of such offering. Mr. Schrenk’s agreement also includes a 12 month non-competition and non-solicitation provision.

If Mr. Schrenk’s employment is terminated other than for cause or good reason, he will be entitled to 12 months base salary plus a pro-rata bonus for the year of termination, based on actual performance plus accrued and unpaid benefits and health insurance continuation for the severance period. If Mr. Schrenk’s employment is terminated other than for cause, within the first year of either his initial public offering award of $500,000 or his first annual long term incentive grant of $200,000, 25% of the respective grant will vest. In the event of a change of control, if Mr. Schrenk is terminated other than for cause or by Mr. Schrenk with good reason within 12 months of such change of control, he will be entitled to 100% of his base salary and his target annual bonus, as well as a lump sum payment of the costs that would be incurred by him for continued health insurance coverage during the severance period, and vesting of any unvested time-based equity awards.

The foregoing description of the employment agreement with Mr. Schrenk does not purport to be complete and is qualified in its entirety by the terms and conditions of the employment agreement with Mr. Schrenk, which is attached hereto as Exhibit 10.11 and is incorporated herein by reference.

Item 2.01. Completion of Acquisition or Disposition of Assets.

The disclosure set forth in the “Introductory Note” above is incorporated into this Item 2.01 by reference. On March 6, 2019, the Business Combination was approved by the shareholders of Platinum Eagle at an Extraordinary General Meeting.

The Business Combination was completed on March 15, 2019.

Consideration to Platinum Eagle Shareholders and Warrant Holders in the Business Combination

Prior to the Business Combination, Platinum Eagle had two classes of shares: Class A ordinary shares and Class B ordinary shares. The Class B ordinary shares were held by the Founder Group. Prior to and in connection with the Business Combination, Platinum Eagle domesticated as a Delaware corporation and the Class A ordinary shares and Class B ordinary shares automatically converted, by operation of law, into shares of Delaware Class A common stock and shares of Delaware Class B common stock, respectively. In connection with the domestication, Platinum Eagle replaced its amended and restated memorandum and articles of association with an interim certificate of incorporation of Platinum Eagle Delaware (the “Interim Domestication Charter”). Thereafter, on the Closing Date, Platinum Eagle was renamed Target Hospitality Corp. and, each currently issued and outstanding share of Platinum Eagle Delaware Class B common stock automatically converted on a one-for-one basis (subject to adjustment pursuant to the Interim Domestication Charter), into shares of Platinum Eagle Delaware Class A common stock, in accordance with the terms of the Interim Domestication Charter. Immediately thereafter, each currently issued and outstanding share of Platinum Eagle Delaware Class A common stock automatically converted by operation of law, on a one-for-one basis, into shares of the common stock of Target Hospitality.

Consideration to the Sellers in the Business Combination

As discussed above, in accordance with the terms and subject to the conditions of the Merger Agreements, upon completion of the Business Combination on March 15, 2019, the Holdco Acquiror purchased from the Sellers all of the issued and outstanding equity interests of Target Parent and Signor Parent. The total amount payable by the Holdco Acquiror under the Merger Agreements was $1.311 billion, of which $563,136,727.81 was Cash Consideration, and the remaining $747,863,272.19 was paid to the Sellers in the form of 49,100,000 shares of common stock of Target Hospitality to the Arrow Seller and 25,686,327 shares of common stock of Target Hospitality to the Algeco Seller as Stock Consideration.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Current Report on Form 8-K includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for the post- combination business. Specifically, forward-looking statements may include statements relating to:

•                  operational, economic, political and regulatory risks;

•                  our ability to effectively compete in the specialty rental accommodations and hospitality services industry;

•                  effective management of our communities;

•                  natural disasters and other business disruptions;

•                  the effect of changes in state building codes on marketing our buildings;

•                  changes in demand within a number of key industry end-markets and geographic regions;

•                  our reliance on third party manufacturers and suppliers;

•                  failure to retain key personnel;

•                  increases in raw material and labor costs;

•                  the effect of impairment charges on our operating results;

•                  our inability to recognize deferred tax assets and tax loss carry forwards;

•                  our future operating results fluctuating, failing to match performance or to meet expectations;

•                  our exposure to various possible claims and the potential inadequacy of our insurance;

•                  unanticipated changes in our tax obligations;

•                  our obligations under various laws and regulations;

•                  the effect of litigation, judgments, orders or regulatory proceedings on our business;

•                  our ability to successfully acquire and integrate new operations;

•                  global or local economic movements;

•                  our ability to effectively manage our credit risk and collect on our accounts receivable;

•                  Target Hospitality’s ability to fulfill its public company obligations;

•                  any failure of our management information systems;

•                  our ability to meet our debt service requirements and obligations;

•                  risks related to Arrow Bidco’s obligations under the Notes; and

•                  other factors detailed under the section entitled “Risk Factors.”

These forward-looking statements are based on information available as of the date of this Current Report on Form 8-K and our management’s current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date. The Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

The information presented in the sections “Risk Factors,” “Target Parent and Signor Parent’s Combined Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Target Parent’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” Signor’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business” below relates to the businesses and operations of Target and Signor on a combined basis, the entities purchased in the Business Combination. Until the consummation of the Business Combination on the Closing Date, the Company was a special purpose acquisition company with no operations of our own. As a result, our ongoing business is the combined businesses of Target and Signor as detailed below. References in this section to “we,” “us,” “our,” “Target Hospitality,” and the “Company” refer to the combined businesses of Target and Signor and their consolidated subsidiaries.

BUSINESS

Our Company

Overview

Our company, Target Hospitality, is the largest vertically integrated specialty rental and hospitality services company in the United States. We own an extensive network of geographically relocatable specialty rental accommodation units with approximately 12,000 beds across 20 sites. The majority of our revenues are generated under multi-year “take-or-pay” contracts which provide visibility to future earnings and cash flows. We believe our customers enter into contracts with us because of our differentiated scale and ability to deliver premier accommodations and in-house culinary and hospitality services across many key geographies in which they operate. Our specialty rental services, which include accommodations and ancillary services such as housekeeping and security, comprised 64% of our pro forma revenue for the year ended December 31, 2018. Our catering and other offerings provided the remaining 36% of pro forma revenue for the year ended December 31, 2018. For the year ended December 31, 2018, we generated pro forma revenues of $301.8 million.

Our company is comprised of two leading businesses in the sector, Target and Signor. Signor was founded in 1990, and Target, though initially founded in 1978, began operating as a specialty rental and hospitality services company in 2006. Our company operates across the U.S. and serves some of the country’s highest producing oil and gas basins. We also own and operate the largest family residential center in the U.S., serving asylum-seeking women and children. Using the “Design, Develop, Build, Own, Operate, and Maintain” (“DDBOOM”) business model, Target Hospitality provides comprehensive turnkey solutions to customers’ unique needs, from the initial planning stages through the full cycle of development and ongoing operations. We provide cost-effective and customized specialty rental accommodations, culinary services and hospitality solutions, including site design, construction, operations, security, housekeeping, catering, concierge services and health and recreation facilities. We deliver end-to-end essential facilities and hospitality services across several end markets in the U.S. and are known for high quality accommodations and vertically integrated hospitality services.

We operate in key oil producing regions in the U.S., which are some of the most active regions in the world. We have established a leadership position in providing a fully integrated service offering to our large customer base, which is comprised of major and independent oil producers, oilfield service companies, midstream companies, refineries, government and government service providers. Our company is built on the foundation of the following core values: safety, care, excellence, integrity and collaboration.

(1)                                 Midstream pipeline lodges are customer-owned but operated by Target Hospitality and are excluded from our total lodge count.

Business Model

Our DDBOOM model allows our customers to focus their efforts and resources on their core businesses. This makes us an integral part of the planning and execution phases for all customers.

We provide a safe, comfortable, and healthy environment to our guests, employees and workers across the U.S. and anywhere our customers need our facilities and services. Under our “Target 12” service model, we provide benefits to our customers, delivering high quality food, rest, connection, wellness, community, and hospitality, which optimizes our customers’ engagement, performance, safety, loyalty, and productivity during work hours.

This facility and service model is provided directly by our employees, who deliver the essential services 24 hours per day for 365 days a year. We provide all of the hospitality services at our sites, and as a result, we believe we deliver more consistent and high-quality hospitality services at each community compared to our peers. Our company and employees are driven by our primary objective of helping our customers reach their full potential every day. Our professionally trained hospitality staff has the unique opportunity to live with our customers as most of our employees live on location at the communities where our customers reside. This allows our employees to develop powerful customer empathy, so we are better able to deliver consistent service quality and care through the Target 12 platform each day. Our employees are focused on “the other 12 hours”—the time our customers and their employees are not working—making sure we deliver a well fed, well rested, happier, loyal, safer and more productive employee every day. What we provide our customers “off the clock” optimizes their performance when they are “on the clock.” The investment our customers make in their employees “the other 12 hours” is an essential part of their strategy and overall business and operations execution plan.

Using our expansive community network, DDBOOM and Target 12 models, we provide specialty rental accommodations and hospitality services that span the lifecycle of our oil and gas customers’ projects. Our services cover the entire value chain of oil and gas projects, from the initial stages of exploration, resource delineation and drilling to the long-term production, pipeline transportation and final processing. Customers typically require accommodations and hospitality services at the onset of their projects as they assess the resource potential and determine how they will develop the resource. Our temporary accommodation assets are well-suited to support this exploratory stage where customers begin to execute their development and construction plans. As the resource development begins, we can serve customers’ needs with our specialty rental accommodation assets, and we are able to scale our facility size to meet customers’ growing needs. By providing infrastructure early in the project lifecycle, we are well-positioned to continue serving our customers throughout the full cycle of their projects, which can typically last for several decades.

Our integrated model provides value to our customers by reducing project timing and counterparty risks associated with projects. More broadly, our accommodations networks, combined with our integrated value-added hospitality and facilities services creates value for our customers by optimizing our customers’ engagement, performance, safety, loyalty, productivity, preparedness and profitability.

Summary of Value Added Services

We take great pride in the premium customer experience we offer across our range of community and hospitality services offerings. All of Target’s communities include in-house culinary and hospitality services. Our well-trained culinary and catering professionals serve more than 13,000,000 meals each year with fresh ingredients and many of our meals are made from scratch. Historically, over two-thirds of Signor’s legacy communities included culinary, hospitality and facilities management services, which were provided by a third party. Going forward, we plan to self-perform these services, which will provide us with greater control over service quality as well as incremental revenue and profit potential. Our communities are designed to promote rest and quality of life for our customers’ workforces and include amenities such as:

Summary of Amenities:

Facilities:	Services:
• New Innovative Modular Design	• Media Lounges & WIFI Throughout
• Single Occupancy Design	• Individual Xbox/PSII Pods
• Swimming Pool, Volleyball, Basketball	• Flat-Screen TVs in Each Room
• Commercial Kitchens	• 40+ Premium TV Channel Line-up
• Fast Food Lounges	• Personal Laundry Service
• Full & Self Service Dining Areas	• Individually Controlled HVAC
• TV Sports/Entertainment Lounges	• Hotel Access Onity Lock Systems
• Training/Conference Rooms	• 24 Hour No-Limit Dining
• Core Passive Recreation Areas	• Free DVD Rentals
• Active Fitness Centers	• Self Dispensing Free Laundry
• Lodge Reception Areas	• Commercial Laundry
• Locker/Storage/Boot-up Areas	• Transportation to Project Site
• Parking Areas	• 24 Hour Gated & Guarded Security

Facilities:	Services:
• Waste Water Treatment Facility	• Daily Cleaning & Custodial Service
• On-Site Commissary	• Professional Uniformed Staff

Our hospitality services and programming are designed to promote safety, security and rest, which in turn promote greater on-the-job productivity for our customers’ workforces. All of our communities strictly adhere to our community code of conduct, which prohibits alcohol, drugs, firearms, co-habitation and guests. We work closely with our customers to ensure that our communities are an extension of the safe environment and culture they aim to provide to their employees while they are on a project location. Our customer code of conduct is adopted by each corporate customer and enforced in conjunction with our customers through their documented health, safety and environmental policies, standards and customer management. We recognize that safety and security extends beyond the customers’ jobsite hours and is a 24-hour responsibility which requires 24-hour services by Target Hospitality and close collaboration with our customer partners.

History and Development

Target Hospitality’s legacy businesses of Signor and Target have grown and developed since they were created. The chart below sets out certain key milestones for each business.

1978-2010	2010-Present

•                  1978: Target Logistics was founded

•                  1990: Signor Farm and Ranch Real Estate was founded

•                  Target awarded contracts for logistics services for Olympics in 1984 (Sarajevo), 1992 (Barcelona), 1996 (Atlanta), 2000 (Sydney), 2002 (Salt Lake City), 2004 (Athens), 2006 (Turin) and 2010 (Vancouver)

•                  The Vancouver project consisted of a 1,600 bed facility, a portion of which was subsequently transferred to North Dakota and remains in use today

•                  2005: Target operated 1,100-bed cruise ship anchored in the Gulf of Mexico to support relief efforts during aftermath of Hurricane Katrina

•                  In addition, built and managed 700-person modular camp in New Orleans with running water, electricity and on-site kitchen services

•                  2007: Target hired by Freeport-McMoRan to build and operate 425-bed facility in Morenci, AZ in support of copper mining operations (re-opening 10/2012)

•                  2008: Target provided catering/food services for 600 personnel in support of relief operations in aftermath of Hurricane Ike

•                  2009: Target provided housing and logistics services for 1,500 workers during a refurbishment of a refinery in St. Croix

•                  2009: Signor Lodging was formed

•                  2010: Target opened Williston Lodge, Muddy River, Tioga and Stanley Cabins in western North Dakota

•                  2011: Target expanded capacity in Williston, Stanley and Tioga with long-term customers Halliburton, Hess, ONEOK, Schlumberger, Superior Well Service, Key Energy Services and others

•                  2011: Signor Lodge opened in Midland, TX (84 rooms)

•                  2011: Signor Barnhart Lodge opened in Barnhart, TX (160 beds)

•                  2012: Target developed additional North Dakota facilities in Dunn County (Q1), Judson Lodge(Q3), Williams County (Q3) and Watford City (Q4)

•                  2012: Target expanded service into Texas with the opening of Pecos Lodge (90 beds) (Permian basin) in Q4

•                  2013: Target awarded TCPL Keystone KXL pipeline project to house and feed over 6,000 workers

•                  2013: Algeco Scotsman acquired Target Logistics in Q1

•                  2014: Target awarded lodge contract for new 200-bed community in the Permian

•                  2014: Target awarded contract and built 2,400-bed STRFC for U.S. federal government

•                  2015: Opened new community in Mentone, TX (Permian basin) in Q4 for Anadarko Petroleum Company

•                  2016: Signor expanded Midland Lodge several phased expansions 1,000 beds

•                  2016: Signor Kermit Lodge opens with 84 rooms

•                  2017: Signor opened Oria Lodge with 208 rooms

•                  2017: Target expanded Permian network with the expansion of both Wolf Lodge and Pecos Lodge (Permian basin) in Q2

•                  2017: Target expanded presence in New Mexico (Permian basin) and West Texas with the acquisition of 1,000-room Iron Horse Ranch in Q3

1978-2010	2010-Present

•                  2017: Signor opened El Reno Lodge with 345 rooms

•                  2017: Target expanded Permian presence with 280-room Blackgold Lodge in Q3

•                  2018: Target Logistics rebranded as Target Lodging in March 2018

•                  2018: Target opened new 600-room community in Mentone-Permian basin

•                  2018: Target added approximately 1,600 rooms across Permian basin network

•                  2018: Target expanded community network in Permian and Anadarko basins through Acquisition of Signor, adding 7 locations and approximately 4,500 beds to the network

•                  2019: Target announced new 400-bed community in the Permian basin

Industry Overview

We are one of the few vertically integrated specialty rental accommodations and hospitality services providers that service the entire value chain from site identification to long-term community development and facilities management. Our industry divides specialty rental accommodations into three primary types: communities, temporary worker lodges and mobile assets. We are principally focused on communities across several end markets, including oil and gas, energy infrastructure and government.

Communities typically contain a larger number of rooms and require more time and capital to develop. These facilities typically have commercial kitchens, dining areas, conference rooms, medical and dental services, recreational facilities, media lounges and landscaped grounds where climate permits. All of our communities are built and underpinned by multi-year take-or-pay contracts which often include exclusivity provisions. These facilities are designed to serve the long-term needs of customers regardless of the end markets they serve. All of our communities provide fully-integrated and value-added hospitality services, including but not limited to: catering and food services, housekeeping, recreation facilities, laundry services and facilities management, as well as water and wastewater treatment, power generation, communications and personnel logistics where required. In contrast, temporary lodges are usually smaller in number of rooms and generally do not include hospitality, catering, facilities services or other value-added on-site services and typically serve customers on a spot or short-term basis without long-term take-or-pay contracts. These temporary facilities are “open” for any customer who needs lodging services. Finally, mobile assets, or rig housing, are designed to follow customers’ activities and are generally used for drilling rig operators. They are often used to support conventional drilling crews and are contracted on a project-by-project, well-by-well or short-term basis.

Our specialty rental accommodations and hospitality services deliver the essential services and accommodations when and where there is a lack of sufficient accessible or cost-effective housing, infrastructure or local labor. Many of the geographic areas near the southern U.S. border lack sufficient temporary housing and infrastructure for asylum-seeking immigrants or may require additional infrastructure in the future. In the U.S. oil and gas sector, many of the largest unconventional and hydrocarbon reservoirs are in remote and expansive geographic locations, like the Permian and Bakken where limited infrastructure exists. Our industry supports the development of these natural resources by providing lodging, catering and food services, housekeeping, recreation facilities, laundry services and facilities management, as well as water and wastewater treatment, power generation, communications and personnel logistics where required. Our communities and integrated hospitality services allow our customers to outsource their accommodations needs to a single provider, optimizing employee morale, productivity, safety, and loyalty while focusing their investment on their core businesses and long term planning.

With our focus on large-scale community networks, large-scale stand-alone communities and hospitality services, our business model is a balanced combination of specialty rental assets and facilities services and is most similar to specialty rental companies like William Scotsman and Mobile Mini, and facilities services companies such as Aramark, Sodexo or Compass Group, and developers of lodging properties who are also owners or operators, such as Hyatt Hotels Corporation or Marriott International, Inc.

The U.S. specialty rental accommodations industry is segmented into competitors that serve components of the overall value chain, with very few integrated providers.

In the government sector, the GEO Group, Inc. is a fully integrated provider of immigration family residential centers. The family residential centers we own, operate, or manage, as well as those facilities we own but are managed by other operators, are subject to competition for residents from other private operators. We compete primarily on siting, cost, the quality and range of services offered, our experience in the design, construction, and management of facilities, and our reputation. We compete with government agencies that are responsible for correctional, detention and residential facilities and a number of companies, including, but not limited to, the GEO Group, Inc. and Management and Training Corporation. Government sector demand for facilities is affected by a number of factors, including the demand for beds, general economic conditions and the size of the immigration-seeking population.

In the U.S. oil and gas sector, Cotton Holdings and Civeo are the only other integrated accommodations and facilities services providers and make up less than 10% of the total U.S. integrated rental accommodations market, while private companies such as Aries and Permian Lodging primarily provide lodging only or offer optional catering services through a third-party catering company and also make up less than 10% of the market. Two public manufacturing and/or leasing firms also participate in the U.S. market—ATCO and Black Diamond. Those companies will primarily own and lease the units to customers, facility service companies or integrated providers. Facility service companies, such as Aramark, Sodexo and Compass Group manage third-party facilities, but do not invest in, or own, the accommodations assets.

Demand for accommodations and related services within our oil and gas end market is influenced by four primary factors: (i) available infrastructure, (ii) competition, (iii) workforce requirements, and (iv) commodity prices. Current commodity prices, and our customers’ expectations for future commodity prices as well as larger infrastructure requirements, influence customers’ spending on current productive assets, maintenance on current assets, expansion of existing assets and development of greenfield, brownfield or new assets. In addition to commodity prices, different types of customer activity require varying workforce sizes, influencing the demand for accommodations. Also, competing locations and services influence demand for our assets and services.

Demand within our government end market is primarily influenced by immigration, including the ongoing need to accommodate asylum seekers as well as federal governmental policy and budgets. Continued increases in asylum seeking activity may influence government spending on infrastructure in immigration-impacted regions and consequentially demand for accommodations and related services.

Another factor that influences demand for our rooms and services is the type of customer we are supporting. Generally, oil producer customers require larger workforces during construction and expansionary periods and therefore have a higher demand for accommodations. Due to the contiguous nature of their land positions, a “hub and spoke” model is utilized for producers. Oilfield service companies also require larger and more mobile workforces which, in many cases, consist of employees sourced from outside of the work areas. These employees, described as rotational workers, permanently reside in another region or state and commute to the Permian or Bakken on a rotational basis (often, two weeks on and one week off). Rotational workers are also sometimes described as a fly-in-fly-out (“FIFO”) or drive-in-drive-out (“DIDO”) commuter work force.

In addition, proximity to customer activities influences occupancy and demand. We have built, own and operate the two largest specialty rental and hospitality services networks available to oil and gas customers operating in the Permian and Bakken. These networks allow our customers to utilize one provider across a large and expansive geographic area. Our broad network often results in us having communities that are the closest to our customers’ job sites, which reduces commute times and costs, and improves the overall safety of our customers’ workforce. Generally, if a community is within a one hour drive of a customer’s work location, our contractual exclusivity provisions with our customers require the customers to have their crews lodge at one of our communities. Our communities provide customers with cost efficiencies, as they are able to jointly use our communities and related infrastructure (power, water, sewer and IT) services alongside other customers operating in the same vicinity.

Demand for our services is dependent upon activity levels, particularly our customers’ capital spending on exploration for, development, production and transportation of oil and natural gas and government immigration housing programs. Our customers’ spending plans generally are based on their view of commodity supply and demand dynamics, as well as the outlook for near-term and long-term commodity prices and annual government appropriations. Our current oil and gas footprint is strategically concentrated in the Permian, the largest basin in the world with approximately 140 billion barrels of oil equivalent (“bboe”) of recoverable oil while producing approximately 3.5 million barrels of oil equivalent (“mboe”) per day. The Permian stretches across the southeast corner of New Mexico and through a large swath of land in western Texas, encompassing hundreds of thousands of square miles and dozens of counties.

The Permian has experienced elevated drilling activity as the result of improved technologies that have driven down the cost of production. Additionally, the Permian is the lowest cost basin within the U.S., with a breakeven price below $40/bbl and multi-year drilling inventory economic at sub-$35 per barrel WTI prices in many areas, allowing operators focused in the Permian to continue drilling economic wells even at low commodity price levels. Technological improvements in recent years and the extensive oil and gas reserves support sustained activity in the Permian for the foreseeable future.

Business Strengths & Strategies

Strengths

•                  Market Leader in Strategically Located Geographies.  We are the nation’s largest provider of turnkey specialty rental units with premium catering and hospitality services including 20 strategically located communities with approximately 12,000 beds primarily in the highest demand regions of the Permian and Bakken. Utilizing our large network of communities with the most bed capacity, particularly within the Permian and Bakken, we believe we are the only provider with the scale and regional density to serve all of our customers’ needs in these key basins. Additionally, our network and relocatable facility assets allow us to transfer the rental fleet to locations that meet our customer service needs. We leverage our scale and experience to deliver a comprehensive service offering of vertically integrated accommodations and hospitality services. Our complete end-to-end accommodations solution, including our premium amenities and experience, provides our customers with a compelling and unmatched value proposition.

(1)                                 Midstream pipeline lodges are customer-owned but operated by Target Hospitality and are excluded from our total lodge count.

•                  Long-Standing Relationships with Diversified Blue-Chip Customers.  We have long standing relationships with our diversified base of over 300 customers, which includes some of the largest blue-chip, investment grade oil and gas and integrated energy infrastructure companies in the U.S. We serve the full energy value chain, with customers spanning across the upstream, midstream, downstream and service sectors. We believe we have also established strong relationships in our U.S. government end market with our contract partner and the federal agency we serve. We initially won this large government contract in 2014 based upon our differentiated ability to develop and open the large facility on an accelerated timeline. This contract has already been renewed and extended once, demonstrating our successful execution and customer satisfaction. The relationships we have established over the past decade have been built on trust and credibility given our track record of performance and delivering value to our customers by providing a broad range of hospitality service offerings within a community atmosphere. Target’s customers’ desire and willingness to enter into multi-year “take-or-pay” contracts, and to renew them at a historical rate greater than 90%, demonstrates the strength of these long-standing relationships

•                  Multi-year Contracts and Exclusivity Produce Highly Visible, Recurring Revenue.  The vast majority of our revenues are generated under multi-year contracts. Of those contracts, 93% contain take-or-pay clauses, pursuant to which our revenue generation is guaranteed regardless of utilization levels. Further, 95% of these take-or-pay contracts contain exclusivity provisions under which our customers agree to exclusively use our communities for all of their needs within the geographies we serve. Of our contracts that are not take-or-pay, approximately 83% have exclusivity. The weighted average term of our contracts is approximately 42 months and Target has maintained a contract renewal rate of at least 90% over the last six years. Many of our customers secure minimum capacity commitments with us to ensure sufficient accommodations and hospitality services are in place to properly care for their large workforces. Our multi-year take-or-pay customer agreements provide us with contracted recurring revenue and high visibility to future financial performance.

•                  Proven Performance and Resiliency Through the Cycle.  Our business model is well insulated from economic and commodity cycles, as evidenced by our ability to increase revenue and EBITDA despite a significant and prolonged decline in oil and related commodity prices in recent years. In addition, in the fourth quarter of 2018, we secured contract renewals and extensions with four large oil and gas customers despite a greater than 35% decline in the spot price of oil (WTI) during the period. Our multi-year, take-or-pay contracts with blue-chip customers support stable performance through commodity and economic cycles. Further, we are able to efficiently move our rental assets and redeploy them, as warranted by customer demand. Our prior planning and strategic focus on the Permian further supports consistent performance as the region’s oil production continues to grow. The Permian is one of the largest basins in the world with high levels of sustained production expected to continue, further supported by the structural decline in breakeven prices in the region.

•                  Long-lived Assets Requiring Minimal Maintenance Capital Expenditures.  Our long-lived specialty rental assets support robust cash flow generation. Our rental assets have an average life in excess of 20 years, and we typically recover our initial investment within the first contract, with a payback period of less than three years. We incur minimal maintenance capital expenditures, as cleaning and routine maintenance costs are included in day-to-day operating costs and recovered through the average daily rates that we charge our customers. This continual care of our assets supports extended asset lives and the ongoing ability to operate with only nominal maintenance capital expenditures. The investment profile of our rental assets underpins our industry leading unit economics, including internal rates of return on our fleet investments in excess of 35% based illustratively on a 500 bed community, requiring $25 million of total capital expenditures, an average daily rate of $95 per room per night and cost of goods sold of $35 per room per night. Our contract discipline underpins our investment decision making and spending on any new growth investments. We do not invest capital unless we can meet our internal returns thresholds. Due to the high revenue visibility from long-term contracts, we are poised to generate robust and stable cash flows driven by historical strategic growth investments and minimal future maintenance capital expenditure requirements.

Strategies

We believe that we can further develop our business by, among other things:

•                  Maintaining and Expanding Existing Customer Relationships.  Ensuring we have and continue to have excellent relationships with our customers is very important to us. We work to fill existing bed capacity within our communities, while optimizing our inventory for existing customer expansion and for new customers. Keeping this balance provides us with flexibility and a competitive advantage when pursuing new contract opportunities. We optimize our capacity, inventory and customers’ usage through data analytics, customer collaboration and forecasting demand. With the scale of our accommodations network, many of our customers are commercially exclusive to Target Hospitality as their primary and preferred provider of accommodations and hospitality throughout the U.S. or for a designated geographic area.

•                  Enhancing Contract Scope and Terms.  A primary strategic focus for us is to enhance the scope and terms of our customer contracts. We intend to continue our historical track record of renewing and extending these contracts at favorable commercial and economic terms, while also providing additional value added services to our customers. A key near term priority is to add our vertically integrated suite of services, including catering, to the many legacy Signor contracts that included only accommodations. Replacing legacy third party providers allows us greater control over service quality and delivery and offers substantial incremental revenue potential. Additionally, we believe we have capacity to increase revenue within our existing communities without new growth capital expenditures through increased utilization rates and modest price increases over time.

•                  Disciplined Growth Capital Expenditures to Increase Capacity.  We selectively pursue opportunities to expand existing communities and develop new communities to satisfy customer demand. We employ rigorous discipline to our capital expenditures to grow our business. Our investment strategy is to only deploy new capital with visibility—typically a contract—to revenue and returns to meet our internal return hurdles. We target payback on initial investment within three years. Due to the lower cost per bed, returns on investment are higher for the expansion of existing facilities.

•                  Growing and Pursuing New Customer/Contract Opportunities.  We continually seek additional opportunities to lease our facilities to government, energy and natural resources, manufacturing, and other third-party owners or operators in need of specialty rental accommodation assets and integrated hospitality services. We have a proven track record of success in executing our DDBOOM specialty rental and facilities management model across several end markets for ongoing needs as well as major projects that have finite project life cycle durations. While special projects do not constitute a large portion of our business, it is typical for us to secure some special projects that can last anywhere from 1-5 years (or more). We have designated sales-related resources that focus on special finite life cycle projects and maintain a dynamic business pipeline which includes but is not limited to special projects across end markets.

•                  Expansion Through Acquisitions.  We selectively pursue acquisitions and business combinations related to specialty rental accommodations and hospitality services in the markets we currently serve as well as those we do not. Leveraging our core competencies related to facilities management, culinary services, catering and site services, we can further scale this segment of our business and replicate it in other geographies and end markets. We continue to assess targeted acquisitions and business combinations that would be accretive to the Company.

Sales and Marketing

Target has a tenured in-house sales and marketing team that is responsible for acquiring new customers and managing the relationships of our existing customers across the U.S. Our sales approach is based on a consultative-empathy based value creation model. Our professionally trained sales organization is relentlessly focused on providing solutions to our customers’ challenges which has resulted in higher customer satisfaction and loyalty.

Business Operations

Target Hospitality provides specialty rental and hospitality services, temporary specialty rental and hospitality services solutions and facilities management services across the U.S. The company’s primary customers are investment grade oil, gas and energy companies, other workforce accommodation providers operating in the Permian and Bakken regions, and government contractors. The company’s specialty rental and hospitality services and management services are highly customizable and are tailored to each customer’s needs and requirements. Target Hospitality is also an approved general services administration (“GSA”) contract holder and offers a comprehensive range of housing, deployment, operations and management services through its GSA professional services schedule agreement. The GSA contract allows U.S. federal agencies to acquire our products and services directly from Target Hospitality which expedites the commercial procurement process often required by government agencies.

Target Hospitality operates its business in three key end markets: (i) government (“Government”), which includes the facilities, services and operations of its family residential center and the related support communities in Dilley, Texas (the “South Texas Family Residential Center”) provided under its lease and services agreement with CoreCivic; (ii) the Permian basin (the “Permian”), which includes the facilities and operations in the Permian region and the 14 communities located across Texas, New Mexico and (iii) the Bakken basin (the “Bakken”), which includes facilities and operations in the Bakken basin region and four communities in North Dakota.

The map below shows the company’s primary community locations in the Permian and the Bakken (including the Company’s one location in the Anadarko).

(1)                                 Expected opening during the first half of 2019.

(2)                                 Expected opening during the second half of 2019.

(3)                                 Idled since November 2018.

The table below presents the Company’s lodges in the oil and gas end market.

Location	Company	Lodge Name	Location	Status	Number of Beds
Permian	Target	Odessa East	Odessa, TX	Own/Operate	280
Permian	Target	Odessa West	Odessa, TX	Own/Operate	805
Permian	Target	Mentone	Mentone, TX	Own/Operate	530
Permian	Target	Pecos South	Pecos, TX	Own/Operate	785
Permian	Target	Skillman	Mentone, TX	Own/Operate	600
Permian	Target	Carlsbad	Carlsbad, NM	Own/Operate	606
Permian	Target	Carlsbad Lodge West(1)	Carlsbad, NM	Own/Operate	400
Permian	Target	Orla North	Orla, TX	Operate Only	155
Permian	Target	Orla South	Orla, TX	Operate Only	240
Permian	Signor	Barnhart	Barnhart, TX	Own/Operate	192
Permian	Signor	FTSI(2)	Odessa, TX	Own/Operate	212
Permian	Signor	Jal	Jal, NM	Own/Operate	626
Permian	Signor	Kermit	Kermit, TX	Own/Operate	126
Permian	Signor	Midland	Midland, TX	Own/Operate	1,521
Permian	Signor	Delaware	Orla, TX	Own/Operate	465
Permian	Signor	Pecos North	Pecos, TX	Own/Operate	982
Bakken	Target	Dunn(3)	Dickinson, ND	Own/Operate	596
Bakken	Target	Stanley	Stanley, ND	Own/Operate	338
Bakken	Target	Watford	Watford City, ND	Own/Operate	334
Bakken	Target	Williams	Williston, ND	Own/Operate	300
Bakken	Target	Judson	Williston, ND	Own/Operate	105
Anadarko	Signor	El Reno	El Reno, OK	Own/Operate	458
Total Number of Beds (U.S. oil and gas only)					10,060	(4)

(1)                                 Expected opening during the second half of 2019.

(2)                                 Expected opening during the first half of 2019.

(3)                                 Idled since November 2018.

(4)                                 Total bed count does not include Dunn.

Government

Historically, the Government segment has included, but is not limited to, two primary end markets which make up approximately 22% of our pro forma revenue for the year ended December 31, 2018:

•                  Residential Facilities.  Residential facilities, including the South Texas Family Residential Center (discussed below), provide space and residential services in an open and safe environment to adult females with children who are seeking asylum and are awaiting the outcome of immigration hearings or the return to their countries of origin. Residential facilities offer services including, but not limited to, educational programs, medical care, recreational activities, counseling, and access to religious and legal services.

•                  Community Corrections.  Community corrections/residential reentry facilities offer housing and programs to offenders who are serving the last portion of their sentence or who have been assigned to the facility in lieu of a jail or prison sentence, with a key focus on employment, job readiness, and life skills.

Target Hospitality built and currently leases and operates the South Texas Family Residential Center through a sub-lease and services agreement with CoreCivic, a government solutions company which provides correctional and detention management services. The company owns and operates the facility by providing on-site services including catering, culinary, management, janitorial and light maintenance. The South Texas Family Residential Center includes 524,000 square feet of building space including residential housing units with 2,400 beds, as well as classrooms, a library, chapels, an infirmary with full medical, dental, pharmaceutical and x-ray capabilities, a dining hall, offices and an industrial laundry center.

We look forward to expanding the products and services of our Government segment through our GSA designations, specifically our designation to maintain the professional services schedule (“PSS”) for logistics service solutions, which are designed to assist federal agencies in procuring comprehensive logistics solutions, including planning, consulting, management, and operational support when deploying supplies, equipment, materials and associated personnel. GSA’s PSS is a multiple award schedule (“MAS”) contract for innovative solutions, offered to federal, state and local governments, for their professional services needs. Having a PSS signifies that we have been vetted as a responsible supplier, our pricing has been determined to be fair and reasonable and we are in compliance with all applicable laws and regulations. PSS is one of the GSA’s schedule contracts, which are indefinite delivery, indefinite quantity (“IDIQ”), long-term contracts under the GSA MAS program. GSA schedule contracts were developed to assist federal employees in purchasing products and services and they contain pre-negotiated prices, delivery terms, warranties, and other terms and conditions which streamline the buying process.

The Government segment generated 22% or $66.7 million of the company’s pro forma revenue for the year ended December 31, 2018.

Permian

The Permian is one of the oldest producing basins in the world, with production dating back to the early 1900s. It stretches across the southeast corner of New Mexico and a large swath of western Texas, encompassing hundreds of thousands of square miles and dozens of counties. The growth story comes from both unconventional and conventional drilling techniques into stacked reservoirs including the Wolf camp, Bone Springs, Trend Area (Spraberry area) Spraberry reservoirs. The basin consists of multiple sub-basins; the most targeted are the Delaware and Midlands Basins. Until the oil price decline in 2014, over 200 vertical rigs (most of all vertical rigs in the U.S.) were operating in the Permian using traditional drilling methods to vertically target and frac into multiple stacked pay zones, primarily in the Midland Basin’s Trend Area and Spraberry reservoirs. Horizontal production from the Delaware basin began in earnest in 2014, primarily in New Mexico. Horizontal drilling in the Texas portion of the Permian followed shortly thereafter with horizontal drilling in the Spraberry and Trend area reservoirs, which were traditionally vertical targets.

The Permian market is the most prolific shale basin in the U.S. with an estimated 140 billion barrels of oil equivalent (bboe) of recoverable oil while producing approximately 3.5 one million barrels of oil equivalent (mboe) per day. This century-old oil basin has attracted investment from large and small companies for many decades. However, it took years of vertical drilling and multi-stage fracking of vertical wells (and simultaneous development of horizontal drilling and fracking outside of the Permian) to learn enough about the stacked pay potential in order to drill it horizontally. The high level of vertical before 2014 evidences the recent realization of the Permian’s potential—due in large part to its scale and geologic complexity.

While understanding great potential in the Permian, Target entered the market in 2012, ahead of many of our competitors. We started in the Permian with an 80-bed community in Pecos, TX.

As of December 31, 2018, Target has two locations and over 1,700 beds in the Pecos area of the Permian alone, which is located in the Delaware basin area. With 14 communities and approximately 7,913 beds across the Permian, we offer the largest network of turnkey specialty rental accommodations and hospitality services in the basin, with the next largest provider having 1,500 beds or less and only four locations.

The Permian segment generated 60% or $181.8 million of the company’s pro forma revenue for the year ended December 31, 2018.

The map below shows the company’s primary community locations in the Permian (including the Company’s one location in the Anadarko).

(1)                                 Expected opening during the first half of 2019.

Bakken

The Bakken was the first of the unconventional oil regions to develop in the U.S. The Bakken is one of the most prolific U.S. shale oil production formations to date. The basin spans territory in North Dakota, eastern Montana, and a small portion of northern South Dakota (in addition to portions in Saskatchewan and Manitoba in Canada). It is home to the Bakken and Three Forks reservoirs and is often referred to simply as the Bakken formation. North Dakota is home to most of the Bakken basin production and has been the strongest growth area for many U.S. independent oil companies.

It was an older, conventional oil play that had endured several cycles, but had never really taken off in earnest. It followed on the tails of the shale gas boom and the advent of unconventional technology, particularly horizontal drilling and hydraulic fracturing. Experimental horizontal drilling, without fracking, was being done in the Bakken in the 1990s.

The Bakken drew attention and capital investment because operators were looking to find shale oil the same way they found shale gas, cracking open tight rocks and extracting oil.

The geology in the Bakken was well known to geologists and was known for its vast reserves. It is a promising, clean and relatively simple geology in its structure. It is a large continuous oil accumulation with a simple Oreo cookie-like structure, a shale, sandstone, and then a shale.

In 2009, Target entered the Bakken market and built its first community in Williston, North Dakota for a large OFS company. The community was the first of its kind in the region and provided specialty rental and hospitality services for more than 150 remote rotational workers. As of December 31, 2018, Target Hospitality had four community locations and 1,077 rentable rooms serving the Bakken. We are the largest specialty rental and hospitality services provider in the region with approximately 60% of the market share with the next closest direct competitor having less than 10% of the market share.

The Bakken segment generated 9% or $25.8 million of the company’s pro forma revenue for the year ended December 31, 2018.

The map below shows the company’s primary community locations in the Bakken.

(1)              Idled since November 2018.

Other

In addition to the three segments above, the company: (i) has facilities and operations for one community in the Anadarko Basin of Oklahoma; (ii) provides catering and other services to communities and other workforce accommodation facilities for the oil, gas and mining industries not owned by Target Hospitality (“Facilities Management”); and (iii) provides ongoing preparatory work and plans for facilities and services to be provided in connection with the TransCanada pipeline project.

The company provides specialty rental and hospitality services including concierge, culinary, catering, maintenance, security, janitorial and related services at facilities owned by other companies. We currently provide Facilities Management, culinary and catering services and site services for two facilities located in the Permian for which we do not own the specialty rental accommodation assets.

Future Pipeline Services Plans

We are contracted with TransCanada Pipelines (“TCPL”) to construct, deliver, cater and manage all accommodations and hospitality services in conjunction with the planned construction of the Keystone XL pipeline project. Our contract with TCPL was executed in 2013 and is currently pending full contract release, subject to TCPL’s final investment decision and formal notice to proceed. Our contract with TCPL is terminable at will by TCPL with ten days prior written notice and, in the event of such termination we are entitled to certain cancellation and termination fees for work performed prior to cancellation. In October 2018, we received partial release for certain pre-work related to the project and have commenced a limited scope of work based on work orders issued by TCPL.

Since entering this agreement in 2013, we have dedicated significant resources to preparation for a timely, cost effective and sequential execution of the Keystone XL project. Our project teams have worked closely with TCPL in the entitlement process for each planned site, and our operations teams, including our project management and culinary and catering personnel, have developed plans for resource allocation and logistical coordination for providing hospitality services in the project community. Due to our lengthy planning and coordination efforts and our long-term collaboration with our supply partners, we believe we have developed plans that will deliver high-quality, cost-effective and consistent services throughout the TCPL project cycle.

If TCPL receives funding and we receive full contract release, we expect to construct 10 workforce housing communities for approximately 6,000 workers and serve over 5.6 million meals between 2019 and 2021 to support the construction of TCPL project. Pipeline construction is expected to start at Morgan, Montana, and travel through Montana and South Dakota, and is expected to join the existing Keystone pipelines at Steele City, Nebraska. The project is still pending a final investment decision by TCPL and, as a result, we cannot be certain that this project will commence in full on the expected timeline or at all.

Additionally, on November 8, 2018, a federal judge in the U.S. District Court for the District of Montana issued an order enjoining TCPL from engaging in any activity in furtherance of the construction or operation of Keystone XL and associated facilities. This ruling could adversely affect the timing and scope of work to be performed by the Company for TCPL in support of the Keystone XL project.

Customers and Competitors

Target Hospitality’s principal customers include investment grade oil and gas companies, energy infrastructure companies, and U.S. government and government contractors. For the year ended December 31, 2018, on a pro forma basis, our largest customers were CoreCivic and Halliburton, who accounted for approximately 22% and 8% of our revenues, respectively.

For the year ended December 31, 2018, on a pro forma basis, our top five customers accounted for approximately 49% of our revenue.

Our primary competitors in the U.S. for our oil and gas segments are Cotton Logistics, Permian Lodging, Aries, and Civeo for temporary accommodations in the U.S. shale basins. For hospitality services and facilities management, our three primary competitors are: Sodexo, Aramark and Compass.

Our primary competitors in the Government segment are The GEO group and Management and Training Corporation (“MTC”).

The Company’s Community and Services Contracts

For the year ended December 31, 2018, revenue related to the Permian and Bakken regions represented 60% and 9% of our pro forma revenue, respectively, revenue related to our Government segment represented 22% of our pro forma revenue, and all other revenue represented less than 9% of our pro forma revenue.

Lease and Services Agreements

The company’s operations in the Permian and Bakken regions are primarily conducted through take-or-pay contractual arrangements with its customers. For certain of the company’s largest customers, it uses network lease and services agreements (“NLSAs”) which cover the customer’s full enterprise and are exclusive agreements with set terms and rates for all geographic regions in which the company operates. The NLSAs obligate the customers to use the company’s facilities and services across the U.S. The company’s NLSAs have an average set term of two to three years. Certain other customers are subject to lease and services agreements (“LSAs”) which are more limited in geographic scope and cover only specified areas with the same structural commercial terms as the NLSAs. The LSAs have terms that range from six to thirty six months and generally do not have termination provisions in favor of the customer.

The company also has master services agreements (“MSAs”) with certain customers which are typically exclusive arrangements without the take-or-pay component of the NLSAs and LSAs and no minimum contractual liability for the customer.

CoreCivic

The company operates the South Texas Family Residential Center pursuant to a contractual arrangement with CoreCivic (the “CoreCivic Contract”). The CoreCivic Contract provides for the company’s sublease and ongoing operation of the South Texas Family Residential Center through September 2021. This facility, located in Dilley, Texas, is the largest family residential center in the U.S. and was built by the company in 2015. This facility has approximately 524,000 square feet of facilities on an 85-acre site. Target Hospitality leases the facilities to CoreCivic and provides onsite managed services including catering, culinary, facilities management, maintenance, and janitorial services of the common area facilities only.

The CoreCivic Contract depends on the U.S. government and its funding. Any impasse or delay in reaching a federal budget agreement, debt ceiling or government shut downs, and the subsequent lack of funding to the applicable government entity, could result in material payment delays, payment reductions or contract terminations. The government may terminate the contract with CoreCivic for convenience on 90 days’ notice; in the event this should occur, CoreCivic may terminate its agreement with Target upon 60 days’ notice.

Regulatory and Environmental Compliance

Our business and the businesses of the company’s customers can be affected significantly by federal, state, municipal and local laws and regulations relating to the oil, natural gas and mining industries, food safety and environmental protection. Changes in these laws, including more stringent regulations and increased levels of enforcement of these laws and regulations, and the development of new laws and regulations could impact the company’s business and result in increased compliance or operating costs associated with its or its customers’ operations.

To the extent that these laws and regulations impose more stringent requirements or increased costs or delays upon the company’s customers in the performance of their operations, the resulting demand for the company’s services by those customers may be adversely affected. Moreover, climate change laws or regulations could increase the cost of consuming, and thereby reduce demand for, oil and natural gas, which could reduce the company’s customers’ demand for its services. The company cannot predict changes in the level of enforcement of existing laws and regulations, how these laws and regulations may be interpreted or the effect changes in these laws and regulations may have on the company or its customers or on our future operations or earnings. The company also cannot predict the extent to which new laws and regulations will be adopted or whether such new laws and regulations may impose more stringent or costly restrictions on its customers or its operations.

Employees

As of December 31, 2018, Target Hospitality had approximately 723 employees. None of the company’s employees are unionized or members of collective bargaining arrangements.

Intellectual Property

Target Hospitality owns a number of trademarks important to the business. Its material trademarks are registered or pending registration in the U.S. Patent and Trademark Office. The business operates primarily under the Target Hospitality brand.

Properties

Corporate Headquarters

Target Hospitality’s headquarters are located in The Woodlands, Texas. Its executive, financial, accounting, legal, administrative, management information systems and human resources functions operate from this single, leased office.

Communities/Owned and Leased Real Estate

Target Hospitality operates 20 communities, of which it owns the underlying real property of 45%, leases the underlying real property of 36%, and both owns and leases the underlying real property of 5%. The remaining 14% are customer sites.

Legal Proceedings and Insurance

Signor, Target and Target Hospitality are involved in various lawsuits, claims and legal proceedings, the majority of which arise out of the ordinary course of business. The nature of the company’s business is such that disputes occasionally arise with vendors including suppliers and subcontractors, and customers over contract specifications and contract interpretations among other things. The company assesses these matters on a case-by-case basis as they arise. Reserves are established, as required, based on its assessment of exposure. Target Hospitality has insurance policies to cover general liability and workers’ compensation related claims. In the opinion of management, the ultimate amount of liability not covered by insurance, if any, under such pending lawsuits, claims and legal proceedings will not have a material adverse effect on its financial condition or results of operations. See the audited consolidated financial statements and the notes thereto of Target Parent and Signor Parent elsewhere in this Current Report on Form 8-K for additional information.

RISK FACTORS

Risks Relating to Our Business

Operational Risks

Our operations are and will be exposed to operational, economic, political and regulatory risks.

Our operations could be affected by economic, political and regulatory risks. These risks include:

•                  multiple regulatory requirements that are subject to change and that could restrict our ability to build and operate our communities and other sites;

•                  inflation, recession, fluctuations in interest rates;

•                  compliance with applicable export control laws and economic sanctions laws and regulations;

•                  trade protection measures, including increased duties and taxes, and import or export licensing requirements;

•                  price controls;

•                  ownership regulations;

•                  compliance with applicable antitrust and other regulatory rules and regulations relating to potential future acquisitions;

•                  different local product preferences and product requirements;

•                  pressures on management time and attention due to the complexities of overseeing diverse operations;

•                  challenges in maintaining, staffing and managing national operations;

•                  different labor regulations;

•                  potentially adverse consequences from changes in or interpretations of tax laws;

•                  political and economic instability;

•                  enforcement of remedies in various jurisdictions;

•                  the risk that the business partners upon whom we depend for technical assistance or management and acquisition expertise will not perform as expected;

•                  the potential impact of collective bargaining or other union activities if our employees were to unionize in the future; and

•                  differences in business practices that may result in violation of our policies including but not limited to bribery and collusive practices.

These and other risks could have a material adverse effect on our business, results of operations and financial condition.

We face significant competition as a provider of accommodation and hospitality services in the specialty rental sector. If we are unable to compete successfully, we could lose customers and our revenue and profitability could decline.

Although our competition varies significantly by market, the accommodation and hospitality services industry, in general, is highly competitive. We compete on the basis of a number of factors, including equipment availability, quality, price, service, reliability, appearance, functionality and delivery terms. We may experience pricing pressures in our operations in the future as some of our competitors seek to obtain market share by reducing prices. We may also face reduced demand for our products and services if our competitors are able to provide new or innovative products or services that better appeal to our potential customers. In each of our current markets, we face competition from national, regional and local companies who have an established market position in the specific service area. We expect to encounter similar competition in any new markets that we may enter. Some of our competitors may have greater market share, less indebtedness, greater pricing flexibility, more attractive product or service offerings, or superior marketing and financial resources. Increased competition could result in lower profit margins, substantial pricing pressure, and reduced market share. Price competition, together with other forms of competition, may materially adversely affect our business, results of operations, and financial condition.

We depend on several significant customers. The loss of one or more such customers or the inability of one or more such customers to meet their obligations could adversely affect our results of operations.

We depend on several significant customers. The majority of our customers operate in the energy industry. For a more detailed explanation of our customers, see the section of this Current Report on Form 8-K entitled “Business.” The loss of any one of our largest customers in any of our business segments or a sustained decrease in demand by any of such customers could result in a substantial loss of revenues and could have a material adverse effect on our results of operations. In addition, the concentration of customers in the industries in which we operate may impact our overall exposure to credit risk, either positively or negatively, in that customers may be similarly affected by changes in economic and industry conditions.

As a result of our customer concentration, risks of nonpayment and nonperformance by our counterparties are a concern in our business. We are subject to risks of loss resulting from nonpayment or nonperformance by our customers. Many of its customers finance their activities through cash flow from operations, the incurrence of debt, or the issuance of equity. Additionally, many of our customers’ equity values have declined and could decline further. The combination of lower cash flow due to commodity prices, a reduction in borrowing bases under reserve-based credit facilities, and the lack of available debt or equity financing may continue to result in a significant reduction in our customers’ liquidity and could impair their ability to pay or otherwise perform on their obligations to it. Furthermore, some of our customers may be highly leveraged and subject to their own operating and regulatory risks, which increases the risk that they may default on their obligations to us. The inability or failure of our significant customers to meet their obligations to us or their insolvency or liquidation may adversely affect our financial results.

Our business depends on the quality and reputation of the Company and its communities, and any deterioration in such quality or reputation could adversely impact its market share, business, financial condition or results of operations.

Many factors can influence our reputation and the value of our communities, including quality of services, food quality and safety, availability and management of scarce natural resources, supply chain management, diversity, human rights and support for local communities. In addition, events that may be beyond our control could affect the reputation of one or more of its communities or more generally impact the reputation of the Company, including protests directed at government immigration policies, violent incidents at one or more communities or other sites or criminal activity. Reputational value is also based on perceptions, and broad access to social media makes it easy for anyone to provide public feedback that can influence perceptions of Target Hospitality and its communities, and it may be difficult to control or effectively manage negative publicity, regardless of whether it is accurate. While reputations may take decades to build, negative incidents can quickly erode trust and confidence, particularly if they result in adverse mainstream and social media publicity, governmental investigations or penalties, or litigation. Negative incidents could lead to tangible adverse effects on our business, including customer boycotts, loss of customers, loss of development opportunities or employee retention and recruiting difficulties. A decline in the reputation or perceived quality of our communities or corporate image could negatively affect its market share, reputation, business, financial condition or results of operations

We derive a substantial portion of our revenue from the operation of the South Texas Family Residential Center for the U.S. government through a subcontract with a government contractor. The loss of, or a significant decrease in revenues from, this customer could seriously harm our financial condition and results of operations.

Target currently derives, and we expect to continue to derive, a significant portion of its revenues from its subcontract with a government contractor for the operation of the South Texas Family Residential Center for the U.S. government. These revenues depend on the U.S. government and its contractors receiving sufficient funding and providing it with timely payment under the terms of our contract. If the applicable government entity does not receive sufficient appropriations to cover its contractual obligations, it may delay or reduce payment to its contractors and, as a result, our government contractor customer may delay or reduce payments to or terminate its contract with us. Any future impasse or struggle impacting the federal government’s ability to reach agreement on the federal budget, debt ceiling or any future federal government shut downs could result in material payment delays, payment reductions or contract terminations. Additionally, our current and potential future government contractor customers may request in the future that we reduce our contract rates or forego increases to those rates as a way for those contractors to control costs and help their government customers to control their spending and address their budgetary shortfalls. For additional information regarding our operation of the South Texas Family Residential Center, see “Business—Business Operations—Government Services” elsewhere in this Current Report on Form 8-K.

The U.S. government and, by extension, our U.S. government contractor customer, may also from time to time adopt, implement or modify certain policies or directives that may adversely affect our business. For example, while the U.S. government is currently using private immigration detention sites like the South Texas Family Residential Center, federal, state or local governmental partners may in the future choose to undertake a review of their utilization of privately operated facilities, or may cancel or decide not to renew existing contracts with their government contractors, who may, in turn, cancel or decide not to renew their contracts with us. Changes in government policy, the election of a new administration or other changes in the political landscape relating to immigration policies may similarly result in a decline in our revenues in the Government Services segment. In addition, lawsuits, to which we are not a party, have challenged the U.S. government’s policy of detaining migrant families, and government policies with respect to family immigration may impact the demand for the South Texas Family Residential Center and any facilities that we may operate in the future. Any court decision or government action that impacts our existing contract for the South Texas Family Residential Center or any future contracts for similar facilities could materially affect our cash flows, financial condition and results of operations.

Our oil and gas customers are exposed to a number of unique operating risks and challenges which could also adversely affect us.

We could be impacted by disruptions to our customers’ operations caused by, among other things, any one of or all of the following singularly or in combination:

•                  U.S. and international pricing and demand for the natural resources being produced at a given project (or proposed project);

•                  unexpected problems, higher costs and delays during the development, construction, and project start-up which may delay the commencement of production;

•                  unforeseen and adverse geological, geotechnical, and seismic conditions;

•                  lack of availability of sufficient water or power to maintain their operations;

•                  lack of availability or failure of the required infrastructure necessary to maintain or to expand their operations;

•                  the breakdown or shortage of equipment and labor necessary to maintain their operations;

•                  risks associated with the natural resource industry being subject to various regulatory approvals. Such risks may include a government agency failing to grant an approval or failing to renew an existing approval, or the approval or renewal not being provided by the government agency in a timely manner or the government agency granting or renewing an approval subject to materially onerous conditions. For example, the Keystone XL project requires various permits from state and federal authorities that have been delayed as a result of various legal and regulatory challenges;

•                  risks to land titles and use thereof as a result of native title claims;

•                  interruptions to the operations of our customers caused by industrial accidents or disputes; and

•                  delays in or failure to commission new infrastructure in timeframes so as not to disrupt customer operations.

We may be adversely affected if customers reduce their accommodations and hospitality services outsourcing.

Our business and growth strategies depend in large part on customers outsourcing some or all of the services that we provides. We cannot be certain that these customer preferences for outsourcing will continue or that customers that have outsourced accommodations will not decide to perform these functions themselves or only outsource accommodations during the development or construction phases of their projects. In addition, labor unions representing customer employees and contractors may oppose outsourcing accommodations to the extent that the unions believe that third-party accommodations negatively impact union membership and recruiting. The reversal or reduction in customer outsourcing of accommodations could negatively impact our financial results and growth prospects.

Our failure to retain our current customers, renew existing customer contracts, and obtain new customer contracts, or the termination of existing contracts, could adversely affect our business.

Our success depends on our ability to retain our current customers, renew or replace our existing customer contracts, and obtain new business. Our ability to do so generally depends on a variety of factors, including overall customer expenditure levels and the quality, price and responsiveness of our services, as well as its ability to market these services effectively and differentiate itself from its competitors. We cannot assure you that we will be able to obtain new business, renew existing customer contracts at the same or higher levels of pricing, or at all, or that our current customers will not turn to competitors, cease operations, elect to self-operate, or terminate contracts with us. In the context of a potential depressed commodity price environment, our customers may not renew contracts on terms favorable to it or, in some cases, at all, and we may have difficulty obtaining new business. Additionally, several contracts have clauses that allow termination upon the payment of a termination fee. As a result, our customers may choose to terminate their contracts. The likelihood that a customer may seek to terminate a contract is increased during periods of market weakness. Further, certain of our customers may not reach positive final investment decisions on projects with respect to which we have been awarded contracts to provide related accommodation, which may cause those customers to terminate the contracts. Customer contract cancellations, the failure to renew a significant number of our existing contracts, or the failure to obtain new business would have a material adverse effect on our business, results of operations and financial condition.

Our operations could be subject to natural disasters and other business disruptions, which could materially adversely affect our future revenue and financial condition and increase its costs and expenses.

Our operations could be subject to natural disasters and other business disruptions such as fires, floods, hurricanes, earthquakes and terrorism, which could adversely affect its future revenue and financial condition and increase its costs and expenses. For example, extreme weather, particularly periods of high rainfall, tornadoes, or extreme cold, in any of the areas in which we operate may cause delays in our community construction activities or result in the cessation of customer operations at one or more communities for an extended period of time. See “Risk Factors—Risks Relating to Our Business—We are exposed to various possible claims relating to our business and our insurance may not fully protect us.” See “Target Parent and Signor Parent’s Combined Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting Results of Operations—Natural Disasters or Other Significant Disruption.” In addition, the occurrence and threat of terrorist attacks may directly or indirectly affect economic conditions, which could in turn adversely affect demand for our communities and services. In the event of a major natural or man-made disaster, we could experience loss of life of our employees, destruction of our communities or other sites, or business interruptions, any of which may materially adversely affect our business. If any of our communities were to experience a catastrophic loss, it could disrupt our operations, delay services, staffing and revenue recognition, and result in expenses to repair or replace the damaged facility not covered by asset, liability, business continuity or other insurance contracts. Also, we could face significant increases in premiums or losses of coverage due to the loss experienced during and associated with these and potential future natural or man-made disasters that may materially adversely affect our business. In addition, attacks or armed conflicts that directly impact one or more of our properties or facilities could significantly affect our ability to operate those properties or communities and thereby impair our results of operations.

More generally, any of these events could cause consumer confidence and spending to decrease or result in increased volatility in the global economy and worldwide financial markets. Any of these occurrences could have a material adverse effect on our business, results of operations and financial condition.

Construction risks exist which may adversely affect our results of operations.

There are a number of general risks that might impinge on companies involved in the development, construction and installation of facilities as a prerequisite to the management of those assets in an operational sense. We are exposed to the following risks in connection with our construction activities:

•                  the construction activities of our accommodations are partially dependent on the supply of appropriate construction and development opportunities;

•                  development approvals, slow decision making by counterparties, complex construction specifications, changes to design briefs, legal issues, and other documentation changes may give rise to delays in completion, loss of revenue, and cost over-runs which may, in turn, result in termination of accommodation supply contracts;

•                  other time delays that may arise in relation to construction and development include supply of labor, scarcity of construction materials, lower than expected productivity levels, inclement weather conditions, land contamination, cultural heritage claims, difficult site access, or industrial relations issues;

•                  objections to our activities or those of our customers aired by aboriginal or community interests, environment and/or neighborhood groups which may cause delays in the granting or approvals and/or the overall progress of a project;

•                  where we assume design responsibility, there is a risk that design problems or defects may result in rectification and/or costs or liabilities which we cannot readily recover; and

•                  there is a risk that we may fail to fulfill our statutory and contractual obligations in relation to the quality of our materials and workmanship, including warranties and defect liability obligations.

Due to the nature of the natural resources industry, our business may be adversely affected by periods of low oil, or natural gas prices or unsuccessful exploration results may decrease customers’ spending and therefore our results.

Commodity prices have been and are expected to remain volatile. This volatility causes oil and gas companies to change their strategies and expenditure levels. Prices of oil and natural gas can be influenced by many factors, including reduced demand due to lower global economic growth, surplus inventory, improved technology such as the hydraulic fracturing of horizontally drilled wells in shale discoveries, access to potential productive regions, and availability of required infrastructure to deliver production to the marketplace. For example, in late 2014 through early 2016, there was a significant drop in the price of oil as a result of reduced demand in global markets and oversupply. As a result, our oil and gas customers reduced expenditures, reduced rig counts, and cut costs which in turn, resulted in lower occupancy in the our facilities in the Bakken.

The carrying value of our communities could be reduced by extended periods of limited or no activity by its customers, which would require us to record impairment charges equal to the excess of the carrying value of the communities over fair value. For the year ended December 31, 2018, we recorded an impairment charge of $15.3 million in connection with certain of our asset groups located in Canada and the Bakken. We may incur asset impairment charges in the future, which charges may affect negatively our results of operations and financial condition.

Demand for our products and services is sensitive to changes in demand within a number of key industry end-markets and geographic regions.

Our financial performance is dependent on the level of demand for our facilities and services, which is sensitive to the level of demand within various sectors, in particular, the energy and natural resources and government end-markets. Each of these sectors is influenced not only by the state of the general global economy but by a number of more specific factors as well. For example, demand for workforce accommodations within the energy and resources sector may be materially adversely affected by a decline in global energy prices. Demand for our facilities and services may also vary among different localities or regions. The levels of activity in these sectors and geographic regions may also be cyclical, and we may not be able to predict the timing, extent or duration of the activity cycles in the markets in which we or our key customers operate. A decline or slowed growth in any of these sectors or geographic regions could result in reduced demand for our products and services, which may materially adversely affect our business, results of operations, and financial condition.

Decreased customer expenditure levels could adversely affect our results of operations.

Demand for our services is sensitive to the level of exploration, development and production activity of, and the corresponding capital spending by, oil and gas companies. The oil and gas industries’ willingness to explore, develop, and produce depends largely upon the availability of attractive resource prospects and the prevailing view of future commodity prices. Prices for oil and gas are subject to large fluctuations in response to changes in the supply of and demand for these commodities, market uncertainty, and a variety of other factors that are beyond our control. Accordingly, a sudden or long-term decline in commodity pricing would have a material adverse effect on our business, results of operations and financial condition.

Additionally, the potential imposition of new regulatory requirements, including climate change legislation, could have an impact on the demand for and the cost of producing oil and natural gas in the regions where we operate. Many factors affect the supply of and demand for oil, natural gas and other resources and, therefore, influence product prices, including:

•                  the level of activity in US shale development;

•                  the availability of economically attractive oil and natural gas field prospects, which may be affected by governmental actions or environmental activists which may restrict development;

•                  the availability of transportation infrastructure for oil and natural gas, refining capacity and shifts in end-customer preferences toward fuel efficiency and the use of natural gas;

•                  global weather conditions and natural disasters;

•                  worldwide economic activity including growth in developing countries, such as China and India;

•                  national government political requirements, including the ability of the Organization of Petroleum Exporting Companies (“OPEC”) to set and maintain production levels and prices for oil and government policies which could nationalize or expropriate oil and natural gas exploration, production, refining or transportation assets;

•                  the level of oil and gas production by non-OPEC countries;

•                  rapid technological change and the timing and extent of energy resource development, including liquid natural gas or other alternative fuels;

•                  environmental regulation; and

•                  U.S. and foreign tax policies.

Our business is contract intensive and may lead to customer disputes or delays in receipt of payments.

Our business is contract intensive and we are party to many contracts with customers. We periodically review our compliance with contract terms and provisions. If customers were to dispute our contract determinations, the resolution of such disputes in a manner adverse to our interests could negatively affect sales and operating results. In the past, our customers have withheld payment due to contract or other disputes, which has delayed our receipt of payments. While we do not believe any reviews, audits, delayed payments, or other such matters should result in material adjustments, if a large number of our customer arrangements were modified or payments withheld in response to any such matter, the effect could be materially adverse to our business or results of operations.

Certain of our major communities are located on land subject to leases. If we are unable to renew a lease, we could be materially and adversely affected.

Certain of our major communities are located on land subject to leases. Accordingly, while we own the accommodations assets, we only own a leasehold interest in those properties. If we are found to be in breach of a lease, we could lose the right to use the property. In addition, unless we can extend the terms of these leases before their expiration, as to which no assurance can be given, we will lose our right to operate our facilities located on these properties upon expiration of the leases. In that event, we would be required to remove our accommodations assets and remediate the site. Generally, our leases have an average term of three years and generally contain unilateral renewal provisions for up to seven additional years. We can provide no assurances that we will be able to renew our leases upon expiration on similar terms, or at all. If we are unable to renew leases on similar terms, it may have an adverse effect on our business.

Third parties may fail to provide necessary services and materials for our communities and other sites.

We are often dependent on third parties to supply services and materials for our communities and other sites. We typically do not enter into long-term contracts with third-party suppliers. We may experience supply problems as a result of financial or operating difficulties or the failure or consolidation of our suppliers. We may also experience supply problems as a result of shortages and discontinuations resulting from product obsolescence or other shortages or allocations by suppliers. Unfavorable economic conditions may also adversely affect our suppliers or the terms on which we purchase products. In the future, we may not be able to negotiate arrangements with third parties to secure products and services that we require in sufficient quantities or on reasonable terms. If we cannot negotiate arrangements with third parties to produce our products or if the third parties fail to produce our products to our specifications or in a timely manner, our business, results of operations, and financial condition may be materially adversely affected.

It may become difficult for us to find and retain qualified employees, and failure to do so could impede our ability to execute our business plan and growth strategy.

One of the most important factors in our ability to provide reliable and quality services and profitably execute its business plan is its ability to attract, develop and retain qualified personnel. The competition for qualified personnel in the industries in which we operate is intense and there can be no assurance that we will be able to continue to attract and retain all personnel necessary for the development and operation of our business. In periods of higher activity, it may become more difficult to find and retain qualified employees which could limit growth, increase operating costs, or have other material adverse effects on our operations.

Many of our key executives, managers, and employees have knowledge and an understanding of our business and our industry that cannot be readily duplicated and they are the key individuals that interface with customers. In addition, the ability to attract and retain qualified personnel is dependent on the availability of qualified personnel, the impact on the labor supply due to general economic conditions, and the ability to provide a competitive compensation package.

In addition, labor shortages, the inability to hire or retain qualified employees nationally, regionally or locally or increased labor costs could have a material adverse effect on our ability to control expenses and efficiently conduct operations. We may not be able to continue to hire and retain the sufficiently skilled labor force necessary to operate efficiently and to support our operating strategies. Labor expenses could also increase as a result of continuing shortages in the supply of personnel. Failure to retain key personnel or hire qualified employees may materially adversely affect our business, results of operations and financial condition.

Significant increases in raw material and labor costs could increase our operating costs significantly and harm our profitability.

We incur labor costs and purchase raw materials, including steel, lumber, siding and roofing, fuel and other products to construct and perform periodic repairs, modifications and refurbishments to maintain physical conditions of our facilities as well as the construction of our communities and other sites. The volume, timing, and mix of such work may vary quarter-to-quarter and year-to-year. Generally, increases in labor and raw material costs will increase the acquisition costs of new facilities and also increase the construction, repair, and maintenance costs of our facilities. During periods of rising prices for labor or raw materials, and in particular, when the prices increase rapidly or to levels significantly higher than normal, we may incur significant increases in our costs for new facilities and incur higher operating costs that we may not be able to recoup from customers through changes in pricing, which could have a material adverse effect on our business, results of operations and financial condition.

If we determine that our goodwill and intangible assets have become impaired, we may incur impairment charges, which would negatively impact our operating results.

We have goodwill, which represents the excess of the total purchase price of our acquisitions over the fair value of the assets acquired, and other intangible assets. As of December 31, 2018, on a pro forma basis, Target Hospitality had approximately $34.2 million and $127.4 million of goodwill and other intangible assets, net, respectively, in our statement of financial position, which would represent approximately 6.2% and 23.3% of total assets, respectively. We are required to review goodwill and intangible assets at least annually for impairment. In the event impairment is identified, a charge to earnings would be recorded. Impairment may result from significant changes in the manner of use of the acquired asset, negative industry or economic trends and significant underperformance relative to historic or projected operating results.

Any impairment charges following the Business Combination could adversely affect Target Hospitality’s business, results of operations, and financial condition.

We may be unable to recognize deferred tax assets and, as a result, lose future tax savings, which could have a negative impact on our liquidity and financial position.

We recognize deferred tax assets primarily related to deductible temporary differences based on our assessment that the item will be utilized against future taxable income and the benefit will be sustained upon ultimate settlement with the applicable taxing authority. Such deductible temporary differences primarily relate to tax loss carryforwards and deferred interest expense deductions. Tax loss carryforwards arising in a given tax jurisdiction may be carried forward to offset taxable income in future years from such tax jurisdiction and reduce or eliminate income taxes otherwise payable on such taxable income, subject to certain limitations. We may have to write down, via a valuation allowance, the carrying amount of certain of the deferred tax assets to the extent we determine it is not probable such deferred tax assets will continue to be recognized.

In the event that we do not have sufficient taxable income in future years to use the tax benefits before they expire, the benefit may be permanently lost. In addition, the taxing authorities could challenge our calculation of the amount of our tax attributes, which could reduce certain of our recognized tax benefits. In addition, tax laws in certain jurisdictions may limit the ability to use carryforwards upon a change in control.

Increased operating costs and obstacles to cost recovery due to the pricing and cancellation terms of our specialty rental and hospitality services contracts may constrain its ability to make a profit.

Our profitability can be adversely affected to the extent we are faced with cost increases for food, wages and other labor related expenses, insurance, fuel and utilities, especially to the extent we are unable to recover such increased costs through increases in the prices for our services, due to one or more of general economic conditions, competitive conditions or contractual provisions in our customer contracts. Substantial increases in the cost of fuel and utilities have historically resulted in cost increases in our communities. From time to time we have experienced increases in our food costs. While we believe a portion of these increases were attributable to fuel prices, we believe the increases also resulted from rising global food demand. In addition, food prices can fluctuate as a result of foreign exchange rates and temporary changes in supply, including as a result of incidences of severe weather such as droughts, heavy rains, and late freezes. We may be unable to fully recover costs, and such increases would negatively impact its profitability on contracts that do not contain such inflation protections.

We may be subject to growth-related risks including capacity constraints and pressure on its internal systems and controls.

Our ability to manage growth effectively will require us to continue to implement and improve our operational and financial systems and to expand, train, and manage our employee base. Our inability to deal with this growth may have a material adverse effect on its business, financial condition, results of operations, and cash flows.

Our future operating results may fluctuate, fail to match past performance, or fail to meet expectations.

Our operating results may fluctuate, fail to match past performance, or fail to meet the expectations of analysts and investors. Our financial results may fluctuate as a result of a number of factors, some of which are beyond Target Hospitality’s control, including but not limited to:

•                  general economic conditions in the geographies and industries where we own or operate communities;

legislative policies where we provide our services;

•                  the budgetary constraints of our customers;

•                  the success of our strategic growth initiatives;

•                  the costs associated with the launching or integrating new or acquired businesses;

•                  the cost, type, and timing of customer orders;

•                  the nature and duration of the needs of our customers;

•                  the raw material or labor costs of servicing our facilities;

•                  the timing of new product or service introductions by us, our suppliers, and our competitors;

•                  changes in end-user demand requirements;

•                  the mix, by state and region, of our revenue, personnel, and assets;

•                  movements in interest rates, or tax rates;

•                  changes in, and application of, accounting rules;

•                  changes in the regulations applicable to us;

•                  litigation matters;

•                  the success of large scale capital intensive projects;

•                  liquidity, including the impact of our debt service costs; and

•                  attrition and retention risk.

As a result of these factors, our historical financial results are not necessarily indicative of our future results.

We are exposed to various possible claims relating to our business, and our insurance may not fully protect us.

We are exposed to various possible claims relating to our business. These possible claims include those relating to: (i) personal injury or death caused by accidents or other events at a facility owned and/or operated by us; (ii) motor vehicle accidents involving our vehicles and our employees; (iii) employment-related claims; (iv) property damage; and (v) commercial claims. Our insurance policies have deductibles or self-insured retentions which would require us to expand amounts prior to taking advantage of coverage limits. We believe that we have adequate insurance coverage for the protection of our assets and operations. However, our insurance may not fully protect us for certain types of claims such as dishonest, fraudulent, criminal or malicious acts; terrorism, war, hostile or warlike action during a time of peace; automobile physical damage; natural disasters; and cyber-crime.

We may not have adequate insurance for potential liabilities and insurance may not cover certain liabilities, including litigation.

Our operations are subject to many hazards. In the ordinary course of business, we may become the subject of various claims, lawsuits, and administrative proceedings seeking damages or other remedies concerning our commercial operations, products, employees, and other matters, including occasional claims by individuals alleging exposure to hazardous materials as a result of our products or operations. Some of these claims relate to the activities of businesses that we have acquired, even though these activities may have occurred prior to our acquisition of such businesses. We maintain insurance to cover many of our potential losses, and we are subject to various self-retentions and deductibles under our insurance policies. It is possible, however, that a judgment could be rendered against us in cases in which we could be uninsured and beyond the amounts that we currently have reserved or anticipate incurring for such matters. Even a partially uninsured or underinsured claim, if successful and of significant size, could have a material adverse effect on our results of operations or consolidated financial position. The specifications and insured limits under those policies, however, may be insufficient for such claims. We also face the following other risks related to our insurance coverage:

•                  we may not be able to continue to obtain insurance on commercially reasonable terms;

•                  the counterparties to our insurance contracts may pose credit risks; and

•                  we may incur losses from interruption of our business that exceed our insurance coverage each of which, individually or in the aggregate, could materially and adversely impact Target Hospitality’s business

Failure to maintain positive relationships with the indigenous people in the areas where Target Hospitality operates could adversely affect its business.

A component of our business strategy is based on developing and maintaining positive relationships with the indigenous people and communities in the areas where we operate. These relationships are important to our operations and customers who desire to work on traditional Native American lands. The inability to develop and maintain relationships and to be in compliance with local requirements could have a material adverse effect on our business, results of operations or financial condition.

Social, Political, and Regulatory Risks

A failure to maintain food safety or comply with government regulations related to food and beverages may subject us to liability.

Claims of illness or injury relating to food quality or food handling are common in the food service industry, and a number of these claims may exist at any given time. Because food safety issues could be experienced at the source or by food suppliers or distributors, food safety could, in part, be out of our control. Regardless of the source or cause, any report of food-borne illness or other food safety issues such as food tampering or contamination at one of our locations could adversely impact our reputation, hindering our ability to renew contracts on favorable terms or to obtain new business, and have a negative impact on our sales. Future food product recalls and health concerns associated with food contamination may also increase our raw materials costs and, from time to time, disrupt its business.

A variety of regulations at various governmental levels relating to the handling, preparation, and serving of food (including, in some cases, requirements relating to the temperature of food), and the cleanliness of food production facilities and the hygiene of food-handling personnel are enforced primarily at the local public health department level. We cannot assure you that we are in full compliance with all applicable laws and regulations at all times or that we will be able to comply with any future laws and regulations. Furthermore, legislation and regulatory attention to food safety is very high. Additional or amended regulations in this area may significantly increase the cost of compliance or expose us to liabilities. If we are unable to maintain food safety or comply with government regulations related to food and beverages, the effect could be materially adverse to our business or results of operations.

Unanticipated changes in our tax obligations, the adoption of a new tax legislation, or exposure to additional income tax liabilities could affect profitability.

We are subject to income taxes in the United States. Our tax liabilities are affected by the amounts charged for inventory, services, funding, and other intercompany transactions. Tax authorities may disagree with our intercompany charges, cross-jurisdictional transfer pricing or other tax positions and assess additional taxes. We regularly assess the likely outcomes of examinations in order to determine the appropriateness of its tax provision. However, there can be no assurance that we will accurately predict the outcomes of potential examinations, and the amounts ultimately paid upon resolution of examinations could be materially different from the amounts previously included in our income tax provision and, therefore, could have a material impact on its results of operations and cash flows. In addition, our future effective tax rate could be adversely affected by changes to its operating structure, changes in the mix of earnings in countries and/or states with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities, changes in tax laws, and the discovery of new information in the course of our tax return preparation process.

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Act”). The Act makes broad and complex changes to the U.S. tax code, including, but not limited to: (1) reducing the U.S. federal corporate tax rate from 35 percent to 21 percent; (2) requiring companies to pay a one-time transition tax on certain unrepatriated earnings of foreign subsidiaries; (3) generally eliminating U.S. federal income taxes on dividends from foreign subsidiaries; (4) requiring a tax on global intangible low-taxed income (“GILTI”) which is a current inclusion in U.S. federal taxable income of certain earnings of controlled foreign corporations; (5) eliminating the corporate alternative minimum tax (“AMT”) and changing how existing AMT credits can be realized; (6) creating the base erosion anti-abuse tax (“BEAT”), a new minimum tax; (7) creating a new limitation on deductible interest expense; and (8) changing rules related to uses and limitations of net operating loss carryforwards created in tax years beginning after December 31, 2017. We continue to examine the impact this tax reform legislation may have on it at the federal and state level. We will continue to refine our calculations as additional analysis is completed. We expect to finalize our assessment during the one-year measurement period as prescribed by the Staff Accounting Bulletin 118. Changes in tax laws or regulations may increase tax uncertainty and adversely affect Target Hospitality’s results of operations and effective tax rate.

Our ability to use our net operating loss carryforwards and other tax attributes may be limited.

As of December 31, 2018, Target Parent and Signor Parent had U.S. net operating loss (“NOL”) carryforwards of approximately $98.5 million for U.S. federal and state income tax purposes, available to offset future taxable income, prior to consideration of annual limitations that may be imposed under Section 382 (“Section 382”) of the Internal Revenue Code of 1986, as amended (the “Code”). Approximately $1.3 million of these tax loss carryovers expire in 2038. The remaining $97.2 million of tax loss carryovers do not expire.

Our NOL is limited and could expire unused and be unavailable to offset future income tax liabilities. Under Section 382 and corresponding provisions of U.S. state law, if a corporation undergoes an “ownership change,” generally defined as a greater than 50% change, by value, in its equity ownership over a three-year period, the corporation’s ability to use its pre-change NOLs and other applicable pre-change tax attributes, such as research and development tax credits, to offset its post-change income may be limited. We have not completed a Section 382 analysis and therefore cannot forecast or otherwise determine our ability to derive any benefit from our various federal or state tax attribute carryforwards at this time. As a result, if we earn net taxable income, our ability to use our pre-change NOL carryforwards to offset U.S. federal taxable income may be subject to limitations, which could potentially result in increased future tax liability to us. In addition, at the state level, there may be periods during which the use of NOLs is suspended or otherwise limited, which could accelerate or permanently increase state taxes owed.

Lastly, we may experience ownership changes in the future as a result of subsequent shifts in our share ownership, including this offering, some of which may be outside of our control. If we determine that an ownership change has occurred and our ability to use our historical NOL is materially limited, it may result in increased future tax obligations.

We are subject to various laws and regulations including those governing government contracts, corruption, and the environment. Obligations and liabilities under these laws and regulations may materially harm our business.

United States Government Contract Laws and Regulations

Our customers include U.S. government contractors, which means that we may, indirectly, be subject to various statutes and regulations applicable to doing business with the U.S. government. These types of contracts customarily contain provisions that give the U.S. government substantial rights and remedies, many of which are not typically found in commercial contracts and which are unfavorable to contractors, including provisions that allow the government to unilaterally terminate or modify our customers’ federal government contracts, in whole or in part, at the government’s convenience. Under general principles of U.S. government contracting law, if the government terminates a contract for convenience, the terminated party may generally recover only its incurred or committed costs and settlement expenses and profit on work completed prior to the termination. If the government terminates a contract for default, the defaulting party may be liable for any extra costs incurred by the government in procuring undelivered items from another source. In addition, our or our customers’ failure to comply with these laws and regulations might result in administrative penalties or the suspension of our customers’ government contracts or debarment and, as a result, the loss of the related revenue which would harm our business, results of operations and financial condition. We are not aware of any action contemplated by any regulatory authority related to any possible non-compliance by or in connection with our operations.

Our operations are subject to an array of governmental regulations in each of the jurisdictions in which we operate. Our activities are subject to regulation by several federal and state government agencies, including the Occupational Safety and Health Administration (“OSHA”) and by federal and state laws. Our operations and activities in other jurisdictions are subject to similar governmental regulations. Similar to conventionally constructed buildings, the workforce housing industry is also subject to regulations by multiple governmental agencies in each jurisdiction relating to, among others, environmental, zoning and building standards, and health, safety and transportation matters. Noncompliance with applicable regulations, implementation of new regulations or modifications to existing regulations may increase costs of compliance, require a termination of certain activities or otherwise have a material adverse effect on our business, results of operations, and financial condition.

In addition, U.S. government contracts and grants normally contain additional requirements that may increase our costs of doing business, reduce our profits, and expose us to liability for failure to comply with these terms and conditions. These requirements include, for example:

specialized disclosure and accounting requirements unique to U.S. government contracts;

financial and compliance audits that may result in potential liability for price adjustments, recoupment of government funds after such funds have been spent, civil and criminal penalties, or administrative sanctions such as suspension or debarment from doing business with the U.S. government;

public disclosures of certain contract and company information; and

mandatory socioeconomic compliance requirements, including labor requirements, non-discrimination and affirmative action programs and environmental compliance requirements.

If we fail to maintain compliance with these requirements, our contracts may be subject to termination, and we may be subject to financial and/or other liability under its contracts or under the Federal Civil False Claims Act (the “False Claims Act”). The False Claims Act’s “whistleblower” provisions allow private individuals, including present and former employees, to sue on behalf of the U.S. government. The False Claims Act statute provides for treble damages and other penalties and, if our operations are found to be in violation of the False Claims Act, we could face other adverse action, including suspension or prohibition from doing business with the United States government. Any penalties, fines, suspension or damages could adversely affect our financial results as well as our ability to operate our business.

Anti-Corruption Laws and Regulations

We are subject to various anti-corruption laws that prohibit improper payments or offers of payments to foreign governments and their officials by a U.S. person for the purpose of obtaining or retaining business. Our activities create the risk of unauthorized payments or offers of payments by one of our employees or agents that could be in violation of various laws, including the U.S. Foreign Corrupt Practices Act (the “FCPA”). We have implemented safeguards and policies to discourage these practices by our employees and agents. However, existing safeguards and any future improvements may prove to be ineffective and employees or agents may engage in conduct for which we might be held responsible.

If employees violate our policies or we fail to maintain adequate record-keeping and internal accounting practices to accurately record its transactions, we may be subject to regulatory sanctions. Violations of the FCPA or other anti-corruption laws may result in severe criminal or civil sanctions and penalties, including suspension or debarment from U.S. government contracting, and we may be subject to other liabilities which could have a material adverse effect on our business, results of operations and financial condition. We are also subject to similar anti-corruption laws in other jurisdictions.

Environmental Laws and Regulations

We are subject to a variety of national, state, regional and local environmental laws and regulations. Among other things, these laws and regulations impose limitations and prohibitions on the discharge and emission of, and establish standards for the use, disposal and management of, regulated materials and waste, and impose liabilities for the costs of investigating and cleaning up, and damages resulting from, present and past spills, disposals or other releases of hazardous substances or materials. In the ordinary course of business, we use and generate substances that are regulated or may be hazardous under environmental laws. We have an inherent risk of liability under environmental laws and regulations, both with respect to ongoing operations and with respect to contamination that may have occurred in the past on our properties or as a result of our operations. From time to time, our operations or conditions on properties that we have acquired have resulted in liabilities under these environmental laws. We may in the future incur material costs to comply with environmental laws or sustain material liabilities from claims concerning noncompliance or contamination. We have no reserves for any such liabilities.

We cannot predict what environmental legislation or regulations will be enacted in the future, how existing or future laws or regulations will be administered or interpreted, or what environmental conditions may be found to exist at our facilities or at third party sites for which we may be liable. Enactment of stricter laws or regulations, stricter interpretations of existing laws and regulations or the requirement to undertake the investigation or remediation of currently unknown environmental contamination at sites we own or third party sites may require us to make additional expenditures, some of which could be material.

We may be subject to environmental laws and regulations that may require us to take actions that will adversely affect our results of operations.

All of our and our customers’ operations may be affected by federal, state and local laws and regulations governing the discharge of substances into the environment or otherwise relating to environmental protection. Environmental laws and regulations are subject to change in the future, possibly resulting in more stringent requirements. Our or any of our customers’ failure to comply with applicable environment laws and regulations may result in any of the following:

•                  issuance of administrative, civil and criminal penalties;

•                  denial or revocation of permits or other authorizations;

•                  reduction or cessation of operations; and

•                  performance of site investigatory, remedial or other corrective actions

While it is not possible at this time to predict how environmental legislation may change or how new regulations that may be adopted would impact our business, any such future laws and regulations could result in increased compliance costs or additional operating restrictions for us or our oil and gas and natural resource company customers and could have a material adverse effect on our business or demand for our services. See “Business—Regulatory and Environmental Compliance” in this Current Report on Form 8-K for a more detailed description of our risks associated with environmental laws and regulations.

We may be subject to litigation, judgments, orders or regulatory proceedings that could materially harm our business.

We are subject to claims arising from disputes with customers, employees, vendors and other third parties in the normal course of business. The risks associated with any such disputes may be difficult to assess or quantify and their existence and magnitude may remain unknown for substantial periods of time. If the plaintiffs in any suits against us were to successfully prosecute their claims, or if we were to settle such suits by making significant payments to the plaintiffs, our business, results of operations and financial condition would be harmed. Even if the outcome of a claim proves favorable to us, litigation can be time consuming and costly and may divert management resources. To the extent that our senior executives are named in such lawsuits, our indemnification obligations could magnify the costs.

We may be exposed to certain regulatory and financial risks related to climate change.

Climate change is receiving increasing attention from scientists and legislators alike. The debate is ongoing as to the extent to which the climate is changing, the potential causes of any change and its potential impacts. Some attribute global warming to increased levels of greenhouse gases, including carbon dioxide, which has led to significant legislative and regulatory efforts to limit greenhouse gas emissions. Significant focus is being made on companies that are active producers of depleting natural resources.

There are a number of legislative and regulatory proposals to address greenhouse gas emissions, which are in various phases of discussion or implementation. The outcome of U.S. federal, regional, provincial, and state actions to address global climate change could result in a variety of regulatory programs including potential new regulations, additional charges to fund energy efficiency activities, or other regulatory actions. These actions could:

•                  result in increased costs associated with our operations and our customers’ operations;

•                  increase other costs to our business;

•                  reduce the demand for carbon-based fuels; and

•                  reduce the demand for our services.

Any adoption of these or similar proposals by U.S. federal, regional, provincial, or state governments mandating a substantial reduction in greenhouse gas emissions could have far-reaching and significant impacts on the energy industry. Although it is not possible at this time to predict how legislation or new regulations that may be adopted to address greenhouse gas emissions would impact our business, any such future laws and regulations could result in increased compliance costs or additional operating restrictions, and could have a material adverse effect on our business or demand for our services. See “Business—Regulatory and Environmental Compliance” in this Current Report on Form 8-K for a more detailed description of our climate-change related risks.

Growth Development and Financing Risks

We may not be able to successfully acquire and integrate new operations, which could cause our business to suffer.

We may not be able to successfully complete potential strategic acquisitions for various reasons. We anticipate that we will consider acquisitions in the future that meet our strategic growth plans. We cannot predict whether or when acquisitions will be completed, and we may face significant competition for certain acquisition targets. Acquisitions that are completed involve numerous risks, including the following:

•                  difficulties in integrating the operations, technologies, products and personnel of the acquired companies;

•                  diversion of management’s attention from normal daily operations of the business;

•                  difficulties in entering markets in which we have no or limited direct prior experience and where our competitors in such markets have stronger market positions;

•                  difficulties in complying with regulations, such as environmental regulations, and managing risks related to an acquired business;

•                  an inability to timely complete necessary financing and required amendments, if any, to existing agreements;

•                  an inability to implement uniform standards, controls, procedures and policies;

•                  undiscovered and unknown problems, defects, liabilities or other issues related to any acquisition that become known to us only after the acquisition, particularly relating to rental equipment on lease that are unavailable for inspection during the diligence process; and

•                  potential loss of key customers or employees.

In connection with acquisitions we may assume liabilities or acquire damaged assets, some of which may be unknown at the time of such acquisitions; record goodwill and non-amortizable intangible assets that will be subject to future impairment testing and potential periodic impairment charges; or incur amortization expenses related to certain intangible assets.

The condition and regulatory certification of any facilities or operations acquired is assessed as part of the acquisition due diligence. In some cases, facility condition or regulatory certification may be difficult to determine due to that facility being on lease at the time of acquisition and/or inadequate certification records. Facility acquisitions may therefore result in a rectification cost which may not have been factored into the acquisition price, impacting deployability and ultimate profitability of the facility acquired.

Acquisitions are inherently risky, and no assurance can be given that our future acquisitions will be successful or will not materially adversely affect our business, results of operations, and financial condition. If we do not manage new markets effectively, some of our new branches and acquisitions may lose money or fail, and we may have to close unprofitable branches. Closing a branch in such circumstances would likely result in additional expenses that would cause our operating results to suffer. To successfully manage growth, we will need to continue to identify additional qualified managers and employees to integrate acquisitions within our established operating, financial and other internal procedures and controls. We will also need to effectively motivate, train and manage our employees. Failure to successfully integrate recent and future acquisitions and new branches into existing operations could materially adversely affect our results of operations and financial condition.

We may experience difficulties in integrating the businesses of Target and Signor and realizing the expected benefits of the Business Combination.

Our ability to realize the benefits we anticipate from the Business Combination, including anticipated cost savings and additional revenue opportunities, will depend in large part upon whether we are able to integrate Target’s and Signor’s business in an efficient and effective manner. We may not be able to integrate each business smoothly or successfully and the process may take longer than expected. Further, the integration of certain operations and the differences in operational culture will require the dedication of significant management resources, which may distract management’s attention from day-to-day business operations. If we are unable to successfully integrate the operations of Target and Signor, we may be unable to realize the revenue growth, synergies and other anticipated benefits we expect to achieve as a result of the Business Combination and our business, results of operations and cash flow could be adversely affected.

Global or local economic movements could have a material adverse effect on our business.

We operate in the United States, but our business may be negatively impacted by economic movements or downturns in that market or in global markets generally, including those that could be caused by policy changes by the U.S. administration in areas such as trade and immigration. These adverse economic conditions may reduce commercial activity, cause disruption and volatility in global financial markets, and increase rates of default and bankruptcy. Reduced commercial activity has historically resulted in reduced demand for our products and services. For example, reduced commercial activity in the energy and natural resource sectors in certain markets in which we operate may negatively impact its business. U.S. federal spending cuts or further limitations that may result from presidential or congressional action or inaction may also negatively impact our arrangements with government contractor customers. Disruptions in financial markets could negatively impact the ability of our customers to pay their obligations to us in a timely manner and increase our counterparty risk. If economic conditions worsen, we may face reduced demand and an increase, relative to historical levels, in the time it takes to receive customer payments. If we are not able to adjust our business in a timely and effective manner to changing economic conditions, our business, results of operations and financial condition may be materially adversely affected.

If we do not effectively manage our credit risk or collect on our accounts receivable, it could have a material adverse effect on our business, financial condition, and results of operations.

Failure to manage our credit risk and receive timely payments on our customer accounts receivable may result in the write-off of customer receivables. If we are not able to manage credit risk, or if a large number of customers should have financial difficulties at the same time, our credit and equipment losses would increase above historical levels. If this should occur, our business, financial condition, and results of operations may be materially and adversely affected.

Where any forward-looking statement includes a statement of the assumptions or bases underlying such forward-looking statement, we caution that, while we believes such assumptions or bases to be reasonable and make them in good faith, assumed facts or bases almost always vary from actual results.

The differences between assumed facts or bases and actual results can be material, depending upon the circumstances. The factors identified in this Current Report on Form 8-K are important factors (but not necessarily all of the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by us, or on our behalf.

In any forward-looking statement where we, or our management, express an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished. Taking this into account, the following are identified as important factors that could cause actual results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, us:

•                  risks related to diverting management’s attention from ours;

•                  the level of supply and demand for natural resources;

•                  failure by our customers to reach positive final investment decisions on, or otherwise not complete, projects with respect to which we have been awarded contracts to provide related accommodation, which may cause those customers to terminate or postpone the contracts;

•                  the availability of attractive oil and natural gas field assets, which may be affected by governmental actions or environmental activists;

•                  fluctuations in the current and future prices of natural resources;

•                  fluctuations in currency exchange rates;

•                  general global economic conditions and the pace of global economic growth;

•                  changes in tax laws, tax treaties. or tax regulations or the interpretation or enforcement thereof, including taxing authorities not agreeing with our assessment of the effects of such laws, treaties and regulations;

•                  global weather conditions and natural disasters;

•                  our ability to hire and retain skilled personnel;

•                  the availability and cost of capital; and

•                  the development of new projects, including whether such projects will continue in the future.

Such risks and uncertainties are beyond our ability to control, and in many cases, we cannot predict the risks and uncertainties that could cause our actual results to differ materially from those indicated by the forward-looking statements.

Prior to the completion of the Business Combination, Target Parent was owned by the Algeco Seller, and Signor Parent was owned by the Arrow Seller and did not operate together as Target Hospitality, though they were under common control. Target Parent’s and Signor Parent’s historical financial information is not representative of the results we would have achieved as a separate, publicly-traded company and may not be a reliable indicator of our future results.

The historical information of Signor Parent and Target Parent refers to their respective businesses prior to the Business Combination. Accordingly, the historical financial information does not necessarily reflect the financial condition, results of operations or cash flows that we would have achieved as a separate, publicly-traded company during the periods presented or those that we will achieve in the future primarily as a result of the factors described below:

•                  prior to the completion of the Business Combination, Signor Parent’s and Target Parent’s businesses were owned by the Arrow Seller and the Algeco Seller, respectively, as part of broader corporate organizations, rather than as an independent company. As such, these broader organizations performed various corporate functions for each entity such as legal, treasury, accounting, auditing, human resources, corporate affairs and finance. Target Parent’s and Signor Parent’s historical financial results reflect allocations of corporate expenses from such functions and are likely to be less than the expenses Target Hospitality would have incurred had it operated as a separate publicly-traded company. Following the Business Combination, we are responsible for the cost related to such functions previously performed by each entity’s previous corporate group;

•                  prior to the completion of the Business Combination, decisions regarding capital raising and major capital expenditures for Signor Parent or Target Parent were done through the Arrow Seller or the Algeco Seller, respectively;

•                  following the Business Combination, we may need to obtain additional financing from banks, through public offerings or private placements of debt or equity securities, strategic relationships or other arrangements; and

•                  Signor Parent’s and Target Parent’s historical financial information prior to the Business Combination does not reflect the debt or the associated expenses that Target Hospitality has incurred as part of the Business Combination.

Other significant changes may occur in our cost structure, management, financing and business operations as a result of operating as a company separate from the Algeco Seller and the Arrow Seller. For additional information about the past financial performance of Target Parent and Signor, without giving effect to the Business Combination and the basis of the presentation of the historical consolidated financial statements of Target Hospitality, see “Target Parent and Signor Parent’s Combined Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Target Parent’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Signor’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as the financial statements and accompanying notes included elsewhere in this Current Report on Form 8-K.

Target Hospitality will incur significantly increased costs as a result of operating as a public company, and its management will be required to devote substantial time to compliance efforts.

Target Hospitality will incur significant legal, accounting, insurance, and other expenses as a result of being a public company. The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended (the “Dodd-Frank Act”) and the Sarbanes-Oxley Act of 2002, as amended (“SOX”), as well as related rules implemented by the SEC, have required changes in corporate governance practices of public companies. In addition, rules that the SEC is implementing or is required to implement pursuant to the Dodd-Frank Act are expected to require additional change. Target Hospitality expects that compliance with these and other similar laws, rules and regulations, including compliance with Section 404 of SOX, will substantially increase its expenses, including legal and accounting costs, and make some activities more time-consuming and costly. It is possible that these expenses will exceed the increases projected by management. These laws, rules, and regulations may also make it more expensive to obtain director and officer liability insurance, and Target Hospitality may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage, which may make it more difficult for it to attract and retain qualified persons to serve on its board of directors or as officers. Although the JOBS Act may, for a limited period of time, somewhat lessen the cost of complying with these additional regulatory and other requirements, Target Hospitality nonetheless expects a substantial increase in legal, accounting, insurance, and certain other expenses in the future, which will negatively impact its results of operations and financial condition.

As a result of being a public company, Target Hospitality will be subject to additional reporting and corporate governance requirements that will require additional management time, resources and expense.

As a public company, Target Hospitality will be obligated to file with the SEC annual and quarterly information and other reports that are specified in the Exchange Act. Target Hospitality will also be subject to other reporting and corporate governance requirements under SOX, and the rules and regulations promulgated thereunder, all of which impose significant compliance and reporting obligations upon us and require us to incur additional expense in order to fulfill such obligations.

Our actual financial position and results of operations may differ materially from the unaudited pro forma financial information included in this Current Report on Form 8-K.

The unaudited pro forma condensed consolidated financial information in this Current Report on Form 8-K is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. See the section entitled “Unaudited Pro Forma Condensed Consolidated Financial Information” attached as Exhibit 99.5 for more information.

Certain benefits we expect from the Business Combination are based on projections and assumptions, which are uncertain and subject to change.

Management has made certain estimates and assumptions with respect to certain benefits that it expects from the Business Combination that affect the reported amounts of earnings, assets, liabilities, revenues, expenses and related information included in our pro forma financial information herein, as well as Adjusted EBITDA, Run-Rate Adjusted EBITDA and other measures derived from that information. These estimates and assumptions may prove to be inaccurate or may change in the future, and actual results could differ materially from those estimates or assumptions. There can be no assurance that we will realize these benefits, including anticipated synergistic benefits, if any, as a result of the Business Combination. If the estimates are not realized or we do not achieve the perceived benefits of the Business Combination, including perceived benefits to our cash flows, Adjusted EBITDA, Run-Rate Adjusted EBITDA and earnings, as rapidly or to the extent anticipated, our business and financial results could be negatively affected.

Information Technology and Privacy Risks

Any failure of our management information systems could disrupt our business and result in decreased revenue and increased overhead costs.

We depend on our management information systems to actively manage our facilities and provide facility information, and availability of our services. These functions enhance our ability to optimize facility utilization, occupancy, costs of goods sold, and average daily rate. The failure of our management information systems to perform as anticipated could damage our reputation with our customers, disrupt our business or result in, among other things, decreased revenue and increased overhead costs. For example, an inaccurate utilization rate could cause us to fail to have sufficient inventory to meet consumer demand, resulting in decreased sales. Any such failure could harm our business, results of operations and financial condition. In addition, the delay or failure to implement information system upgrades and new systems effectively could disrupt our business, distract management’s focus and attention from business operations and growth initiatives, and increase our implementation and operating costs, any of which could materially adversely affect our operations and operating results.

Like other companies, our information systems may be vulnerable to a variety of interruptions due to events beyond our control, including, but not limited to, telecommunications failures, computer viruses, security breaches (including cyber-attacks), and other security issues. In addition, because our systems contain information about individuals and businesses, the failure to maintain the security of the data we hold, whether the result of our own error or the malfeasance or errors of others, could harm our reputation or give rise to legal liabilities leading to lower revenue, increased costs, regulatory sanctions, and other potential material adverse effects on our business, results of operations, and financial condition.

Our business could be negatively impacted by security threats, including cyber-security threats and other disruptions.

We face various security threats, including cyber-security threats to gain unauthorized access to sensitive information or to render data or systems unusable; threats to the safety of our employees; threats to the security of our facilities and infrastructure or third-party facilities and infrastructure; and threats from terrorist acts. Although we utilize various procedures and controls to monitor these threats and mitigate our exposure to such threats, there can be no assurance that these procedures and controls will be sufficient in preventing security threats from materializing. If any of these events were to materialize, they could lead to losses of sensitive information, critical infrastructure, personnel or capabilities essential to our operations and could have a material adverse effect on our reputation, financial position, results of operations or cash flows. Cyber-security attacks in particular are evolving and include, but are not limited to, malicious software, attempts to gain unauthorized access to data and other electronic security breaches that could lead to disruptions in critical systems, unauthorized release of confidential or otherwise protected information, and corruption of data. See “Risk Factors—Risks Relating to Our Business—Cyber-attacks could have a disruptive effect on our business.”

Cyber-attacks could have a disruptive effect on our business.

From time to time we may experience cyber-attacks, attempted and actual breaches of our information technology systems and networks or similar events, which could result in a loss of sensitive business or customer information, systems interruption or the disruption of our operations. The techniques that are used to obtain unauthorized access, disable or degrade service or sabotage systems change frequently and are difficult to detect for long periods of time, and we are accordingly unable to anticipate and prevent all data security incidents.

Even if we are fully compliant with legal standards and contractual or other requirements, we still may not be able to prevent security breaches involving sensitive data. The sophistication of efforts by hackers to gain unauthorized access to information systems has continued to increase in recent years. Breaches, thefts, losses or fraudulent uses of customer, employee or company data could cause consumers to lose confidence in the security of our website, point of sale systems and other information technology systems and choose not to stay in our communities or contract with us in the future. Such security breaches also could expose us to risks of data loss, business disruption, litigation and other costs or liabilities, any of which could adversely affect our business.

Failure to keep pace with developments in technology could adversely affect our operations or competitive position.

The specialty rental and hospitality services industry demands the use of sophisticated technology and systems for community management, procurement, operation of services across communities and other facilities, distribution of community resources to current and future customers and amenities. These technologies may require refinements and upgrades. The development and maintenance of these technologies may require significant investment by us. As various systems and technologies become outdated or new technology is required, Target Hospitality may not be able to replace or introduce them as quickly as needed or in a cost-effective and timely manner. As a result, Target Hospitality may not achieve the benefits it may have been anticipating from any new technology or system.

Risks Relating to Our Indebtedness

Our leverage may make it difficult for us to service our debt and operate our business.

As of December 31, 2018, on a pro forma basis after giving effect to the Transactions, Target Hospitality, through its wholly-owned indirect subsidiary, Arrow Bidco LLC, would have had $380 million of total indebtedness consisting of $40 million of borrowings under the New ABL Facility and $340 million of Notes.

Our leverage could have important consequences, including:

•                  making it more difficult to satisfy our obligations with respect to our various debt (including the Notes) and liabilities;

•                  requiring us to dedicate a substantial portion of our cash flow from operations to debt payments, thus reducing the availability of cash flow to fund internal growth through working capital and capital expenditures on our existing communities or new communities and for other general corporate purposes;

•                  increasing our vulnerability to a downturn in our business or adverse economic or industry conditions;

•                  placing us at a competitive disadvantage compared to our competitors that have less debt in relation to cash flow and that, therefore, may be able to take advantage of opportunities that our leverage would prevent us from pursuing;

•                  limiting our flexibility in planning for or reacting to changes in our business and industry;

•                  restricting us from pursuing strategic acquisitions or exploiting certain business opportunities or causing us to make non-strategic divestitures; and

•                  limiting, among other things, our ability to borrow additional funds or raise equity capital in the future and increasing the costs of such additional financings.

Our ability to meet our debt service obligations, including those under the New ABL Facility and the Notes, or to refinance our debt depends on our future operating and financial performance, which will be affected by our ability to successfully implement our business strategy as well as general economic, financial, competitive, regulatory and other factors beyond our control. If our business does not generate sufficient cash flow from operations, or if future borrowings are not available to us in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs, we may need to refinance all or a portion of our indebtedness on or before the maturity thereof, sell assets, reduce or delay capital investments or seek to raise additional capital, any of which could have a material adverse effect on our operations. In addition, we may not be able to affect any of these actions, if necessary, on commercially reasonable terms or at all. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of our existing or future debt instruments may limit or prevent us from taking any of these actions. If we default on the payments required under the terms of certain of our indebtedness, that indebtedness, together with debt incurred pursuant to other debt agreements or instruments that contain cross-default or cross-acceleration provisions, may become payable on demand, and we may not have sufficient funds to repay all of its debts. As a result, our inability to generate sufficient cash flow to satisfy our debt service obligations, or to refinance or restructure our obligations on commercially reasonable terms or at all, would have an adverse effect, which could be material, on our business, financial condition and results of operations, as well as on our ability to satisfy our debt obligations.

We and our subsidiaries may be able to incur substantial additional indebtedness (including additional secured obligations) in the future following the Business Combination. Although the Indenture and the New ABL Facility contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of significant qualifications and exceptions, and under certain circumstances, the amount of indebtedness that could be incurred in compliance with these restrictions could be substantial. See “Description of Material Indebtedness.” If new debt, including future additional secured obligations, is added to our and our subsidiaries’ existing debt levels, the related risks that we now face would increase.

Global capital and credit markets conditions could materially adversely affect our ability to access the capital and credit markets or the ability of key counterparties to perform their obligations to it.

Although we believe the banks participating in the New ABL Facility have adequate capital and resources, we can provide no assurance that all of those banks will continue to operate as a going concern in the future. If any of the banks in our lending group were to fail, it is possible that the borrowing capacity under the New ABL Facility would be reduced. Further, practical, legal, and tax limitations may also limit our ability to access the cash available to certain businesses within our group to service the working capital needs of other businesses within our group. In the event that the availability under the New ABL Facility were reduced significantly, we could be required to obtain capital from alternate sources in order to finance our capital needs. The options for addressing such capital constraints would include, but would not be limited to, obtaining commitments from the remaining banks in the lending group or from new banks to fund increased amounts under the terms of the New ABL Facility, and accessing the public capital markets. In addition, we may delay certain capital expenditures to ensure that we maintain appropriate levels of liquidity. If it becomes necessary to access additional capital, any such alternatives could have terms less favorable than those terms under the New ABL Facility, which could have a material adverse effect on our business, results of operations, financial condition, and cash flows.

In addition, in the future we may need to raise additional funds to, among other things, refinance existing indebtedness, fund existing operations, improve or expand its operations, respond to competitive pressures or make acquisitions. If adequate funds are not available on acceptable terms, we may be unable to achieve our business or strategic objectives or compete effectively. Our ability to pursue certain future opportunities may depend in part on our ongoing access to debt and equity capital markets. We cannot assure Noteholders that any such financing will be available on terms satisfactory to us or at all. If we are unable to obtain financing on acceptable terms, we may have to curtail our growth.

Economic disruptions affecting key counterparties could also have a material adverse effect on our business. We monitor the financial strength of our larger customers, derivative counterparties, lenders, and insurance carriers on a periodic basis using publicly-available information in order to evaluate its exposure to those who have or who it believes may likely experience significant threats to their ability to adequately perform their obligations to it. The information available will differ from counterparty to counterparty and may be insufficient for us to adequately interpret or evaluate our exposure and/or determine appropriate or timely responses.

We are, and may in the future become, subject to covenants that limit our operating and financial flexibility and, if we default under our debt covenants, we may not be able to meet our payment obligations.

The New ABL Facility and the Indenture, as well as any instruments that will govern any future debt obligations, contain covenants that impose significant restrictions on the way the Holdco Acquiror and its subsidiaries can operate, including restrictions on the ability to:

•                  incur or guarantee additional debt and issue certain types of stock;

•                  create or incur certain liens;

•                  make certain payments, including dividends or other distributions, with respect to our equity securities;

•                  prepay or redeem junior debt;

•                  make certain investments or acquisitions, including participating in joint ventures;

•                  engage in certain transactions with affiliates;

•                  create unrestricted subsidiaries;

•                  create encumbrances or restrictions on the payment of dividends or other distributions, loans or advances to, and on the transfer of, assets to the issuer or any restricted subsidiary;

•                  sell assets, consolidate or merge with or into other companies;

•                  sell or transfer all or substantially all our assets or those of our subsidiaries on a consolidated basis; and

•                  issue or sell share capital of certain subsidiaries.

Although these limitations will be subject to significant exceptions and qualifications, these covenants could limit our ability to finance future operations and capital needs and our ability to pursue acquisitions and other business activities that may be in our interest. The Holdco Acquiror and its subsidiaries’ ability to comply with these covenants and restrictions may be affected by events beyond our control. These include prevailing economic, financial and industry conditions. If the Holdco Acquiror and its subsidiaries defaults on their obligations under the New ABL Facility and the Indenture, then the relevant lenders or holders could elect to declare the debt, together with accrued and unpaid interest and other fees, if any, immediately due and payable and proceed against any collateral securing that debt. If the debt under the New ABL Facility, the Indenture or any other material financing arrangement that we enter into were to be accelerated, our assets may be insufficient to repay in full the New ABL Facility, the Notes and our other debt.

The New ABL Facility will also require our subsidiaries to satisfy specified financial maintenance tests in the event that certain excess liquidity requirements are not satisfied. The ability to meet these tests could be affected by deterioration in our operating results, as well as by events beyond our control, including increases in raw materials prices and unfavorable economic conditions, and we cannot assure Noteholders that these tests will be met. If an event of default occurs under the New ABL Facility, the lenders thereunder could terminate their commitments and declare all amounts borrowed, together with accrued and unpaid interest and other fees, to be immediately due and payable. Borrowings under other debt instruments that contain cross-acceleration or cross-default provisions also may be accelerated or become payable on demand. In these circumstances, Target Hospitality’s assets may not be sufficient to repay in full that indebtedness and its other indebtedness then outstanding.

The amount of borrowings permitted at any time under the New ABL Facility will be subject to compliance with limits based on a periodic borrowing base valuation of the borrowing base assets thereunder. As a result, our access to credit under the New ABL Facility will potentially be subject to significant fluctuations depending on the value of the borrowing base of eligible assets as of any measurement date, as well as certain discretionary rights of the agent in respect of the calculation of such borrowing base value. As a result of any change in valuation, the availability under the New ABL Facility may be reduced, or we may be required to make a repayment of the New ABL Facility, which may be significant. The inability to borrow under the New ABL Facility or the use of available cash to repay the New ABL Facility as a result of a valuation change may adversely affect our liquidity, results of operations and financial position.

Restrictions in Arrow Bidco’s existing and future debt agreements could limit our growth and our ability to respond to changing conditions.

The New ABL Facility contains a number of significant covenants including covenants restricting the incurrence of additional debt. The credit agreement governing the New ABL Facility requires Arrow Bidco, among other things, to maintain certain financial ratios or reduce our debt. These restrictions also limit our ability to obtain future financings to withstand a future downturn in its business or the economy in general, or to otherwise conduct necessary corporate activities. We may also be prevented from taking advantage of business opportunities that arise because of the limitations that the restrictive covenants under the New ABL Facility and the indenture governing the Notes impose on it. In addition, complying with these covenants may also cause us to take actions that are not favorable to our securityholders and may make it more difficult for us to successfully execute our business strategy and compete against companies that are not subject to such restrictions.

Credit rating downgrades could adversely affect our businesses, cash flows, financial condition and operating results.

Arrow Bidco’s credit ratings will impact the cost and availability of future borrowings, and, as a result, cost of capital. Arrow Bidco’s ratings reflect each rating agency’s opinion of our financial strength, operating performance and ability to meet our debt obligations. Each rating agency will review these ratings periodically and there can be no assurance that such ratings will be maintained in the future. A downgrade in Arrow Bidco’s rating could adversely affect our  businesses, cash flows, financial condition and operating results.

SELECTED HISTORICAL FINANCIAL INFORMATION OF TARGET PARENT AND SIGNOR PARENT (COMBINED)

The following table shows the selected historical financial information of Target Parent and Signor Parent (combined) for the periods and as of the dates indicated.

The selected historical financial information of Target Parent and Signor Parent (combined) as of and for the years ended December 31, 2018 and 2017 was derived from the audited historical combined financial statements of Target Parent and Signor Parent attached as Exhibit 99.1 and incorporated by reference into this Current Report on Form 8-K.

The following selected historical financial information should be read together with the combined financial statements and accompanying notes and “Target Parent and Signor Parent’s Combined Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this Current Report on Form 8-K. The selected historical financial information in this section is not intended to replace Target Parent and Signor Parent’s combined financial statements and the related notes. Target Parent and Signor Parent’s (combined) historical results are not necessarily indicative of Target Parent and Signor Parent’s (combined) future results, and Target Parent and Signor Parent’s (combined) results as of the year ended December 31, 2018 are not necessarily indicative of future results.

The financial information contained in this section relates to Target Parent and Signor Parent on a combined basis, prior to and without giving pro forma effect to the impact of the Business Combination and, as a result, the results reflected in this section may not be indicative of the results Target Hospitality will have going forward or that Target Parent and Signor Parent would have seen as standalone businesses during the periods presented. See “Unaudited Pro Forma Condensed Consolidated Financial Information” attached as Exhibit 99.5 and incorporated by reference into this Current Report on Form 8-K.

	For the Years Ended December 31,
	2018	2017
Revenue:
Services income	$186,865	$75,422
Specialty rental income	53,735	58,813
Total revenue	240,600	134,235
Costs:
Services	93,064	46,630
Specialty rental	10,372	10,095
Loss on impairment	15,320	—
Depreciation of specialty rental assets	31,610	24,464
Gross profit	90,234	53,046
Selling, general and administrative	41,340	24,337
Other depreciation and amortization	7,518	5,681
Restructuring costs	8,593	2,180
Currency (gain) loss, net	149	(91)
Other income, net	(8,275)	(519)
Operating income	40,909	21,458
Interest expense (income), net	24,198	(5,107)
Income before income tax	16,711	26,565
Income tax expense	11,755	25,584
Net income	4,956	981
Other comprehensive income (loss)	—	—
Foreign currency translation	(841)	618
Comprehensive income	$4,115	$1,599
Balance sheet data (at period end):
Specialty rental and other PPE	312,441	199,389
Total assets	565,032	363,125
Debt, non-current	20,564	2,793
Total liabilities	216,041	338,221
Statements of cash flows data:
Net cash provided by (used in):
Operating activities	26,203	40,774
Investing activities	(220,917)	(130,246)
Financing activities	194,553	98,059
Other financial data:
EBITDA(1)	80,037	51,603
Adjusted EBITDA(1)	116,813	61,944
Adjusted Free Cash Flows(1)	93,571	45,983

(1)                                 For additional information and a reconciliation of these non-GAAP measures to the most comparable GAAP measure, see “Target Parent and Signor Parent’s Combined Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Measures” elsewhere in this Current Report on Form 8-K.

SELECTED HISTORICAL FINANCIAL INFORMATION OF TARGET PARENT

The following table shows the selected historical financial information of Target Parent for the periods and as of the dates indicated.

The selected historical financial information of Target Parent as of and for the years ended December 31, 2017 and 2016 was derived from the audited historical consolidated financial statements of Target Parent attached as Exhibit 99.2 and incorporated by reference into this Current Report on Form 8-K.

The following selected historical financial information should be read together with the consolidated financial statements and accompanying notes and “Target Parent’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this Current Report on Form 8-K. The selected historical financial information in this section is not intended to replace Target Parent’s consolidated financial statements and the related notes. Target Parent’s historical results are not necessarily indicative of Target Parent’s future results.

The financial information contained in this section relates to Target Parent, prior to and without giving pro forma effect to the impact of the Business Combination, and, as a result, the results reflected in this section may not be indicative of the results Target Hospitality will see going forward. See “Unaudited Pro Forma Condensed Consolidated Financial Information” attached as Exhibit 99.5 and incorporated by reference into this Current Report on Form 8-K.

	Year Ended December 31,
	2017	2016
Revenue:
Services Income	$75,422	$69,510
Specialty Rental Income	58,813	79,957
Total revenue	134,235	149,467
Costs:
Services	46,630	42,245
Specialty Rental	10,095	9,785
Depreciation of accomodation assets	24,464	36,300
Gross Profit	53,046	61,137
Selling, general, and administrative	24,337	15,793
Other depreciation and amortization	5,681	5,029
Restructuring costs	2,180	—
Currency (gain) loss, net	(91)	—
Other income (net)	(519)	(392)
Operating income	21,458	40,707
Interest expense (income), net	(5,107)	(3,512)
Income before income tax	26,565	44,219
Income tax expense	(25,584)	(17,310)
Net income (loss)	981	26,909
Other comprehensive income (loss)
Foreign currency translation	618	205
Comprehensive income (loss)	$1,599	$27,114
Balance sheet data (at period end):
Specialty rental and other PPE	199,389	193,907
Total assets	363,125	424,276
Long-term debt	2,793	17,591
Note due to affiliate	221,000	—
Total liabilities	338,221	113,702
Statements of cash flows data:
Net cash provided by (used in):
Operating activities	40,774	44,728
Investing activities	(130,246)	(5,125)
Financing activities	98,059	(39,924)
Other financial data:
EBITDA(1)	51,603	82,036
Adjusted EBITDA(1)	61,944	81,644
Adjusted Free Cash Flows(1)	45,983	62,041

(1)                                 For additional information and a reconciliation of these non-GAAP measures to the most comparable GAAP measure, see “Target Parent’s Management’s Discussion and Analysis of Financial Condition and Results of Operations— Non-GAAP Measures” elsewhere in this Current Report on Form 8-K..

SELECTED HISTORICAL FINANCIAL INFORMATION OF SIGNOR

The following table shows selected historical financial information for Signor for the periods and as of the dates indicated.

The selected historical financial information of Signor and its subsidiaries (collectively, as used in this section, the “Predecessor”) as of and for the years ended December 31, 2017 and 2016 was derived from the audited historical consolidated financial statements of Signor attached as Exhibit 99.4 and incorporated by reference into this Current Report on Form 8-K. The selected historical interim financial information of Signor for the period January 1, 2018 to September 6, 2018 was derived from the unaudited interim consolidated financial statements of Signor Parent attached as Exhibit 99.3 and incorporated by reference into this Current Report on Form 8-K.

The following selected historical financial information should be read together with the consolidated financial statements and accompanying notes and “Signor’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this Current Report on Form 8-K. The selected historical financial information in this section is not intended to replace Signor’s consolidated financial statements and the related notes. Signor’s results for the period January 1, 2018 to September 6, 2018 are not necessarily indicative of the results that may be expected for the year ending December 31, 2018.

As explained elsewhere in this Current Report on Form 8-K, the financial information contained in this section relates to Signor prior to and without giving pro forma effect to the impact of the Business Combination and, as a result, the results reflected in this section may not be indicative of the results Target Hospitality will see going forward or that Signor would have seen as a standalone business during the periods presented. See “Unaudited Pro Forma Condensed Consolidated Financial Information” attached as Exhibit 99.5 and incorporated by reference into this Current Report on Form 8-K.

	For the period January 1 2018 to September 6, 2018	For nine months ended September 30, 2017	Year ended December 31, 2017	Year ended December 31, 2016
In thousands except units	(Predecessor) (Unaudited)	(Predecessor) (Unaudited)
Service income	$61,242	$22,394	$38,737	$13,497
Costs of Revenues—Lodging
Cost of Revenues—Food Service
Rental income—related party	—	—	—	—
Cost of services	26,675	10,724	17,241	6,974
Depreciation & accretion	4,022	2,004	3,279	1,971
Gross Profit	30,545	9,666	18,217	4,552
Amortization of intangible asset	—	—	—	—
Selling, general, and administrative	2,949	2,271	3,524	2,799
Acquisition expenses	411	—	(9)	1,478
Operating Income	27,185	7,395	14,684	3,231
Interest (expense) and other income, net	(268)	(80)	(132)	(128)
(Loss) income before taxes	26,917	7,315	14,552	3,103
Income tax benefit	—	—	—	—
Net income	$26,917	$7,315	$14,552	$3,103
Balance sheet data (at period end):
Property and equipment, net	56,432	33,510	44,708	20,470
Total assets	108,821	71,822	81,661	50,300
Debt, non-current	2,710	3,476	3,136	475
Total liabilities	13,895	11,531	13,597	3,827
Statements of cash flows data:
Net cash provided by (used in):
Operating activities	33,283	8,668	13,374	2,106
Investing activities	(19,078)	(12,440)	(23,184)	(6,111)
Financing activities	(973)	6,645	11,015	2,232
Earnings per Series A unit—Basic and Diluted	0.51	0.16	0.30	0.07
Earnings per Series B unit—Basic and Diluted	0.50	0.10	0.29	0.07
Weighted average Series A units (Basic and Diluted)	51,003,049	45,712,411	46,915,805	41,108,054
Weighted average Series B units (Basic and Diluted)	2,240,000	2,240,000	2,240,000	2,240,000
Other financial data:
EBITDA(1)	31,207	9,399	17,963	5,202
Adjusted EBITDA(1)	32,810	9,399	17,972	3,724
Adjusted Free Cash Flows(1)	32,997	9,393	18,003	3,618

(1)                                 For additional information and a reconciliation of these non-GAAP measures to the most comparable GAAP measure, see “Signor’s Management’s Discussion and Analysis of Financial Condition and Results of Operations— Non-GAAP Measures” elsewhere in this Current Report on Form 8-K.

UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

The information set forth in Exhibit 99.5 to this Current Report on Form 8-K is incorporated herein by reference.

TARGET PARENT AND SIGNOR PARENT’S COMBINED MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following management’s discussion and analysis of Target Parent and its consolidated subsidiaries’ and Signor Parent and its consolidated subsidiaries’ (on a combined basis) financial condition and results of operations should be read in conjunction with the information presented in “Selected Historical Financial Information of Target Parent and Signor Parent (Combined)” and Target Parent’s and Signor Parent’s combined financial statements and the notes related thereto included elsewhere in this filing.

The information in this “Target Parent and Signor Parent’s Combined Management’s Discussion and Analysis of Financial Condition and Results of Operations” for historical periods prior to December 22, 2017, reflect the financial results of Target Parent. For purposes of this section, references to “we,” “us,” “the Companies,” “Algeco US Holdings LLC,” or “Holdings” refers to Target Parent and its consolidated subsidiaries for periods from and after December 22, 2017 through December 31, 2018 and Target and its consolidated subsidiaries for periods prior to December 22, 2017. References to “we,” “us,” “Arrow Parent Corporation,” or “Arrow” refers to Signor Parent and its consolidated subsidiaries for the period from September 7, 2018 through December 31, 2018.

Overview

Holdings, a limited liability company incorporated under the laws of Delaware, was formed by TDR Capital LLP (“TDR”) in September 2017. Holdings is directly owned by Algeco Scotsman Global S.a.r.l. (“ASG”) which is ultimately owned by a group of investment funds managed and controlled by TDR. Holdings acts as a holding company that includes the US corporate employees of ASG and affiliates and certain related administrative costs and is the owner of Target Logistics Management, LLC (“Target”), its operating company. Holdings receives capital contributions, makes distributions, and maintains cash as well as other amounts owed to and from affiliated entities. Certain cost allocations are made to Holdings from its ultimate parent, related to payroll, taxes, and certain operating expenses.

Target is one of the largest suppliers of vertically integrated hospitality solutions in North America. It is organized as a single-member limited liability company incorporated under the laws of Massachusetts. Target provides specialty rental with comprehensive vertically integrated hospitality services including: catering food services, maintenance, housekeeping, grounds-keeping, on-site security, overall workforce lodge management, and laundry service. Target serves clients in oil, gas, mining, alternative energy, government and immigrations sectors principally located in the West Texas, South Texas, Oklahoma and Bakken regions, as well as various large linear-construction (pipeline and infrastructure) projects in the United States.

Arrow, incorporated under the laws of Delaware, owns 100% of Arrow Bidco LLC (“Bidco”). Arrow is owned by Arrow Holdings S.a.r.l. (“AHS”), which is ultimately owned by a group of investment funds managed and controlled by TDR. Arrow was formed in August 2018 and acts as a holding company for Bidco, which was also formed in September 2018 as a holding company. Neither Arrow or Bidco have operating activity, but receive capital contributions, make distributions, and maintain cash as well as other amounts owed to and from affiliated entities.

Bidco is incorporated under the laws of Delaware as a single member LLC, and owns 100% of RL Signor Holdings, LLC (“Signor”) acquired on September 7, 2018.

Signor is a limited liability company formed under the laws of the State of Delaware to own, develop, manage and operate hospitality solutions located primarily throughout Texas. Through its operating subsidiaries, Signor provides comprehensive vertically integrated hospitality services consistent with those of Target.

On September 7, 2018, Bidco purchased 100% of the Membership Interests of Signor. Bidco acquired Signor for an aggregate purchase price of $201.5 million excluding $15.5 million of cash and cash equivalents and restricted cash acquired. The amount of the purchase price in excess of the fair value of the net assets acquired was recorded as goodwill.

On November 13, 2018, Holdings and Arrow entered into a Membership Purchase Agreement with Platinum Eagle Acquisition Corporation (“Platinum Eagle”), through its wholly-owned subsidiary, Topaz Holdings LLC to affect a business combination. Pursuant to the agreement all of the equity interests of Holdings and Arrow, were purchased respectively, for approximately $1.311 billion. The purchase price was paid in shares and cash.

On December 22, 2017, in a restructuring transaction (“Restructuring”) amongst entities under common control of TDR and ASG, Holdings acquired 100% ownership of Target, initially acquired by another subsidiary of ASG in 2013, as its operating company. As part of the Restructuring, certain notes and intercompany accounts among Target and other ASG entities were offset and extinguished and any gain or loss on extinguishment of the notes and receivables have been recognized as contributions and distributions in equity. Further, immediately prior to the Restructuring transaction, on December 15, 2017, Target acquired all of Iron Horse Managing Services, LLC and Iron Horse Ranch Yorktown, LLC (collectively, “Iron Horse”), in a transaction between entities under common control of TDR. Iron Horse was initially acquired by another subsidiary of TDR on July 31, 2017 and accounted for as a business combination with the assets acquired and liabilities assumed recorded at fair value as of the date of the initial acquisition. The acquisition of Iron Horse expanded Target’s presence in the Texas Permian Basin, adding four lodges with approximately one thousand rooms in strategic locations across Texas.

As the Restructuring transaction and Target’s acquisition of Iron Horse were among entities under common control, the transactions did not result in a change in control and therefore did not meet the definition of a Business Combination in accordance with Accounting Standards Codification (“ASC”) 805, Business Combinations. Accordingly, the net assets have been recorded at their carrying value at the date of transfer. Additionally, as these transactions occurred between entities under common control, Holdings has recorded no gain or loss in the consolidated financial statements. Further, as the common control transactions resulted in a change in the reporting entity, the Holdings consolidated financial statements for all periods presented have been retrospectively adjusted, as if the transactions had occurred as of the earliest period presented or the initial date at which the entities first came under common control. As such, the operating results of Target and Iron Horse are included in the operations beginning on February 15, 2013 and July 31, 2017, respectively, the date at which common control was attained.

Due to common ownership of Arrow and Holdings by TDR as explained above, the operating results have been combined to include the consolidated accounts of both Holdings and Arrow (“the Companies”). All significant intercompany accounts and transactions have been eliminated. TDR, the ultimate parent of Holdings, owns 76% percent of Holdings with the remaining 24% held through affiliated entities of TDR. TDR owns 100% of Arrow. TDR has majority ownership of the entity created from the closing of the Business Combination with Platinum Eagle, discussed above.

Factors Affecting Results of Operations

We expect our business to continue to be affected by the key factors discussed below, as well as factors discussed in the section titled “Risk Factors” included elsewhere in this Current Report on Form 8-K. Our expectations are based on assumptions made by us and information currently available to us. To the extent our underlying assumptions about, or interpretations of, available information prove to be incorrect, our actual results may vary materially from our expected results.

Supply and Demand for Oil and Gas

As a provider of vertically integrated specialty rental and hospitality services, we are not directly impacted by oil and gas price fluctuations. However, these price fluctuations indirectly influence our activities and results of operations because the exploration and production (“E&P”) workforce is directly affected by price fluctuations and the industry’s expansion or contraction as a result of these fluctuations. Our occupancy volume depends on the size of the workforce within the oil and gas industry and the demand for labor. Oil and gas prices are volatile and influenced by numerous factors beyond our control, including the domestic and global supply of and demand for oil and gas. The commodities trading markets, as well as other supply and demand factors, may also influence the selling prices of oil and gas.

Availability and Cost of Capital

Capital markets conditions could affect our ability to access the debt and equity capital markets to the extent necessary to fund our future growth. Interest rates on future credit facilities and debt offerings could be higher than current levels, causing our financing costs to increase accordingly, and could limit our ability to raise funds, or increase the price of raising funds, in the capital markets and may limit our ability to expand.

Regulatory Compliance

We are subject to extensive federal, state, local, and foreign environmental, health and safety laws and regulations concerning matters such as air emissions, wastewater discharges, solid, and hazardous waste handling and disposal and the investigation and remediation of contamination. The risks of substantial costs, liabilities, and limitations on our operations related to compliance with these laws and regulations are an inherent part of our business, and future conditions may develop, arise, or be discovered that create substantial environmental compliance or remediation liabilities and costs.

Natural Disasters or Other Significant Disruption

An operational disruption in any of our facilities could negatively impact our financial results. The occurrence of a natural disaster, such as earthquake, tornado, severe weather, flood, fire, or other unanticipated problems such as labor difficulties, equipment failure, capacity expansion difficulties or unscheduled maintenance could cause operational disruptions of varied duration. These types of disruptions could materially adversely affect our financial condition and results of operations to varying degrees dependent upon the facility, the duration of the disruption, our ability to shift business to another facility or find alternative solutions.

How we evaluate our operations

We derive the majority of our revenue from leasing of lodging facilities. Approximately 68.1% of our revenue was earned from specialty rental with vertically integrated hospitality, specifically lodging and related ancillary services, whereas the remaining 22.3% of revenues were earned through leasing of lodging facilities for the year ended December 31, 2018. Our services include temporary living accommodations, catering food services, maintenance, housekeeping, grounds-keeping, on-site security, workforce community management, and laundry services. Revenue is recognized in the period in which lodging and services are provided pursuant to the terms of contractual relationships with our customers. In some contracts, rates may vary over the contract term, in these cases, revenue is generally recognized on a straight-line basis over the contract term. We enter into arrangements with multiple deliverables for which arrangement consideration is allocated between lodging and services based on the relative estimated standalone selling price of each deliverable. The estimated price of lodging and services deliverables is based on the prices of lodging and services when sold separately or based upon the best estimate of selling price.

The Companies also originated a contract in 2013 with TransCanada Pipelines (TCPL) to construct, deliver, cater and manage all accommodations and hospitality services in conjunction with the planned construction of the Keystone XL pipeline project. During the construction phase of the contract, the Companies recognize revenue as costs are incurred in connection with the project. The revenue recognized includes a margin mark-up on costs incurred as allowable under the contract terms. The construction phase of the project generated revenue under limited notices to proceed as well as change orders mainly during the fourth quarter of 2018. Approximately 9.6% of our total revenue was generated from this contract for the year ended December 31, 2018.

Our management uses a variety of financial and operating metrics to analyze our performance. We view these metrics as significant factors in assessing our operating results and profitability and intend to review these measurements frequently for consistency and trend analysis. We primarily review the following profit and loss information when assessing our performance.

Revenue

We analyze our revenues by comparing actual revenues to our internal projections for a given period and to prior periods to assess our performance. We believe that revenues are a meaningful indicator of the demand and pricing for our services. Key drivers to change in revenues may include average utilization of existing beds, levels of drilling activity in the Permian and Bakken basins, and the consumer price index impacting government contracts.

Adjusted Gross profit

We analyze our adjusted gross profit, which we define as revenues less cost of sales, excluding depreciation and loss on impairment, to measure our financial performance. We believe adjusted gross profit is a meaningful metric because it provides insight on financial performance of our revenue streams without consideration of company overhead. Additionally, using adjusted gross profit gives us insight on factors impacting cost of sales, such as efficiencies of our direct labor and material costs. When analyzing adjusted gross profit, we compare actual adjusted gross profit to our internal projections for a given period and to prior periods to assess our performance.

Segments

We have identified three reportable business segments: Government, the Permian Basin, and the Bakken Basin:

Government

The government segment (“Government”) includes the facilities and operations of the family residential center and the related support communities in Dilley, Texas (the “South Texas Family Residential Center”) provided under a lease and services agreement with CoreCivic (“CoreCivic”).

Permian Basin

The Permian Basin segment reflects our facilities and operations in the Permian Basin region and includes our 14 communities located across Texas and New Mexico.

Bakken Basin

The Bakken Basin segment reflects our facilities and operations in the Bakken Basin region and includes our four communities in North Dakota.

Other

Our other facilities and operations which do not meet the criteria to be a separate reportable segment are combined and reported as “Other” which represents the facilities and operations of one community in the Anadarko basin of Oklahoma, the catering and other services provided to communities and other workforce accommodation facilities for the oil, gas and mining industries not owned by us and initial work and future plans for facilities and services to be provided in connection with the TransCanada pipeline project.

Key factors impacting the comparability of results

The historical results of operations for the periods presented may not be comparable, either to each other or to our future results of operations, for the reasons described below:

Algeco US Holdings LLC Restructuring

On November 28, 2017, as part of the Restructuring amongst entities under common control of TDR and ASG, ASG conducted a carve-out transaction of Target and Chard Camp Catering Services Ltd (“Chard”) net assets from Williams Scotsman International Inc. (“WSII”) and Chard became a wholly-owned subsidiary of Target. Effective December 22, 2017, Holdings acquired Target and Chard. Due to the acquisition of Target by Holdings being a common control transaction, the prior period financial statements have been retrospectively adjusted to reflect the transaction as if it occurred at the beginning of the period presented. Because Target was owned by ASG prior to Holdings’ formation, the historical operations of Target are deemed to be those of the Company. Thus, the financial statements included in this report reflect (i) the historical operating results of Target prior to the Restructuring; (ii) the combined results of Target and Holdings following the Restructuring on November 28, 2017; (iii) the assets and liabilities of Target at their historical cost; and (iv) Holdings’ equity structure since the date of its formation. Due to the Restructuring previously discussed, there are approximately $17.3 million and $9.3 million of additional expenses related to the activity of Holdings included in the combined statements of comprehensive income for the years ended December 31, 2018 and 2017, respectively. Approximately $8.6 million and $0.5 million are reported in restructuring costs for the years ended December 31, 2018 and 2017, respectively. Approximately $8.1 million and $8.8 million of these expenses are reported in selling, general and administrative expenses for the years ended December 31, 2018 and December 31, 2017, respectively. Such selling, general and administrative expenses were offset through charges to affiliated entities in the amount of approximately $5.3 million and recognized in other income, net for the year ended December 31, 2018. Approximately $0.6 million and $0 of these expenses are reported in other income, net for the years ended December 31, 2018 and 2017, respectively.

Target Logistics Management, LLC Restructuring

On December 22, 2017, in a restructuring transaction amongst entities under common control of TDR and ASG, Holdings acquired 100% ownership of Target, a specialty rental company initially acquired by another subsidiary of ASG in 2013, as its operating company. As part of the Restructuring, certain notes and intercompany accounts among Target and other ASG entities were offset and extinguished and any gain or loss on extinguishment of the notes and receivables have been recognized as contributions and distributions in member’s equity. Further, immediately prior to the Restructuring transaction, on December 15, 2017, Target acquired all of Iron Horse in a transaction under common control of TDR. Iron Horse was initially acquired by another subsidiary of TDR on July 31, 2017 and accounted for as a business combination with the assets acquired and liabilities assumed recorded at fair value as of the date of the initial acquisition. The acquisition of Iron Horse expanded Target’s presence in the Texas Permian Basin, adding four lodges with approximately 1,000 rooms in strategic locations across Texas.

Acquisitions

On September 7, 2018, Bidco purchased 100% of the Membership Interests of Signor. Signor’s results of operations are not directly comparable to historical results of operations as Signor’s operating results are only included from the period from September 7, 2018 (“acquisition date”) through December 31, 2018, which represents $30.1 million and $12.5 million of our revenue and income before taxes, respectively, for 2018. The acquisition of Signor further expanded our presence in the Texas Permian Basin, adding over 4,000 rooms.

Public Company Costs

We expect to incur incremental, non-recurring costs related to our transition to a publicly traded company, including the costs of this offering. We also expect to incur additional significant and recurring expenses as a publicly traded company, including costs associated with the employment of additional personnel, compliance under the Exchange Act, annual and quarterly reports to common shareholders, registrar and transfer agent fees, national stock exchange fees, legal fees, audit fees, incremental director and officer liability insurance costs and director and officer compensation.

Results of Operations

The period to period comparisons of our results of operations have been prepared using the historical periods included in our combined financial statements. The following discussion should be read in conjunction with the combined financial statements and related notes included elsewhere in this Current Report on Form 8-K.

Consolidated Results of Operations for the year ended December 31, 2018 and December 31, 2017

	For the Year Ended December 31,		Amount of Increase	Percentage Change Favorable
	2018	2017	(Decrease)	(Unfavorable)
Revenue:
Services income	$186,865	$75,422	$111,443	148%
Specialty rental income	53,735	58,813	(5,078)	(9)%
Total revenue	240,600	134,235	106,365	79%
Costs:
Services	93,064	46,630	46,434	100%
Specialty rental	10,372	10,095	277	3%
Depreciation of specialty rental assets	31,610	24,464	7,146	29%
Loss on impairment	15,320	—	15,320	100%
Gross Profit	90,234	53,046	37,188	70%
Selling, general and administrative	41,340	24,337	17,003	70%
Other depreciation and amortization	7,518	5,681	1,837	32%
Restructuring costs	8,593	2,180	6,413	294%
Currency (gain) loss, net	149	(91)	240	(264)%
Other income, net	(8,275)	(519)	(7,756)	1494%
Operating income	40,909	21,458	19,451	91%
Interest expense (income), net	24,198	(5,107)	29,305	(574)%
Income before income tax	16,711	26,565	(9,854)	(37)%
Income tax expense	11,755	25,584	(13,829)	(54)%
Net income	$4,956	$981	$3,975	405%

Year ended December 31, 2018 Compared to Year ended December 31, 2017

Total Revenue.  Total revenue was $240.6 million (inclusive of $30.1 million in revenue generated from Signor since the acquisition date) for the year ended December 31, 2018 and consisted of $186.9 million of services income and

$53.7 million of specialty rental income. Total revenues for the year ended December 31, 2017 were $134.2 million and consisted of $75.4 million of services income and $58.8 million of specialty rental income.

Services income consists primarily of specialty rental accommodations with vertically integrated hospitality services, and comprehensive hospitality services including catering food services, maintenance, housekeeping, grounds-keeping, on-site security, overall workforce community management, health and recreation facilities, concierge services, and laundry service. Approximately $23 million of services income during 2018 is associated with revenue earned on the TCPL contract discussed previously. Specialty rental income consists primarily of revenues from renting rooms at facilities leased or owned.

The increase of $106.4 million in revenues was due to incremental revenues of $30.1 million from September 7, 2018 to December 31, 2018 as a result of the Signor acquisition as well as an increase of $53.3 million for our comparable lodging facilities (exclusive of the acquisition of Signor) due to an increase in rig count and demand for turnkey services in Texas period over period. The remaining increase of approximately $23 million is associated with the TCPL contract previously discussed. The increase in oil prices and drilling activity was a driver of the demand for the Companies’ services. The average crude oil price in the year ended December 31, 2018 was $65.23 per barrel as compared to $50.80 per barrel in the year ended December 31, 2017. The average rig count for Texas in 2018 was 514 as compared to 430 in 2017. The increase in activity and personnel in the basin drove an increase in utilization, thus leading to higher services income.

Cost of services.  Cost of services was $93.1 million for the year ended December 31, 2018 as compared to $46.6 million for the year ended December 31, 2017. The increase in total cost of services was primarily due to expansions to added rooms coupled with increased utilization rates. Approximately $14.3 million of this increase was attributable to Signor from the acquisition date of September 7, 2018 through December 31, 2018. The total bed count was 11,609 as of December 31, 2018 as compared to 6,708 as of December 31, 2017, and average utilization percentage was 83% for the year ended December 31, 2018 as compared to 73% for the year ended December 31, 2017. As a result, costs of services relating to labor, food, utilities, supplies, and other direct costs associated with operating the lodging facilities saw a 100% increase.

Specialty rental costs.  Specialty rental costs were $10.4 million for the year ended December 31, 2018 as compared to $10.1 million for the year ended December 31, 2017. The increase in specialty rental costs was primarily due to increased utility costs at our Dilley and Mentone leased lodging facilities.

Depreciation of specialty rental assets.  Depreciation of specialty rental assets was $31.6 million for the year ended December 31, 2018 as compared to $24.5 million for the year ended December 31, 2017. The increase of $7.1 million in depreciation of specialty rental assets was primarily due to $99.8 million in specialty rental asset additions, including the Signor acquisition, from December 31, 2017 to December 31, 2018.

Loss on impairment.  Loss on impairment was $15.3 million for the year ended December 31, 2018 and was due to write downs of non-strategic asset groups in the following regions: $0.7 million in the Permian Basin, $7.4 million in the Canadian oil sands, and $7.2 million in the Bakken Basin. There was no loss on impairment recorded for the year ended December 31, 2017.

Selling, general, and administrative.  Selling, general, and administrative was $41.3 million for the year ended December 31, 2018 as compared to $24.3 million for the year ended December 31, 2017. The increase was primarily due to approximately $8.4 million of nonroutine transaction costs associated with this offering, acquisition-expenses of approximately $5.2 million associated with the Signor acquisition, increase in sales commissions of approximately $1.3 million due to growth of the business, increases in compensation and benefits costs of approximately $1.3 million as a result of increased hiring in preparation for becoming a public company, and increases in marketing and legal contract review costs of approximately $1.0 million due to general growth in the business. Despite these increases, most of which are nonroutine (i.e. transaction costs, acquisition-related expenses), selling, general, and administrative expenses are still down year over year as a % of total revenue by approximately 1%.

Other depreciation and amortization.  Other depreciation and amortization was $7.5 million for the year ended December 31, 2018 as compared to $5.7 million for the year ended December 31, 2017. The increase of $1.8 million was due to increased amortization in connection with Arrow intangibles as well as a $13.3 million increase in other property, plant, and equipment from December 31, 2017 to December 31, 2018.

Restructuring costs.  Restructuring costs were $8.6 million for the year ended December 31, 2018 as compared to $2.2 million for the year ended December 31, 2017. The increase of $6.4 million in restructuring costs for the year ended December 31, 2018 primarily related to employee severance payments resulting from the closure of our Baltimore, MD corporate office and the movement of those functions to Europe.

Currency (gain) loss, net.  Currency losses were $0.1 million for the year ended December 31, 2018, as compared to currency gains of $0.1 million for the year ended December 31, 2017. The increase of $0.2 million in currency loss, net was a result of more favorable average exchange rates during the year ended December 31, 2017.

Other income, net.  Other income, net was $8.3 million for the year ended December 31, 2018, as compared to $0.5 million for the year ended December 31, 2017. The increase of $7.8 million in other income, net was related primarily to $5.3 million in recharged costs from Holdings to affiliates for general and administrative services performed on behalf of those groups and approximately $1.7 million of gains associated with the receipt of casualty insurance proceeds related to flood damage at one of our properties in North Dakota.

Interest expense (income), net.  Interest expense, net was $24.2 million for the year ended December 31, 2018 as compared to interest income, net of $5.1 million for the year ended December 31, 2017. The increase of $29.3 million in interest expense, net was primarily related to an increase in interest expense on notes due to affiliates of $23.4 million, financing costs related to extinguished affiliate notes of $1.9 million, amortization of deferred financing costs of $0.6 million, and a reduction of $3.3 million in interest income on notes due from affiliates.

Segment Results

The following table sets forth our selected results of operations for each of our reportable segments for the periods indicated below.

	For the years ended December 31,		Amount of Increase	Percentage Change Favorable
	2018	2017	(Decrease)	(Unfavorable)
Revenue, net:
Government	$66,676	$66,722	$(46)	0%
Permian Basin	120,590	41,439	79,151	191%
Bakken Basin	25,813	22,351	3,462	15%
Other	27,521	3,723	23,798	639%
Total Revenues	$240,600	$134,235	$106,365	79%
Adjusted Gross Profit
Government	$47,437	$48,613	$(1,176)	(2)%
Permian Basin	73,795	18,175	55,620	306%
Bakken Basin	10,554	9,333	1,221	13%
Other	5,378	1,389	3,989	287%
Total Adjusted Gross Profit	$137,164	$77,510	$59,654	77%

Note:  Adjusted Gross Profit for the CODM’s analysis includes the services and rental costs recognized in the financial statements and excludes depreciation and loss on impairment.

Government

Revenue for the Government segment was $66.7 million for the year ended December 31, 2018 as compared to $66.7 million for the year ended December 31, 2017.

Adjusted gross profit for the Government segment was $47.4 million for the year ended December 31, 2018 as compared to $48.6 million for the year ended December 31, 2017. The decrease in gross profit was primarily due to an increase of $1.1 million in cost of sales year over year, while revenues stayed constant. The increase in cost of sales is due to an increase in occupancy within this segment from approximately 41% in 2017 to approximately 63% in 2018, while revenue stayed constant as the revenue in this segment does not necessarily fluctuate with changes in occupancy.

Permian Basin

Revenue for the Permian Basin segment was $120.6 million for the year ended December 31, 2018 as compared to $41.4 million for the year ended December 31, 2017. Contributing to the increase in revenue were expansions to add 4,901 beds as a result of the acquisition of Signor, coupled with increased utilization for the year ended December 31, 2018 as compared to the year ended December 31, 2017.

Adjusted gross profit for the Permian Basin segment was $73.8 million for the year ended December 31, 2018 as compared to $18.2 million for the year ended December 31, 2017. The increase in gross profit was due to cost efficiencies and increased revenues as a result of the expansions discussed above.

Bakken Basin

Revenue for the Bakken Basin segment was $25.8 million for the year ended December 31, 2018 as compared to $22.4 million for the year ended December 31, 2017. The increase in revenue was primarily due to a 9% increase in average utilization while keeping a constant average daily rate.

Adjusted gross profit for the Bakken Basin segment was $10.6 million for the year ended December 31, 2018 as compared to $9.3 million for the year ended December 31, 2017. The increase in gross profit was due to cost efficiencies and increased revenues as a result of higher average utilization discussed above.

Liquidity and Capital Resources

Historically, our primary sources of liquidity have been capital contributions from our owners and cash flow from operations. We depend on cash flow from operations, cash on hand, borrowings under our revolving credit facility and equity financings to finance our acquisition strategy, working capital needs, and capital expenditures. The Holdings ABL Facility has an availability block of $25 million shared among all the borrowers. As of December 31, 2018, $124.5 million was available on the ABL for the Companies to borrow. We currently believe that our cash on hand, along with these sources of funds provide sufficient liquidity to fund debt service requirements, support our growth strategy, lease obligations, contingent liabilities and working capital investments for at least the next 12 months. However, we cannot assure you that we will be able to obtain future debt or equity financings adequate for our future cash requirements on commercially reasonable terms or at all.

If our cash flows and capital resources are insufficient, we may be forced to reduce or delay additional acquisitions, future investments and capital expenditures, and seek additional capital. Significant delays in our ability to finance planned acquisitions or capital expenditures may materially and adversely affect our future revenue prospects.

Capital Requirements

During the year ended December 31, 2018, we incurred $81.6 million in capital expenditures. Our total annual 2019 capital budget is approximately $19.4 million, including growth projects to increase community capacity. However, the amount and timing of these 2019 capital expenditures is largely discretionary and within our control. We could choose to defer or increase a portion of these planned 2019 capital expenditures depending on a variety of factors, including, but not limited to, additional contracts awarded above and beyond our projections. As we pursue growth, we monitor which capital resources, including equity and debt financings, are available to us to meet our future financial obligations, planned capital expenditure activities and liquidity requirements. However, future cash flows are subject to a number of variables, including the ability to maintain existing contracts, obtain new contracts and manage our operating expenses. The failure to achieve anticipated revenue and cash flows from operations could result in a reduction in future capital spending. We cannot assure you that operations and other needed capital will be available on acceptable terms or at all. In the event we make additional acquisitions and the amount of capital required is greater than the amount we have available for acquisitions at that time, we could be required to reduce the expected level of capital expenditures or seek additional capital. We cannot assure you that needed capital will be available on acceptable terms or at all.

The following table sets forth general information derived from Companies’ statement of cash flows:

	For the year ended December 31,
	2018	2017
Net cash provided by operating activities	$26,203	$40,774
Net cash used in investing activities	(220,917)	(130,246)
Net cash provided by financing activities	194,553	98,059
Effect of exchange rate changes on cash and cash equivalents	(178)	136
Net increase (decrease) in cash and cash equivalents	$(339)	$8,723

Year ended December 31, 2018 Compared to Year ended December 31, 2017

Cash flows provided by operating activities.  Net cash provided by operating activities was $26.2 million for the year ended December 31, 2018 as compared to $40.8 million for the year ended December 31, 2017. This decrease in net cash provided by operating activities of $14.6 million was primarily attributable to an increase in cash paid for interest of approximately $22.1 million associated with affiliate notes that were fully paid off in December of 2018. This cash outflow increase was offset by cash inflows due to growth in the business year over year and the addition of the operations of Signor from the acquisition date of September 7, 2018 through December 31, 2018.

Cash flows used in investing activities.  Net cash used in investing activities was $220.9 million for the year ended December 31, 2018 as compared to $130.2 million for the year ended December 31, 2017. This increase in net cash used in investing activities of $90.7 million was primarily due to a $163.8 million increase in purchases of business, net of cash acquired, in connection with the Signor acquisition during 2018. Further contributing to the net increase in cash used in investing activities was $63.4 million increase in additions of specialty rental assets in 2018, mainly in the Permian Basin as the business continues to expand in that area. The overall increase in net cash used in investing activities was offset by $134.7 million in repayments of debt from affiliates, which was used to fully extinguish certain affiliate notes in December of 2018.

Cash flows provided by financing activities.  Net cash flows provided by financing activities was $194.6 million for the year ended December 31, 2018 as compared to $98.1 million for the year ended December 31, 2017. This increase in net cash flows provided by financing activities of $96.5 million was primarily the result of an increase in contributions from affiliates of $217.0 million for the acquisition of Signor and payment of affiliate notes, $108.0 million in proceeds from notes with affiliates for the acquisition of Signor, and net proceeds from ABL borrowings. The overall increase in net cash flows provided by financing activities was offset by the repayments of notes with affiliates of $256.6 million.

Indebtedness

Capital lease and other financing obligations

Our capital lease and financing obligations at December 31, 2018, primarily consisted of $1.7 million associated with an equipment financing arrangement and $0.9 million of capital leases.

The $1.7 million related to the equipment financing agreement is payable monthly and matures in January 2019 and bears interest at 11.1%. Under this agreement, we transferred title and ownership of certain lodging units, assigned a portion of future lease payments, and can repurchase the rental equipment for $1 in January 2019. This financing obligation was fully paid off in January 2019.

Our capital leases primarily relate to commercial-use vehicles and have interest rates ranging from 3.3% to 20.7% with lease terms that expire through November 2020.

Concentration of Risks

In the normal course of business, we grant credit to customers based on credit evaluations of their financial condition and generally require no collateral or other security. Major customers are defined as those individually comprising more than 10.0% of the Companies’ revenues or accounts receivable. Our largest customer for the year ended December 31, 2018 was CoreCivic of Tennessee LLC who accounted for 27.4% of revenues. The largest customer accounts for 9.4% of accounts receivable while two customers account for 24.5% and 17.3% of accounts receivable, respectively, at December 31, 2018.

Our largest customers for the year ended December 31, 2017 were CoreCivic of Tennessee LLC and Anadarko Petroleum Corporation who accounted for 50.5% and 11.8% of revenues. We also had one customer who individually accounted for 26.6% of accounts receivable, with no other customer making up more than 10% of receivables at December 31, 2017.

Major suppliers are defined as those individually comprising more than 10.0% of the annual goods purchased. For the year ended December 31, 2018 and 2017, we had no major suppliers comprising more than 10.0% of total purchases.

The Companies provide services almost entirely to customers in the governmental and oil and gas industries and as such, is almost entirely dependent upon the continued activity of such customers.

ABL Facility

We participate as a co-borrower in a multicurrency asset-based revolving credit facility (the “ABL Revolver”). The borrowers participating in the agreement are affiliates of ASG (“Borrowers”). The ABL Revolver provides up to $400 million of available financing subject to a borrowing base, with a maximum U.S. facility amount of $150 million. The amount the Borrowers can draw on the ABL Revolver is subject to a defined formula of available assets, principally tangible assets calculated monthly and is secured by a first lien on these tangible assets which comprise substantially all rental equipment, property, plant and equipment and trade receivables of all Borrowers. The ABL Revolver has an availability block of $25 million shared among all the Borrowers. A borrowing base is calculated at the greater of $60 million and 15% of Line Cap as defined within the agreement. As of December 31, 2018, the Companies had $124.5 million available to be borrowed. The ABL Revolver also includes a financial covenant requiring a certain minimum quarterly latest twelve months EBITDA of the Borrowers on a consolidated basis. Borrowings under the ABL Revolver bear interest payable on the first day of each quarter for the preceding quarter at a variable rate based on LIBOR or another applicable regional bank rate plus a variable margin between 1.5% and 3%. Holdings is a guarantor of the obligation of the other borrowers under the credit facility.

Contractual Obligations

In the ordinary course of business, we enter into various contractual obligations for varying terms and amounts. The table below presents our significant contractual obligations as of December 31, 2018:

Contractual Obligations	Total	2019	2020 and 2021	2022 and 2023
Capital lease and other financing obligations	$2,460	$2,446	$14	$—
ABL Facility	20,550	—	—	20,550
Notes due to affiliates	108,047	—	—	108,047
Total	$131,057	$2,446	$14	$128,597

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Commitments and Contingencies

We lease certain land, community units, and real estate under non-cancellable operating leases, the terms of which vary and generally contain renewal options. Total rent expense under these leases is recognized ratably over the initial term of the lease. Any difference between the rent payment and the straight-line expense is recorded as a liability.

Rent expense included in services costs in the combined statements of comprehensive income for cancelable and non-cancelable leases was $4.7 million and $8.2 million for the years ended December 31, 2018 and 2017, respectively. Rent expense included in the selling, general, and administrative expenses in the combined statements of comprehensive income for cancelable and non-cancelable leases was $0.6 million and $0.3 million for the years ended December 31, 2018 and 2017, respectively.

Future minimum lease payments at December 31, 2018, by year and in the aggregate, under non-cancelable operating leases are as follows:

2019	$1,794
2020	1,471
2021	1,146
2022	919
2023	680
Total	$6,010

Quantitative and Qualitative Disclosures About Market Risk

Interest Rates

Capital market conditions, including but not limited to availability and borrowing costs, could affect our ability to access the debt capital markets to the extent necessary to fund our future growth. In addition, interest rates on future credit facilities and debt offerings could be higher than current levels, causing our financing costs to increase accordingly, and could limit our ability to raise funds, or increase the price of raising funds, in the capital markets and may limit our ability to expand our operations or make future acquisitions. However, we expect to remain competitive with respect to acquisitions and capital projects, as our peers and competitors would likely face similar circumstances.

Commodity Risk

Commodity price fluctuations also indirectly influence our activities and results of operations over the long-term because they may affect production rates and investments by E&P companies in the development of oil and gas reserves. Generally, lodging activity will increase as oil and gas prices increase.

We have limited direct exposure to risks associated with fluctuating commodity prices of crude oil. However, both our profitability and our cash flow are affected by volatility in the prices of crude oil. Adverse effects on our cash flow from reductions in crude oil prices could adversely affect our ability to make distributions to unitholders. We do not currently hedge our exposure to crude oil prices.

Additionally, we believe that inflation has not had a material effect on our results of operations.

Critical Accounting Policies

Our management’s discussion and analysis of our financial condition and results of operations is based on our combined financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period.

On an ongoing basis, management evaluates its estimates. We base our estimates and judgments on historical experience and on various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may materially differ from these estimates under different assumptions or conditions.

Our accounting policies are fully described in Note 1 to our combined financial statements. We believe that the following discussion addresses our most critical accounting policies, representing those policies considered most vital to the portrayal of our financial condition and results of operations and require management’s most difficult, subjective, and complex judgments.

Principles of combination:

The combined financial statements have been prepared using the consolidated accounting records of Holdings and Arrow. All intercompany transactions and accounts within and between Holdings and Arrow, and intercompany transactions and balances between Holdings and Arrow and their subsidiaries, have been eliminated. The combined financial statements have been prepared in accordance with U.S. GAAP and pursuant to the accounting rules and regulations of the United States Securities and Exchange Commission (“SEC”).

Specialty Rental Assets

Specialty rental assets (units, site work and furniture and fixtures comprising lodges) are measured at cost less accumulated depreciation and impairment losses. Cost includes expenditures that are directly attributable to the acquisition of the asset. Costs of improvements and betterments to units are capitalized when such costs extend the useful life of the unit or increase the rental value of the unit. Costs incurred for units to meet a particular customer specification are capitalized and depreciated over the lease term. Maintenance and repair costs are expensed as incurred.

Depreciation is generally computed using the straight-line method over estimated useful lives and considering the residual value of those assets. The estimated useful life of modular units is 15 years. The estimated useful life of site work (above ground and below ground infrastructure) is 5 years. The estimated useful life of furniture and fixtures is 7 years.

Depreciation methods, useful lives and residual values are adjusted prospectively, if a revision is determined to be appropriate.

Other Property, Plant, and Equipment

Other property, plant, and equipment is stated at cost, net of accumulated depreciation and impairment losses. Assets leased under capital leases are depreciated over the shorter of the lease term and their useful lives unless it is reasonably certain that we will obtain ownership by the end of the lease term. Land is not depreciated. Maintenance and repair costs are expensed as incurred.

Depreciation is generally computed using the straight-line method over estimated useful lives, as follows:

Buildings	5 - 15 years
Machinery and office equipment	3 - 5 years
Furniture and fixtures	7 years
Software	3 years

Depreciation methods, useful lives and residual values are reviewed and adjusted prospectively, if appropriate.

Business Combinations

Business combinations are accounted for using the acquisition method. Consideration transferred for acquisitions is measured at fair value at the acquisition date and includes assets transferred, liabilities assumed and equity issued.

Acquisition costs incurred are expensed and included in selling, general and administrative expenses. When we acquire a business, we assess the financial assets and liabilities assumed for appropriate classification and designation in accordance with the contractual terms, economic circumstances and pertinent conditions at the acquisition date.

Any contingent consideration transferred by the acquirer is recognized at fair value at the acquisition date. Any subsequent changes to the fair value of contingent consideration are recognized in profit or loss. If the contingent consideration is classified as equity, it is not re-measured and subsequent settlement is accounted for within equity.

Goodwill

We evaluate goodwill for impairment at least annually at the reporting unit level. A reporting unit is the operating segment, or one level below that operating segment (the component level) if discrete financial information is prepared and regularly reviewed by segment management. However, components are aggregated as a single reporting unit if they have similar economic characteristics. For the purpose of impairment testing, goodwill acquired in a business combination is allocated to each of our reporting units that are expected to benefit from the combination. We evaluate changes in our reporting structure to assess whether that change impacts the composition of one or more of its reporting units. If the composition of our reporting units changes, goodwill is reassigned between reporting units using the relative fair value allocation approach.

We perform the annual impairment test of goodwill on October 1. In addition, we perform impairment tests during any reporting period in which events or changes in circumstances indicate that impairment may have occurred. In assessing the fair value of the reporting units, we consider the market approach, the income approach, or a combination of both. Under the market approach, the fair value of the reporting unit is based on quoted market prices of companies comparable to the reporting unit being valued. Under the income approach, the fair value of the reporting unit is based on the present value of estimated cash flows. The income approach is dependent on a number of significant management assumptions, including estimated future revenue growth rates, gross profit on sales, operating margins, capital expenditures, tax rates and discount rates.

If the carrying amount of the reporting unit exceeds the calculated fair value, an impairment charge is recognized in an amount equal to that excess, limited to the total amount of goodwill allocated to that reporting unit. Additionally, we consider the income tax effect from any tax-deductible goodwill on the carrying amount of the reporting unit, if applicable, when measuring the goodwill impairment charge.

Intangible Assets Other Than Goodwill

Intangible assets that are acquired by the Companies and determined to have an indefinite useful life are not amortized, but are tested for impairment at least annually. The Companies’ indefinite-lived intangible assets consist of trade names. The Companies calculate fair value by comparing a relief-from-royalty method to the carrying amount of the indefinite-lived intangible asset. This method is used to estimate the cost savings that accrue to the owner of an intangible asset who would otherwise have to pay royalties or license fees on revenues earned through the use of the asset. A loss on impairment would be recorded to the extent the carrying value of the indefinite-lived intangible asset exceeds the fair value.

Other intangible assets that have finite useful lives are measured at costs less accumulated amortization and impairment losses, if any. Subsequent expenditures for intangible assets are capitalized only when they increase the future economic benefits embodied in the specific asset to which they relate. Amortization is recognized in profit or loss on an accelerated basis or a straight-line basis over the estimated useful lives of intangible assets. We have customer relationship assets with lives ranging from 5 to 9 years and a non-compete agreement with a useful life of 5 years.

Asset Retirement Obligations

We recognize asset retirement obligations (“AROs”) related to legal obligations associated with the operation of our specialty rental assets. The fair values of these AROs are recorded on a discounted basis, at the time the obligation is incurred and accreted over time for the change in present value over the estimated useful lives of the underlying assets. We capitalize asset retirement costs by increasing the carrying amount of the related long-lived assets and depreciating these costs over the remaining useful life. The carrying amount of AROs recognized in the Companies’ balance sheets were $2.6 million and $1.9 million as of December 31, 2018 and 2017, respectively, which represents the present value of the estimated future cost of these AROs of approximately $3.3 million. Accretion expense of approximately $0.2 million and $0.1 million was recognized in specialty rental costs in the accompanying combined statements of comprehensive income for the years ended December 31, 2018 and 2017, respectively.

Assets Held for Sale

We consider an asset to be held for sale when we approve and commit to a formal plan to actively market the asset for sale and it is probable that the sale will be completed within twelve months. A sale may be considered probable when a signed sales contract and significant non-refundable deposit or contract break-up fee exists. Upon designation as held for sale, we record the carrying value of the asset at the lower of its carrying value or its estimated fair value, less estimated costs to sell, and management stops recording depreciation expense. As of December 31, 2018, no assets were considered held for sale.

Impairment of Long-lived Assets

We periodically review each property for possible impairment. Recoverability of assets or asset groups to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets.

We perform various valuation techniques using both the market approach (comparing the assets held to other similar assets that have recently transacted in the market as well as identifying a depreciated replacement cost for real property assets) and income approach (based on a discounted cash flow analysis) to determine the estimated fair value. This requires us to use significant unobservable inputs, representative of Level 3 fair value measurements, including numerous assumptions with respect to future circumstances that might directly impact each of the relevant asset groups’ operations in the future and are therefore uncertain. These assumptions consider a variety of industry and local market conditions. For the year ended December 31, 2018, we recognized a loss on impairment of $15.3 million.

Revenue Recognition

The Companies derive revenue from specialty rental with vertically integrated hospitality, specifically lodging and related ancillary services. Revenue is recognized in the period in which lodging and services are provided pursuant to the terms of contractual relationships with the customers. In some contracts, rates may vary over the contract term. In these cases, revenue is generally recognized on a straight-line basis over the contract term. The Companies enter into arrangements with a single deliverable as well as multiple deliverables. For those with multiple deliverables, arrangement consideration is allocated between lodging and services based on the relative estimated selling price of each deliverable. The estimated price of lodging and services deliverables is based on the prices of lodging and services when sold separately, or based upon the best estimate of selling price.

When lodging and services are billed in advance, recognition of revenue is deferred until services are rendered. Certain arrangements allow customers the ability to use paid but unused lodging and services for a specified period beyond the expiration of the contract. The Companies recognize revenue for these paid but unused lodging and services as they are used, as it becomes probable the lodging and services will not be used, or upon expiration of the specified term.

Cost of services includes labor, food, utilities, rent and other direct costs associated with operating the lodging units. Costs of rental includes leasing costs and other direct costs of maintaining the lodging units. Incremental direct costs of acquiring contracts includes sales commissions which are expensed as incurred and reflected in selling, general and administrative expenses in the combined statements of comprehensive income.

The Companies also originated a contract in 2013 with TransCanada Pipelines (TCPL) to construct, deliver, cater and manage all accommodations and hospitality services in conjunction with the planned construction of the Keystone XL pipeline project. During the construction phase of the contract, the Companies recognize revenue as costs are incurred in connection with the project. The revenue recognized includes a margin mark-up on costs incurred as allowable under the contract terms. Revenues associated with this contract are reflected as services income in the combined statements of comprehensive income and amounted to approximately $23 million and $0 million of services income for the years ended December 31, 2018 and 2017, respectively.

Additionally, the Companies collects sales, use, occupancy and similar taxes, which the Companies present on a net basis (excluded from revenues) in the combined statements of comprehensive income.

Income Taxes

The Companies’ operations are subject to U.S. federal, state and local, and foreign income taxes. The Companies account for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Companies record net deferred tax assets to the extent it believes that it is more likely than not that these assets will be realized. In making such determination, the Companies considers all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent results of operations. Valuation allowances are recorded to reduce the deferred tax assets to an amount that will more likely than not be realized. When a valuation allowance is established or there is an increase in an allowance in a reporting period, tax expense is generally recorded in the Companies’ combined statements of comprehensive income. Conversely, to the extent circumstances indicate that a valuation allowance is no longer necessary, that portion of the valuation allowance is reversed, which generally reduces the Companies’ income tax expense.

Prior to the Restructuring, the operations of Target were included in the U.S. tax return of its historical parent, Williams Scotsman International, Inc., along with certain state and local and foreign income tax returns. In preparing the combined financial statements for the period prior to the Restructuring, the provision for income taxes was calculated using the “separate return” method. Under this method, Target assumed a separate return would be filed with the tax authority, thereby reporting its taxable income or loss and paying the applicable tax to or receiving the appropriate refund from its parent as applicable. Target’s current provision is the amount of tax payable or refundable on the basis of a hypothetical, current-year separate return. Target provides deferred taxes on temporary differences and on any carryforwards that it could claim on a hypothetical return and the need for a valuation allowance is assessed on the basis of its projected separate return results.

In accordance with applicable authoritative guidance, the Companies account for uncertain income tax positions using a benefit recognition model with a two-step approach; a more-likely-than-not recognition criterion; and a measurement approach that measures the position as the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement. If it is not more-likely-than-not that the benefit of the tax position will be sustained on its technical merits, no benefit is recorded. Uncertain tax positions that relate only to timing of when an item is included on a tax return are considered to have met the recognition threshold. The Companies classify interest and penalties related to uncertain tax positions within income tax expense. At December 31, 3018 and 2017, the Companies had no unrecognized tax benefits.

During December 2017, the SEC staff issued Staff Accounting Bulletin No. 118, Income Tax Accounting Implications of the Tax Cuts and Jobs Act (“SAB 118” or “Act”) which provides guidance on accounting for the Act’s impact. SAB 118 provides a measurement period, which in no case should extend beyond one year from the Act enactment date, during which a company acting in good faith may complete the accounting for the impacts of the Act under ASC 740, Income Taxes.

Per SAB 118, the Companies must reflect the income tax effects of the Act in the reporting period in which the accounting under ASC 740 is complete. To the extent the Companies accounting for certain income tax effects of the Act is incomplete, it can determine a reasonable estimate for those effects and record a provisional estimate in the financial statements in the first reporting period in which a reasonable estimate can be determined. If the Companies cannot determine a provisional estimate to be included in the financial statements, it should continue to apply ASC 740 based on the provisions of the tax laws that were in effect immediately prior to the Act being enacted. If the Companies are unable to provide a reasonable estimate of the impacts of the Act in a reporting period, a provisional amount must be recorded in the first reporting period in which a reasonable estimate can be determined.

As of and for the year ended December 31, 2017, the Companies, which consisted of Target operations completed their accounting for the income tax effects of the Act. The Companies have not recorded a liability for the one-time transition tax on certain unrepatriated earnings of foreign subsidiaries imposed under the Act due to the negative earnings and profit historically deemed repatriation transition tax. The Companies also remeasured their deferred tax asset and liabilities to reflect the reduction of the U.S. federal corporate tax rate from 35 percent to 21 percent and consequently, recorded a decrease related to net deferred tax assets of $12.1 million with a corresponding increase to deferred income tax expense for the year ended December 31, 2017.

Recently Issued Accounting Standards

The Companies meet the definition of as an emerging growth company (“EGC”) as defined under the Jumpstart Our Business Startups Act (the “JOBS Act”). Using exemptions provided under the JOBS Act provided to EGCs, the Companies have elected to defer compliance with new or revised financial accounting standards until a company that is not an issuer (as defined under section 2(a) of the Sarbanes-Oxley Act of 2002) is required to comply with such standards. As such, compliance dates included below pertain to non-issuers, and as permitted, early adoption dates are indicated.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (“Topic 606”), which prescribes a single comprehensive model for entities to use in the accounting for revenue arising from contracts with customers. The new guidance supersedes virtually all existing revenue guidance under US GAAP. The new standard becomes effective for the Companies year ended December 31, 2019 and interim periods thereafter. Topic 606 allows either full or modified retrospective transition, and the Companies currently plan to use the modified retrospective method of adoption. This approach consists of recognizing the cumulative effect of initially applying the standard as an adjustment to opening retained earnings. As part of the modified retrospective approach in the year of adoption, the Companies present the comparative periods under legacy GAAP and disclose the amount by which each financial statement line item was affected as a result of applying the new standard and an explanation of significant changes. The core principle contemplated by this new standard is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount reflecting the consideration to which the entity expects to be entitled in exchange for those goods or services. New disclosures about the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers are also required. In April and May 2016, the FASB also issued clarifying updates to the new standard specifically to address certain core principles including the identification of performance obligations, licensing guidance, the assessment of the collectability criterion, the presentation of taxes collected from customers, non-cash considerations, contract modifications and completed contracts at transition. The Companies are currently evaluating the impact that the updated guidance has on the Companies’ financial statements and related disclosures. As part of the evaluation process, the Companies are holding regular meetings with key stakeholders from across the organization to discuss the impact of the standard on its existing contracts. The Companies are utilizing a bottom-up approach to analyze the impact of the standard on its portfolio of contracts by reviewing the Companies current accounting policies and practices to identify potential differences that would result from applying the requirements of the new standard to the Companies existing revenue contracts.

In February 2016, the FASB issued ASU No. 2016-02, Leases (“Topic 842”). This guidance revises existing practice related to accounting for leases under ASC Topic 840 Leases (“ASC 840”) for both lessees and lessors. The new guidance requires lessees to recognize a right-of-use asset and a lease liability for virtually all of their leases (other than leases that meet the definition of a short-term lease). The lease liability is equal to the present value of lease payments and the right-of-use asset will be based on the lease liability, subject to adjustment such as for initial direct costs. For income statement purposes, the new standard retains a dual model similar to ASC 840, requiring leases to be classified as either operating or finance. Operating leases will result in straight-line expense (similar to current accounting by lessees for operating leases under ASC 840) while finance leases will result in a front-loaded expense pattern (similar to current accounting by lessees for capital leases under ASC 840). While the new standard maintains similar accounting for lessors as under ASC 840, the new standard reflects updates to, among other things, align with certain changes to the lessee model. The new standard is effective for the Companies during the year ended December 31, 2020 and interim periods thereafter. Topic 842 allows an entity to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach or to adopt under the new optional transition method that allows an entity to recognize a cumulative-effect adjustment to the opening balance of retained earnings as of the adoption date. The Companies are currently evaluating the impact of the pronouncement on its combined financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (“ASU 2016-13”). This new standard change how companies measure credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. ASU 2016-13 is effective for financial statements issued for reporting periods beginning after December 15, 2019 and interim periods within the reporting periods. The Companies are currently evaluating the impact of this new standard on its combined financial statements.

In October 2016, the FASB issued ASU 2016-16, Income Taxes (“Topic 740”): Intra-entity Transfers of Assets other than Inventory. This guidance requires an entity to recognize the income tax consequences of intra-entity sale or transfers of assets, other than inventory, at the time of transfer. The new standard requires companies to recognize the income tax effects of intercompany sales or transfers of assets, other than inventory, in the income statement as income tax expense (or benefit) in the period the sale or transfer occurs. The exception to recognizing the income tax effects of intercompany sales or transfers of assets remains in place for intercompany inventory sales and transfers. The new standard is effective for annual reporting periods beginning after December 15, 2018. Early adoption is permitted for all entities as long as entities adopt at the beginning of an annual reporting period. The Companies do not believe the pronouncement has a material impact on its combined financial statements.

On November 17, 2016, the FASB issued ASU No. 2016-18, Statement of cash flows (“Topic 230”): Restricted cash. The amendments in this Update require that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The amendments in this Update apply to all entities that have restricted cash or restricted cash equivalents and are required to present a statement of cash flows under Topic 230. This Update addresses stakeholder concerns around the diversity in practice that exists in the classification and presentation of changes in restricted cash on the statement of cash flows. The provisions of ASU No. 2016-18 are effective for fiscal years beginning after December 15, 2018, and interim periods with fiscal years beginning after December 15, 2019. Early adoption is permitted, including adoption in an interim period. The amendments in this Update should be applied retrospectively. The Companies do not plan to early adopt. The Companies do not expect the adoption of this guidance to have a material impact on the combined financial statements.

In February 2018, the FASB issued ASU No. 2018-02, Income Statement—Reporting Comprehensive Income (“Topic 220”) Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income, to address a specific consequence of new legislation by allowing a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the Tax Act’s reduction of the US federal corporate income tax rate. The ASU is effective for all entities for fiscal years beginning after December 15, 2018, with early adoption permitted, and is to be applied either in the period of adoption or retrospectively to each period in which the effect of the change in the US federal corporate income tax rate in the Tax Act is recognized. The Companies plan to adopt the standard on January 1, 2019 and do not anticipate a material impact upon adoption.

In August 2018, the FASB issued ASU No. 2018-15, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract (“ASU 2018-15”). The amendments in this update align the requirements for capitalizing implementation costs incurred in a cloud computing arrangement (i.e. hosting arrangement) that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software under Subtopic 350-40. The amendments require certain costs incurred during the application development stage to be capitalized and other costs incurred during the preliminary project and post-implementation stages to be expensed as they are incurred. Capitalized implementation costs related to a hosting arrangement that is a service contract will be amortized over the term of the hosting arrangement including reasonably certain renewals, beginning when the module or component of the hosting arrangement is ready for its intended use. Accounting for the hosting component of the arrangement is not affected. The guidance is effective for fiscal years beginning after December 15, 2019, including interim periods within that fiscal year. Early adoption is permitted. The Company is currently evaluating the impact of the standard.

Non-GAAP Financial Measures

Holdings and Arrow have included Adjusted gross profit, EBITDA, Adjusted EBITDA, and Adjusted Free Cash Flow which are measurements not calculated in accordance with US generally accepted accounting principles (“GAAP”), in the discussion of its financial results because they are key metrics used by management to assess financial performance. Holdings and Arrow’s business is capital-intensive and these additional metrics allow management to further evaluate its operating performance.

Holdings and Arrow define Adjusted gross profit, as gross profit plus depreciation of specialty rental assets and loss on impairment.

Holdings and Arrow define EBITDA as net income (loss) before income tax expense (benefit), interest expense, depreciation of specialty rental assets, and other depreciation and amortization.

Adjusted EBITDA reflects the following further adjustments to EBITDA to exclude certain non-cash items and the effect of what management considers transactions or events not related to its core business operations:

•                  Loss on impairment: Holdings wrote down several non-strategic underperforming assets located primarily in Canada and the Bakken Basin.  We view impairment charges as accelerated depreciation, and depreciation is excluded from EBITDA.

•                  Currency (gain) loss, net:  Holdings incurred currency gains and losses on assets and liabilities denominated in foreign currencies other than the functional currency. Substantially all such currency (gains) losses are unrealized and non-cash.

•                  Restructuring costs:  Holdings incurred nonroutine costs associated with restructuring plans designed to streamline operations and reduce costs.

•                  Transaction expenses: Holdings incurred nonroutine transaction costs associated with the offering.

•                  Acquisition-related expenses: Arrow incurred nonroutine transaction costs associated with the acquisition of Signor.

•                  Other expense (income), net: Holdings recognized a gain on insurance proceeds received from a flood at one property located in North Dakota, gains related to the sale of assets in 2017, and income associated with recharged costs from Holdings to affiliate groups.

•                  Holdings selling, general and administrative costs: Holdings incurred nonrecurring costs in the form of legal and professional fees as well as transaction bonus amounts, primarily associated with a restructuring transaction in 2017.

We define Adjusted Free Cash Flow as Adjusted EBITDA plus increases in deferred revenue and customer deposits, less decreases in deferred revenue and customer deposits, less maintenance capital expenditures for specialty rental assets.

EBITDA reflects net income excluding the impact of interest expense, provision for income taxes, depreciation, and amortization. We believe that EBITDA is a meaningful indicator of operating performance because we use it to measure our ability to service debt, fund capital expenditures, and expand our business. We also use EBITDA, as do analysts, lenders, investors, and others, to evaluate companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels, and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies. EBITDA also excludes depreciation and amortization expense, because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.

Holdings and Arrow also believe that Adjusted EBITDA is a meaningful indicator of operating performance. Our Adjusted EBITDA reflects adjustments to exclude the effects of additional items, including non-routine items, that are not reflective of the ongoing operating results of the Holdings and Arrow.  In addition, to derive Adjusted EBITDA, we exclude gains or losses on the sale of depreciable assets and impairment losses because including them in EBITDA is inconsistent with reporting the ongoing performance of our remaining assets. Additionally, the gain or loss on sale of depreciable assets and impairment losses represents either accelerated depreciation or excess depreciation in previous periods, and depreciation is excluded from EBITDA.

Holdings and Arrow also present adjusted free cash flow because we believe it provides useful information regarding our liquidity and ability to meet our short-term obligations. Adjusted Free Cash Flow indicates the amount of cash available after maintenance capital expenditures for, among other things, investments in our existing business.

Adjusted gross profit, EBITDA, Adjusted EBITDA, and Adjusted Free Cash Flow are not measurements of Holdings and Arrow’s financial performance under GAAP and should not be considered as alternatives to gross profit, net income (loss) or other performance measures derived in accordance with GAAP, or as alternatives to cash flow from operating activities as measures of Holdings and Arrow’s liquidity. Adjusted gross profit, EBITDA, Adjusted EBITDA, and Adjusted Free Cash Flow should not be considered as discretionary cash available to Holdings and Arrow to reinvest in the growth of its business or as measures of cash that is available to it to meet its obligations. In addition, its measurement of Adjusted gross profit, EBITDA, Adjusted EBITDA, and Adjusted Free Cash Flow may not be comparable to similarly titled measures of other companies. Holdings and Arrow’s management believe that Adjusted gross profit, EBITDA, Adjusted EBITDA, and Adjusted Free Cash Flow provide useful information to investors about Holdings and Arrow and its financial condition and results of operations for the following reasons: (i) they are among the measures used by Holdings and Arrow’s management team to evaluate its operating performance; (ii) they are among the measures used by Holdings and Arrow’s management team to make day-to-day operating decisions, (iii) they are frequently used by securities analysts, investors and other interested parties as a common performance measure to compare results across companies in Holdings and Arrow’s industry.

The following table presents a reconciliation of Holdings and Arrow’s consolidated gross profit to Adjusted gross profit:

	For the Years Ended
	December 31,
	2018	2017

Gross Profit	$90,234	$53,046
Depreciation of specialty rental assets	31,610	24,464
Loss on Impairment	15,320	—
Adjusted gross profit	$137,164	$77,510

The following table presents a reconciliation of Holdings and Arrow’s consolidated net income to EBITDA and Adjusted EBITDA:

	For the Years Ended
	December 31,
	2018	2017

Net income	$4,956	$981
Income tax expense	11,755	25,584
Interest expense (income), net	24,198	(5,107)
Other depreciation and amortization	7,518	5,681
Depreciation of specialty rental assets	31,610	24,464
EBITDA	80,037	51,603
Currency (gain) loss, net	149	(91)
Restructuring costs	8,593	2,180
Loss on impairment	15,320	—
Acquisition related expenses	5,211	—
Transaction expenses	8,400	—
Holdings Selling, general, and administrative	7,378	8,771
Other income, net	(8,275)	(519)
Adjusted EBITDA	$116,813	$61,944

The following table presents a reconciliation of Holdings and Arrow’s Adjusted EBITDA to Net cash flows from operating activities to Adjusted Free Cash Flows:

	For the Years Ended
	December 31,
	2018	2017

Adjusted EBITDA	$116,813	$61,944
Interest payments	(23,076)	(955)
Income taxes paid, net of refunds received		(620)
Transaction expenses	(8,400)	—
Acquisition-related expenses	(5,211)	—
Restructuring costs	(8,593)	(2,180)
Other (expense) income, net	8,275	519
Gain on involuntary conversion	(1,678)	—
Holdings selling, general and administrative costs	(7,378)	(8,771)
Working capital and other	(44,549)	(9,163)
Net cash provided by operating activities	$26,203	$40,774

Interest payments	23,076	955
Income taxes paid, net of refunds received	—	620
Transaction expenses	8,400	—
Acquisition-related expenses	5,211	—
Restructuring costs	8,593	2,180
Other expense (income), net	(8,275)	(519)
Gain on involuntary conversion	1,678	—
Holdings selling, general and administrative costs	7,378	8,771
Working capital and other	44,549	9,163
Deferred revenue and customer deposits	(20,531)	(15,288)
Maintenance capital expenditures for specialty rental assets	(2,711)	(673)
Adjusted Free Cash Flows	$93,571	$45,983

Controls and Procedures

Upon becoming a public company, we are required to comply with the SEC’s rules implementing Section 302 and 906 of the Sarbanes-Oxley Act, which require our management to certify financial and other information in our quarterly and annual reports. We are required to provide an annual management report on the effectiveness of our internal control over financial reporting beginning with our annual report for the year ending December 31, 2019. We are not required to have our independent registered public accounting firm attest to the effectiveness of our internal control over financial reporting under Section 404 until our first annual report subsequent to our ceasing to be an “emerging growth company” within the meaning of Section 2(a)(19) of the Securities Act.

TARGET PARENT’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following management’s discussion and analysis of Algeco US Holdings LLC’s and its consolidated subsidiaries’ (“Target Parent”) financial condition and results of operations should be read in conjunction with the information presented in “Selected Historical Financial Information of Target Parent” and Target Parent’s consolidated financial statements and the notes related thereto included elsewhere in this filing. In addition to historical financial information, the following discussion and analysis contains forward-looking statements, such as statements regarding Target Parent’s expectations for future performance, liquidity and capital resources that involve risks, uncertainties and assumptions that could cause actual results to differ materially from Target Parent’s expectations. Target Parent’s actual results and timing of selected events may differ materially from those contained in or implied by any forward-looking statements contained herein. Factors that could cause such differences include those identified below and those described in the “Unaudited Pro Forma Condensed Consolidated Financial Information.”

As explained elsewhere in this filing, the discussion and analysis contained in this section relates to Target Parent, prior to and without giving pro-forma effect to the impact of the Business Combination and, as a result, the results reflected in this section may not be indicative of the results Target Hospitality will see going forward or that Target would have seen as a standalone business during the periods presented. See “Unaudited Pro Forma Condensed Consolidated Financial Information” attached as Exhibit 99.5 in this filing.

The information in this “Target Parent’s Management’s Discussion and Analysis of the Financial Condition and Results of Operations” for historical periods prior to December 22, 2017, reflect the financial results of Target. For purposes of this section, references to “we,” “us,” “the Company,” or “Target Parent” refers to Algeco US Holdings LLC and its consolidated subsidiaries for periods from and after December 22, 2017 and Target and its consolidated subsidiaries for periods prior to December 22, 2017.

Overview

We were formed in September 2017. On November 28, 2017, in a restructuring transaction (“Restructuring”) under common control of TDR and Algeco Global, Algeco Global conducted a carve-out transaction of Target and Chard Camp Catering Services Ltd (“Chard”) net assets from WSII and incorporated as a new division under the direct ownership of Algeco Holdings (Chard became a wholly-owned subsidiary of Target). As part of the Restructuring, certain notes and related party balances between WSII, Target, and Chard were offset and extinguished. As this carve-out transaction was among entities under common control, and was not a Business Combination in accordance with Accounting Standard Codification (“ASC”) 805, Business Combinations, the net assets have been recorded at historical cost basis and any gain or loss on extinguishment of the notes and intercompany accounts have been recorded as contributions and distributions in member’s equity. For the basis of comparability, the predecessor for financial reporting purposes has been determined to be Target.

We are a limited liability company incorporated under the laws of Delaware and we own 100% of Target. We are owned by Algeco Global which is ultimately owned by a group of investment funds managed by TDR. Target was acquired by WSII in February 2013. Prior to November 28, 2017, WSII was a subsidiary of Algeco Global.

Founded in 2006, Target is one of the largest suppliers of turnkey workforce services and housing solutions in North America. Target is organized as a single-member limited liability company incorporated under the laws of Massachusetts, and is considered a disregarded entity for income tax purposes. The Company, through its operating subsidiaries, provides temporary living accommodations, and comprehensive community services including: catering food services, maintenance, housekeeping, grounds-keeping, on-site security, overall workforce community management, and laundry service. Target serves clients in oil, gas, mining, alternative energy, and government categories principally located in the West Texas, South Texas, and Bakken regions, as well as various large linear-construction (pipeline and infrastructure) projects in the United States.

Prior to November 28, 2017, WSII held 100% of Target. WSII also held, through its wholly-owned US and foreign subsidiaries, 100% of all issued and outstanding shares of Chard, a limited liability company organized under the laws of Canada.

Factors Affecting Results of Operations

We expect our business to continue to be affected by the key factors discussed below. Our expectations are based on assumptions made by us and information currently available to us. To the extent our underlying assumptions about, or interpretations of, available information prove to be incorrect, our actual results may vary materially from our expected results.

Supply and Demand for Oil and Gas

As a provider of specialty rental and hospitality services, we are not directly impacted by oil and gas price fluctuations. However, these price fluctuations indirectly influence our activities and results of operations because the exploration and production (“E&P”) workforce is directly affected by price fluctuations and the industry’s expansion or contraction as a result of these fluctuations. Our occupancy volume depends on the size of the workforce within the oil and gas industry and the demand for labor. Oil and gas prices are volatile and influenced by numerous factors beyond our control, including the domestic and global supply of and demand for oil and gas. The commodities trading markets, as well as other supply and demand factors, may also influence the selling prices of oil and gas.

Availability and Cost of Capital

Capital markets conditions could affect our ability to access the debt and equity capital markets to the extent necessary to fund our future growth. Interest rates on future credit facilities and debt offerings could be higher than current levels, causing our financing costs to increase accordingly, and could limit our ability to raise funds, or increase the price of raising funds, in the capital markets and may limit our ability to expand.

Regulatory Compliance

We are subject to extensive federal, state, local, and foreign environmental, health and safety laws and regulations concerning matters such as air emissions, wastewater discharges, solid, and hazardous waste handling and disposal and the investigation and remediation of contamination. The risks of substantial costs, liabilities, and limitations on our operations related to compliance with these laws and regulations are an inherent part of our business, and future conditions may develop, arise, or be discovered that create substantial environmental compliance or remediation liabilities and costs.

Natural Disasters or Other Significant Disruption

An operational disruption in any of our facilities could negatively impact our financial results. The occurrence of a natural disaster, such as earthquake, tornado, severe weather, flood, fire, or other unanticipated problems such as labor difficulties, equipment failure, capacity expansion difficulties or unscheduled maintenance could cause operational disruptions of varied duration. These types of disruptions could materially adversely affect our financial condition and results of operations to varying degrees dependent upon the facility, the duration of the disruption, our ability to shift business to another facility or find alternative solutions.

How we evaluate our operations

We derive the majority of our revenue from specialty rental with vertically integrated hospitality, specifically community and related ancillary services. Approximately 56% of our revenue was earned from specialty rental with vertically integrated hospitality, specifically community and related ancillary services, whereas the remaining 44% of revenues were earned through leasing of community facilities for the year ended December 31, 2017. Our services include temporary living accommodations, catering food services, maintenance, housekeeping, grounds-keeping, on-site security, workforce community management, and laundry services. Revenue is recognized in the period in which community and services are provided pursuant to the terms of contractual relationships with our customers. In some contracts, rates may vary over the contract term, in these cases, revenue is generally recognized on a straight-line basis over the contract term. We enter into arrangements with multiple deliverables for which arrangement consideration is allocated between community and services based on the relative estimated standalone selling price of each deliverable. The estimated price of community and services deliverables is based on the prices of community and services when sold separately or based upon the best estimate of selling price.

Our management uses a variety of financial and operating metrics to analyze our performance. We view these metrics as significant factors in assessing our operating results and profitability and intend to review these measurements frequently for consistency and trend analysis. We primarily review revenue and gross profit when assessing our performance.

Revenue

We analyze our revenues by comparing actual revenues to our internal projections for a given period and to prior periods to assess our performance. We believe that revenues are a meaningful indicator of the demand and pricing for our services. Key drivers to change in revenues may include average utilization of existing beds, levels of drilling activity in the Permian and Bakken basins, and the consumer price index impacting government contracts.

Gross profit

We analyze our gross profit, which we define as revenues less cost of sales, excluding depreciation, to measure our financial performance. We believe gross profit is a meaningful metric because it provides insight on financial performance of our revenue streams without consideration of company overhead. Additionally, using gross profit gives us insight on factors impacting cost of sales, such as efficiencies of our direct labor and material costs. When analyzing gross profit, we compare actual gross profit to our internal projections for a given period and to prior periods to assess our performance.

Segments

We have identified three reportable business segments: Government, the Permian Basin, and the Bakken Basin:

Government

The government segment (“Government”) includes the facilities and operations of the family residential center and the related support communities in Dilley, Texas (the “South Texas Family Residential Center”) provided under a lease and services agreement with CoreCivic (“CoreCivic”).

Permian Basin

The Permian Basin segment reflects our facilities and operations in the Permian Basin region and includes our 13 communities located across Texas and New Mexico.

The Bakken Basin segment reflects our facilities and operations in the Bakken Basin region and includes our five communities in North Dakota.

Other

Our other facilities and operations which do not meet the criteria to be a separate reportable segment are combined and reported as “Other” which represents the facilities and operations of one community in the Anadarko basin of Oklahoma, the catering and other services provided to communities and other workforce accommodation facilities for the oil, gas and mining industries not owned by us and initial work and future plans for facilities and services to be provided in connection with the TransCanada pipeline project.

Key factors impacting the comparability of results

The historical results of operations for the periods presented may not be comparable, either to each other or to our future results of operations, for the reasons described below:

Target Parent Restructuring

On November 28, 2017, in the Restructuring amongst entities under common control of TDR and Algeco Global, Algeco Global conducted a carve-out transaction of Target and Chard’s net assets from WSII and Chard became a wholly-owned subsidiary of Target. Effective December 22, 2017, Target Parent acquired Target and Chard. Due to the acquisition of Target by Target Parent being a common control transaction, the prior period financial statements have been retrospectively adjusted to reflect the transaction as if it occurred at the beginning of the period presented. Because Target was owned by Algeco Global prior to Target Parent’s formation, the historical operations of Target are deemed to be those of the Company. Thus, the financial statements included in this report reflect (i) the historical operating results of Target prior to the Restructuring; (ii) the combined results of Target and Target Parent following the Restructuring on November 28, 2017; (iii) the assets and liabilities of Target at their historical cost; and (iv) Target Parent’s equity structure since the date of its formation. Due to this restructuring, there are approximately $9.3 million of additional expenses related to the activity of Target

Parent included in the consolidated statements of comprehensive income for the year ended December 31, 2017, which were not included for the year ended December 31, 2016 as Target Parent did not exist in 2016. Approximately $8.8 million of these additional expenses are reported in selling, general and administrative expenses for the year ended December 31, 2017. As such, our historical financial data prior to the date of this Restructuring are not comparable to the periods subsequent to the restructuring because of this additional expense activity of Target Parent.

Public Company Costs

We expect to incur incremental, non-recurring costs related to our transition to a publicly traded company, including the costs of this offering. We also expect to incur additional significant and recurring expenses as a publicly traded company, including costs associated with the employment of additional personnel, compliance under the Exchange Act, annual and quarterly reports to common shareholders, registrar and transfer agent fees, national stock exchange fees, legal fees, audit fees, incremental director and officer liability insurance costs and director and officer compensation.

Results of Operations

The period to period comparisons of our results of operations have been prepared using the historical periods included in our consolidated financial statements. The following discussion should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this Current Report on Form 8-K.

Consolidated Results of Operations for the Years Ended December 31, 2017 and December 31, 2016.

	For the years ended December 31,		Amount of Increase	Percentage Change Favorable
	2017	2016	(decrease)	(Unfavorable)
Revenue:
Services income	$75,422	$69,510	$5,912	9%
Specialty rental income	58,813	79,957	(21,144)	(26)%
Total Revenue	134,235	149,467	(15,232)	(10)%
Costs:
Services	46,630	42,245	4,385	10%
Specialty rental	10,095	9,785	310	3%
Depreciation of accomodation assets	24,464	36,300	(11,836)	(33)%
Gross Profit	53,046	61,137	(8,091)	(13)%
Expenses
Selling, general, and administrative	24,337	15,793	8,544	53%
Other depreciation and amortization	5,681	5,029	652	13%
Restructuring costs	2,180	—	2,180	100%
Currency (gain), net	(91)	—	(91)	100%
Other income, net	(519)	(392)	(127)	32%
Operating income	21,458	40,707	(19,249)	(47)%
Interest and other income, net	5,107	3,512	1,595	45%
Income before income tax	26,565	44,219	(17,654)	(40)%
Income tax expense	(25,584)	(17,310)	(8,274)	48%
Net income	$981	$26,909	$(25,928)	(96)%

Fiscal Year Ended December 31, 2017 Compared to Fiscal Year Ended December 31, 2016

Total Revenue.  Total revenue was $134.2 million for the year ended December 31, 2017 and consisted of $75.4 million of services income and $58.8 million of specialty rental income. Total revenue for the year ended December 31, 2016 was $149.5 million and consisted of $69.5 million of services income and $80.0 million of specialty rental income. Services income consists primarily of specialty rental accommodations with vertically integrated hospitality services, and comprehensive hospitality services including: catering food services, maintenance, housekeeping, grounds-keeping, on-site security, overall workforce community management, health and recreation facilities, concierge services, and laundry service. Specialty rental income consists primarily of revenues from leasing entire facilities. The decrease of $15.3 million was due to revenue decreases in the Government and Bakken segments as well as Other operations. Government revenue decreased $35.0 million due to reductions in contracted daily rates in October of 2016; Bakken revenue decreased $1.4 million driven by a closure and contract termination; and Other revenue decreased $5.0 million resulting from a one-time billing for a community demobilization and remediation. Revenue decreases were offset by a $26.2 million increase in Permian segment revenue relating to incremental revenues resulting from the Iron Horse and Black Gold Lodge acquisitions, as well as expansions to add 382 beds.

Cost of services.  Cost of services was $46.6 million for the year ended December 31, 2017 as compared to $42.2 million for the year ended December 31, 2016. The increase in total cost of services was primarily due to expansions to add rooms coupled with increased occupancy rates. The bed count was 6,056 for the year ended December 31, 2017 as compared to 6,517 for the year ended December 31, 2016, and utilization percentage was 73% for the year ended December 31, 2017 as compared to 56% for the year ended December 31, 2016. As a result, costs of services relating to labor, food, utilities, supplies, and other direct costs associated with operating the community units saw a 10% increase.

Specialty rental costs.  Specialty rental costs were $10.1 million for the year ended December 31, 2017 as compared to $9.8 million for the year ended December 31, 2016. The increase in specialty rental costs was primarily due to increased utility costs at our Dilley and Mentone leased community facilities.

Depreciation of specialty rental assets.  Depreciation of specialty rental assets was $24.5 million for the year ended December 31, 2017 as compared to $36.3 million for the year ended December 31, 2016. The decrease of $11.8 million in depreciation of specialty rental assets was due to accelerated depreciation on underperforming or idle assets in 2016 over a period of 6 months. Most of this was related to site infrastructure at our Bear Paw, Williston North, and Judson communities in North Dakota as well as our site-built Tioga waste water treatment plant in North Dakota.

Selling, general, and administrative.  Selling, general, and administrative expense was $24.3 million for the year ended December 31, 2017 as compared to $15.8 million for the year ended December 31, 2016. The increase was primarily due to $8.8 million in incremental costs as a result of the TDR and Algeco Global common control transaction, largely relating to professional fees and additional salaries from the Target Parent entity. The net increase was offset by slight decreases in bad debt expense, commissions costs, and office costs.

Other depreciation and amortization.  Other depreciation and amortization was $5.7 million for the year ended December 31, 2017 as compared to $5.0 million for the year ended December 31, 2016. The increase of $0.7 million was primarily due to a $1.3 million increase in the depreciable base of other property, plant, and equipment, net as well as an increase in amortization of intangible assets due to an increase in intangible assets associated with the Iron Horse Ranch acquisition in July of 2017.

Restructuring costs.  Restructuring costs were $2.2 million for the year ended December 31, 2017 as compared to $0.0 million for the year ended December 31, 2016. The increase of $2.2 million primarily related to the 2017 restructuring costs to relocate our corporate headquarters from Boston, MA to The Woodlands, TX.

Currency gain, net.  Currency gains were $0.1 million for the year ended December 31, 2017, as compared to currency gains of $0.0 million for the year ended December 31, 2016. The increase of $0.1 million in currency gains were the result of a more favorable average exchange rates for the year ended December 31, 2017.

Other income, net.  Other income, net was $0.5 million for the year ended December 31, 2017 as compared to $0.4 million for the year ended December 31, 2016. Other income, net in both periods related to gain on sales of assets.

Interest income, net.  Interest income, net was $5.1 million for the year ended December 31, 2017 as compared to $3.5 million for the year ended December 31, 2016. Interest income, net during both periods was the result of intercompany interest income netted against other interest expense. This increase is primarily associated with increased intercompany notes from Target Parent associated with the Restructuring previously discussed.

Segment Results

The following table sets forth our selected results of operations for each of our business segments for the periods indicated below.

	For the Year Ended December 31,		Amount of Increase	Percentage Change Favorable
	2017	2016	(decrease)	(Unfavorable)
Revenue, net:
Government	$66,722	$101,733	$(35,011)	(34)%
Permian Basin	41,439	15,274	26,165	171%
Bakken Basin	22,351	23,738	(1,387)	(6)%
Other	3,723	8,722	(4,999)	(57)%
Total revenues	$134,235	$149,467	$(15,232)	(10)%
Gross profit
Government	$48,613	$80,129	$(31,516)	(39)%
Permian Basin	18,175	7,478	10,697	143%
Bakken Basin	9,333	8,973	360	4%
Other	1,389	858	531	62%
Total gross profit	$77,510	$97,438	$(19,928)	(20)%

Note: Gross profit for the CODM’s analysis includes the services and rental costs recognized in the financial statements and excludes depreciation.

Government

Revenue for the Government segment was $66.7 million for the year ended December 31, 2017 as compared to $101.7 million for the year ended December 31, 2016. The decrease in revenue was primarily due to a reduction in contracted daily rates in October of 2016.

Gross profit for the Government segment was $48.6 million for the year ended December 31, 2017 as compared to $80.1 million for the year ended December 31, 2016. The decrease in gross profit was due to decreased revenue as a result of a reduction in contracted daily rate in October of 2016.

Permian Basin

Revenue for the Permian Basin segment was $41.4 million for the year ended December 31, 2017 as compared to $15.3 million for the year ended December 31, 2016. The increase was primarily due to the Iron Horse Ranch and Black Gold Lodge acquisitions in Q3 2017, resulting in incremental revenues of $13.1 million and $3.3 million in 2017. Also contributing to the increase in revenue were expansions during 2017 to add 382 beds in response to increased drilling activity in the Permian Basin region.

Gross profit for the Permian Basin segment was $18.2 million for the year ended December 31, 2017 as compared to $7.5 million for the year ended December 31, 2016. The increase in gross profit was due to cost efficiencies and additional revenues resulting from the Iron Horse Ranch and Black Gold Lodge acquisitions and 2017 room expansions.

Bakken Basin

Revenue for the Bakken Basin segment was $22.4 million for the year ended December 31, 2017 as compared to $23.7 million for the year ended December 31, 2016. The decrease was primarily due to a $2.9 million decrease resulting from community closures in August of 2016, along with a $7.7 million decrease related to a large contract termination in 2016. The overall decrease in revenues was partially offset by a $3.8 million increase driven by higher utilization at the Williams County community.

Gross profit for the Bakken Basin segment was $9.3 million for the year ended December 31, 2017 as compared to $9.0 million for the year ended December 31, 2016. The decrease was due to lower revenues as a result of community closures and a large contract termination, as discussed above.

Liquidity and Capital Resources

Historically, our primary sources of liquidity have been capital contributions from our owners and cash flow from operations. We depend on cash flow from operations, cash on hand, borrowings under our revolving credit facility and equity financings to finance our acquisition strategy, working capital needs and capital expenditures. The Algeco ABL Facility has an availability block of $100 million, requires a minimum of $30 million of excess availability, and requires minimum cash, on the last day of the month, of $20 million, shared among all the borrowers. We currently believe that our cash on hand, along with these sources of funds provides sufficient liquidity to fund debt service requirements, support our growth strategy, lease obligations, contingent liabilities and working capital investments for at least the next 12 months. However, we cannot assure you that we will be able to obtain future debt or equity financings adequate for our future cash requirements on commercially reasonable terms or at all.

If our cash flows and capital resources are insufficient, we may be forced to reduce or delay additional acquisitions, future investments and capital expenditures, and seek additional capital. Significant delays in our ability to finance planned acquisitions or capital expenditures may materially and adversely affect our future revenue prospects.

Capital Requirements

The following table sets forth general information derived from the Company’s statement of cash flows:

	For the years ended December 31,
	2017	2016
Net cash flows provided by (used in) operating activities	$40,774	$44,728
Net cash flows provided by (used in) investing activities	(130,246)	(5,125)
Net cash flows provided by (used in) financing activities	98,059	(39,942)
Effect of exchange rate changes on cash and cash equivalents	136	(12)
Net increase (decrease) in cash and cash equivalents	$8,723	$(351)

Fiscal Year Ended December 31, 2017 Compared to Fiscal Year Ended December 31, 2016

Cash flows provided by operating activities.  Net cash provided by operating activities was $40.8 million for the year ended December 31, 2017 compared to $44.7 million for the year ended December 31, 2016. This decrease in net cash provided by operating activities of $3.9 million was primarily attributable to an increase in the payment of restructuring costs for the year ended December 31, 2017 of approximately $2.1 million combined with an additional $2 million decrease in cash inflows associated with a decline in income before tax offset by net changes in prepaid expenses, accounts payable and other accrued liabilities, accounts receivable, and deferred revenue and customer deposits.

Cash flows used in investing activities.  Net cash used in investing activities was $130.2 million for the year ended December 31, 2017 compared to $5.1 million for the year ended December 31, 2016. This increase of $125.1 million in cash used in investing activities was primarily due to an increase in cash outflows comprised of $36.5 million associated with the acquisition of Iron Horse Ranch in July of 2017, $15.3 million associated with specialty rental asset purchases, and $79.1 million in additional advances to affiliates.

Cash Flows provided by (used in) financing activities.  Net cash provided by financing activities was $98.1 million for the year ended December 31, 2017 compared to net cash used by financing activities of $39.9 million for the year ended December 31, 2016. This increase in cash provided by financing activities of $138 million was primarily attributable to an increase of $114.9 million in capital contributions from affiliates in 2017 as part of the Restructuring previously discussed, a decrease in the payment of affiliate notes of $53.6 million during 2017, offset by an increase in distributions to affiliates of $23.6 million combined with cash paid for the acquisition of Target by Target Parent of $5.6 million during 2017 as part of the Restructuring previously discussed. The remaining change is associated with a net decrease in borrowing proceeds of approximately $1.3 million during 2017 compared to 2016.

Indebtedness

Capital lease and other financing obligations

Our capital lease and financing obligations at December 31, 2017, primarily consisted of $15.2 million associated with an equipment financing arrangement and $1.7 million of capital leases.

The $15.2 million related to the equipment financing agreement is payable monthly and matures in March 2019 and bears interest at 11.1%. Under this agreement, we transferred title and ownership of certain community units, assigned a portion of future lease payments, and can repurchase the rental equipment for $1 in March 2019. The agreement was amended in December 2016 for an additional $10.8 million of equipment financing.

Our capital leases primarily relate to commercial-use vehicles and have interest rates ranging from 3.3% to 20.7%.

Concentration of Risks

In the normal course of business, we grant credit to customers based on credit evaluations of their financial condition and generally require no collateral or other security. Major customers are defined as those individually comprising more than 10.0% of the Company’s revenues or accounts receivable.

Our largest customers for the year ended December 31, 2017 were CoreCivic of Tennessee, LLC and Anadarko Petroleum Corporation who accounted for 50.5% and 11.8% of total revenues for the year ended December 31, 2017. CoreCivic of Tennessee LLC also accounts for 26.6% of accounts receivable, with no other customer making up more than 10% of receivables for the year ended December 31, 2017.

For the year ended December 31, 2016, the Company had one customer, CoreCivic of Tennessee LLC, representing approximately 68.3% of total revenues for the year ended December 31, 2016. This customer also accounts for 57.3% of accounts receivables for the year ended December 31, 2016.

Major vendors are defined as those individually comprising more than 10.0% of the annual goods purchased. For the year ended December 31, 2017, the Company had no major suppliers comprising more than 10.0% of total purchases. For the year ended December 31, 2016, the Company had one supplier that accounted for approximately 10.2% of total purchases.

The Company provides services almost entirely to customers in the governmental and E&P industries and as such, is almost entirely dependent upon the continued activity of such customers.

ABL Facility

We participate as a co-borrower in a multicurrency asset-based revolving credit facility (the “ABL Revolver”). The borrowers participating in the agreement are affiliates of Algeco Global (“Borrowers”). The ABL Revolver provides up to $400 million of available financing subject to a borrowing base, with a maximum U.S. facility amount of $150 million. The amount the Borrowers can draw on the ABL Revolver is subject to a defined formula of available assets, principally tangible assets calculated monthly and is secured by a first lien on these tangible assets which comprise substantially all rental equipment, property, plant and equipment and trade receivables of all Borrowers. The ABL Revolver has an availability block of $25 million, requires a minimum of $30 million of excess availability, and requires minimum cash, on the last day of the month, of $20 million, shared among all the Borrowers. The ABL Revolver also includes a financial covenant requiring a certain minimum quarterly latest twelve months EBITDA of the Borrowers on a consolidated basis. Borrowings under the ABL Revolver bear interest payable on the first day of each quarter for the preceding quarter at a variable rate based on LIBOR or another applicable regional bank rate plus a fixed margin of 3.75%. We are a guarantor of the obligations of the other borrowers under the credit facility.

Contractual Obligations

In the ordinary course of business, we enter into various contractual obligations for varying terms and amounts. The table below presents our significant contractual obligations as of December 31, 2017:

Contractual Obligations	Total	2018	2019 and 2020	2021 and 2022	Thereafter
Capital lease and other financing obligations	$16,977	$14,184	$2,793	$—	$—
ABL Facility	1,076	1,076	—	—	—
Notes due to affiliates	234,500	13,500	—	—	221,000
Total	$252,553	$28,760	$2,793	$0	$221,000

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Commitments and Contingencies

We lease certain land, communities, and real estate under non-cancellable operating leases, the terms of which vary and generally contain renewal options. Total rent expense under these leases is recognized ratably over the initial term of the lease. Any difference between the rent payment and the straight-line expense is recorded as a liability.

Rent expense included in the consolidated statements of comprehensive income for cancelable and non-cancelable leases was $8.5 million and $5.1 million for the years ended December 31, 2017 and 2016, respectively.

Future minimum lease payments at December 31, 2017, by year and in the aggregate, under non-cancelable operating leases are as follows:

Operating Leases
2018	$3,492
2019	1,402
2020	1,107
2021	639
2022	—
Total	$6,640

Quantitative and Qualitative Disclosures About Market Risk

Interest Rates

Capital markets conditions, including but not limited to availability and borrowing costs, could affect our ability to access the debt capital markets to the extent necessary to fund our future growth. In addition, interest rates on future credit facilities and debt offerings could be higher than current levels, causing our financing costs to increase accordingly, and could limit our ability to raise funds, or increase the price of raising funds, in the capital markets and may limit our ability to expand our operations or make future acquisitions. However, we expect to remain competitive with respect to acquisitions and capital projects, as our peers and competitors would likely face similar circumstances.

Commodity Risk

Commodity price fluctuations also indirectly influence our activities and results of operations over the long-term because they may affect production rates and investments by E&P companies in the development of oil and gas reserves. Generally, community activity will increase as oil and gas prices increase.

We have limited direct exposure to risks associated with fluctuating commodity prices of crude oil. However, both our profitability and our cash flow are affected by volatility in the prices of crude oil. Adverse effects on our cash flow from reductions in crude oil prices could adversely affect our ability to make distributions to unit holders. We do not currently hedge our exposure to crude oil prices.

Additionally, we believe that inflation has not had a material effect on our results of operations.

Critical Accounting Policies

Our management’s discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period.

On an ongoing basis, management evaluates its estimates. We base our estimates and judgments on historical experience and on various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may materially differ from these estimates under different assumptions or conditions.

Principles of consolidation:

We prepared the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and the rules and regulations of the SEC. The accompanying consolidated financial statements include the accounts of the Company and its controlled subsidiaries for the years ended December 31, 2017 and 2016. All of our subsidiaries are wholly owned, either directly or indirectly through wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in the preparation of the accompanying consolidated financial statements.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with a maturity of three months or less when purchased to be cash equivalents.

Accounting Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual results could differ from those estimates.

Receivables and Allowances for Doubtful Accounts

Receivables primarily consist of amounts due from customers from the delivery of specialty rental and hospitality services. The trade accounts receivable are recorded net of an allowance for doubtful accounts. The allowance for doubtful accounts is based upon the amount of losses expected to be incurred in the collection of these accounts. The estimated losses are based upon a review of outstanding receivables, including specific accounts and the related aging, and on historical collection experience. Specific accounts are written off against the allowance when management determines the account is uncollectible.

Specialty Rental Assets

Specialty rental assets (units, site work and furniture and fixtures comprising communities) are measured at cost less accumulated depreciation and impairment losses. Cost includes expenditures that are directly attributable to the acquisition of the asset. Costs of improvements and betterments to units are capitalized when such costs extend the useful life of the unit or increase the rental value of the unit. Costs incurred for units to meet a particular customer specification are capitalized and depreciated over the lease term. Maintenance and repair costs are expensed as incurred.

Depreciation is generally computed using the straight-line method over estimated useful lives and considering the residual value of those assets. The estimated useful life of modular units is 15 years with a 25% residual value. The estimated useful life of site work (above ground and below ground infrastructure) is 5 years. The estimated useful life of furniture and fixtures is 7 years.

These useful lives and residual values vary within the Company based on the type of unit, local operating conditions and local business practices. Depreciation methods, useful lives and residual values are adjusted prospectively, if a revision is determined to be appropriate.

Other Property, Plant, and Equipment

Other property, plant, and equipment is stated at cost, net of accumulated depreciation and impairment losses. The cost of self-constructed assets includes the cost of materials, direct labor and any other costs directly attributable to bringing the asset to a working condition for its intended use. Assets leased under capital leases are depreciated over the shorter of the lease term and their useful lives unless it is reasonably certain that we will obtain ownership by the end of the lease term. Land is not depreciated. Maintenance and repair costs are expensed as incurred.

Depreciation is generally computed using the straight-line method over estimated useful lives, as follows:

Buildings	5 - 15 years
Machinery and office equipment	3 - 5 years
Furniture and fixtures	7 years
Software	3 years

Depreciation methods, useful lives and residual values are reviewed and adjusted prospectively, if appropriate.

Business Combinations

Business combinations are accounted for using the acquisition method. Consideration transferred for acquisitions is measured at fair value at the acquisition date and includes assets transferred, liabilities assumed and equity issued. Acquisition costs incurred are expensed and included in selling, general and administrative expenses. When we acquire a business, we assess the financial assets and liabilities assumed for appropriate classification and designation in accordance with the contractual terms, economic circumstances and pertinent conditions at the acquisition date.

Any contingent consideration transferred by the acquirer is recognized at fair value at the acquisition date. Any subsequent changes to the fair value of contingent consideration are recognized in profit or loss. If the contingent consideration is classified as equity, it is not re-measured and subsequent settlement is accounted for within equity.

Goodwill

We evaluate goodwill for impairment at least annually at the reporting unit level. A reporting unit is the operating segment, or one level below that operating segment (the component level) if discrete financial information is prepared and regularly reviewed by segment management. However, components are aggregated as a single reporting unit if they have similar economic characteristics. For the purpose of impairment testing, goodwill acquired in a business combination is allocated to each of our reporting units that are expected to benefit from the combination. We evaluate changes in our reporting structure to assess whether that change impacts the composition of one or more of its reporting units. If the composition of our reporting units changes, goodwill is reassigned between reporting units using the relative fair value allocation approach.

We perform the annual impairment test of goodwill on October 1. In addition, we perform impairment tests during any reporting period in which events or changes in circumstances indicate that impairment may have occurred. In assessing the fair value of the reporting units, we consider the market approach, the income approach, or a combination of both. Under the market approach, the fair value of the reporting unit is based on quoted market prices of companies comparable to the reporting unit being valued. Under the income approach, the fair value of the reporting unit is based on the present value of estimated cash flows. The income approach is dependent on a number of significant management assumptions, including estimated future revenue growth rates, gross profit on sales, operating margins, capital expenditures, tax rates and discount rates.

If the carrying amount of the reporting unit exceeds the calculated fair value, an impairment charge is recognized in an amount equal to that excess, limited to the total amount of goodwill allocated to that reporting unit. Additionally, we consider the income tax effect from any tax deductible goodwill on the carrying amount of the reporting unit, if applicable, when measuring the goodwill impairment charge.

Intangible Assets Other Than Goodwill

Intangible assets that are acquired by the Company and determined to have an indefinite useful life are not amortized, but are tested for impairment at least annually. The Company’s indefinite-lived intangible assets consist of trade names. The Company calculates fair value by comparing a relief-from-royalty method to the carrying amount of the indefinite-lived intangible asset. This method is used to estimate the cost savings that accrue to the owner of an intangible asset who would otherwise have to pay royalties or license fees on revenues earned through the use of the asset. An impairment charge would be recorded to the extent the carrying value of the indefinite-lived intangible asset exceeds the fair value.

Asset Retirement Obligations

We recognize asset retirement obligations (“AROs”) related to legal obligations associated with the operation of our specialty rental communities. The fair values of these AROs are recorded on a discounted basis, at the time the obligation is incurred and accreted over time for the change in present value. We capitalize asset retirement costs by increasing the carrying amount of the related long-lived assets and depreciating these costs over the remaining useful life. The carrying amount of AROs recognized in the Company’s balance sheets was $1.9 million and $1.8 million as of December 31, 2017 and 2016, respectively.

Revenue Recognition

The Company derives the majority of its revenue from specialty rental with vertically integrated hospitality, specifically community and related ancillary services. Revenue is recognized in the period in which communities and services are provided pursuant to the terms of contractual relationships with the customers. In some contracts, rates may vary over the contract term. In these cases, revenue is generally recognized on a straight-line basis over the contract term. The Company enters into arrangements with a single deliverable as well as multiple deliverables. For those with multiple deliverables, arrangement consideration is allocated between communities and services based on the relative estimated selling price of each deliverable. The estimated price of community and services deliverables is based on the prices of community and services when sold separately, or based upon the best estimate of selling price.

When communities and services are billed in advance, recognition of revenue is deferred until services are rendered. Certain arrangements allow customers the ability to use paid but unused communities and services for a specified period beyond the expiration of the contract. The Company recognizes revenue for these paid but unused communities and services as they are used, as it becomes probable the communities and services will not be used, or upon expiration of the specified term.

Income Taxes

The Company’s operations are subject to U.S. federal, state and local, and foreign income taxes, and have historically been included in the U.S. consolidated tax return of its parent, along with certain state and local and foreign incomes tax returns.

In preparing the consolidated financial statements, the Company calculated the provision for income taxes by using a “separate return” method. Under this method, the Company assumed it would file a separate return with the tax authority, thereby reporting its taxable income or loss and paying the applicable tax to or receiving the appropriate refund from WSII. The Company’s current provision is the amount of tax payable or refundable on the basis of a hypothetical, current-year separate return. The Company provides deferred taxes on temporary differences and on any carryforwards that it could claim on its hypothetical return and assesses the need for a valuation allowance on the basis of its projected separate return results. Any difference between the tax provision allocated to the Company under the separate return method and payments to be made to (or received from) WSII for tax expense, are treated as either dividends or capital contributions. As a stand-alone entity, the Company’s taxes payable, deferred taxes and effective tax rate may differ significantly from those in the historical periods.

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company records net deferred tax assets to the extent it believes that it is more likely than not that these assets will be realized. In making such determination, the Company considers all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent results of operations. Valuation allowances are recorded to reduce the deferred tax assets to an amount that will more likely than not be realized. When a valuation allowance is established or there is an increase in an allowance in a reporting period, tax expense is generally recorded in the Company’s consolidated statements of comprehensive income. Conversely, to the extent circumstances indicate that a valuation allowance is no longer necessary, that portion of the valuation allowance is reversed, which generally reduces the Company’s income tax expense.

In accordance with applicable authoritative guidance, the Company accounts for uncertain income tax positions using a benefit recognition model with a two-step approach; a more-likely-than-not recognition criterion; and a measurement approach that measures the position as the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement. If it is not more-likely-than-not that the benefit of the tax position will be sustained on its technical merits, no benefit is recorded. Uncertain tax positions that relate only to timing of when an item is included on a tax return are considered to have met the recognition threshold. The Company classifies interest on tax deficiencies and income tax penalties within income tax expense. At December 31, 2017 and 2016, the Company had no unrecognized tax benefits.

Fair Value Measurements

The Company maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The inputs are prioritized into three levels that may be used to measure fair value:

Level 1:  Inputs that reflect quoted prices for identical assets or liabilities in active markets that are observable.

Level 2:  Inputs that reflect quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3:  Inputs that are unobservable to the extent that observable inputs are not available for the asset or liability at the measurement date.

Recent Accounting Pronouncements

The Company qualifies as an emerging growth company (“EGC”) as defined under the Jumpstart Our Business Startups Act (the “JOBS Act”). Using exemptions provided under the JOBS Act provided to EGCs, the Company has elected to defer compliance with new or revised financial accounting standards until a company that is not an issuer (as defined under section 2(a) of the Sarbanes-Oxley Act of 2002) is required to comply with such standards. As such, compliance dates included below pertain to non-issuers, and as permitted, early adoption dates are indicated.

In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which prescribes a single comprehensive model for entities to use in the accounting for revenue arising from contracts with customers. The new guidance supersedes virtually all existing revenue guidance under U.S. GAAP. The new standard becomes effective for the Company’s year ended December 31, 2019 and interim periods thereafter. Topic 606 allows either full or modified retrospective transition, and the Company currently plans to use the modified retrospective method of adoption. This approach consists of recognizing the cumulative effect of initially applying the standard as an adjustment to opening retained earnings. As part of the modified retrospective approach in the year of adoption, the Company presents the comparative periods under legacy GAAP and disclose the amount by which each financial statement line item was affected as a result of applying the new standard and an explanation of significant changes. The core principle contemplated by this new standard is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount reflecting the consideration to which the entity expects to be entitled in exchange for those goods or services. New disclosures about the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers are also required. In April and May 2016, the FASB also issued clarifying updates to the new standard specifically to address certain core principles including the identification of performance obligations, licensing guidance, the assessment of the collectability criterion, the presentation of taxes collected from customers, non-cash considerations, contract modifications and completed contracts at transition. The Company is currently evaluating the impact that the updated guidance has on the Company’s financial statements and related disclosures. As part of the evaluation process, the Company is holding regular meetings with key stakeholders from across the organization to discuss the impact of the standard on its existing contracts. The Company is utilizing a bottom-up approach to analyze the impact of the standard on its portfolio of contracts by reviewing the Company’s current accounting policies and practices to identify potential differences that would result from applying the requirements of the new standard to the Company’s existing revenue contracts. The Company is still completing this evaluation and has not yet determined the impact on its financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). This guidance revises existing practice related to accounting for leases under ASC Topic 840 Leases (ASC 840) for both lessees and lessors. The new guidance requires lessees to recognize a right-of-use asset and a lease liability for virtually all of their leases (other than leases that meet the definition of a short-term lease). The lease liability is be equal to the present value of lease payments and the right-of-use asset is based on the lease liability, subject to adjustment such as for initial direct costs. For income statement purposes, the new standard retains a dual model similar to ASC 840, requiring leases to be classified as either operating or finance. Operating leases will result in straight-line expense (similar to current accounting by lessees for operating leases under ASC 840) while finance leases will result in a front-loaded expense pattern (similar to current accounting by lessees for capital leases under ASC 840). While the new standard maintains similar accounting for lessors as under ASC 840, the new standard reflects updates to, among other things, align with certain changes to the lessee model. The new standard is effective for the Company in during the year ended December 31, 2020 and interim periods thereafter. Topic 842 allows an entity to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach or to adopt under the new optional transition method that allows an entity to recognize a cumulative-effect adjustment to the opening balance of retained earnings as of the adoption date. The Company is currently evaluating the impact of the pronouncement on its consolidated financial statements.

In October 2016, the FASB issued guidance which requires an entity to recognize the income tax consequences of intra-entity sale or transfers of assets, other than inventory, at the time of transfer. The new standard requires companies to recognize the income tax effects of intercompany sales or transfers of assets, other than inventory, in the income statement as income tax expense (or benefit) in the period the sale or transfer occurs. The exception to recognizing the income tax effects of intercompany sales or transfers of assets remains in place for intercompany inventory sales and transfers. The new standard is effective for annual reporting periods beginning after December 15, 2018. Early adoption is permitted for all entities as long as entities adopt at the beginning of an annual reporting period. The Company does not believe the pronouncement has a material impact on its consolidated financial statements.

In January 2017, the Company elected to early adopt the amendments of ASU No. 2017-04, Intangibles—Goodwill and Other (Topic 350), which simplifies the accounting for goodwill impairment by eliminating the second step of the two-step goodwill impairment test. Rather, a goodwill impairment charge is measured as the difference between the carrying amount and the fair value of the reporting unit. In addition, the new method should reduce the cost and complexity of evaluating goodwill for impairment. The pronouncement had no material impact on the Company’s consolidated financial statements.

In February 2018, the FASB issued ASU No. 2018 02, Income Statement-Reporting Comprehensive Income (Topic 220) Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income, to address a specific consequence of new legislation by allowing a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the Tax Cuts and Jobs Act (“Tax Act”)’s reduction of the U.S. federal corporate income tax rate. The ASU is effective for all entities for fiscal years beginning after December 15, 2018, with early adoption permitted, and is to be applied either in the period of adoption or retrospectively to each period in which the effect of the change in the U.S. federal corporate income tax rate in the Tax Act is recognized. The Company plans to adopt the standard on January 1, 2019 and does not anticipate a material impact upon adoption.

Non-GAAP Financial Measures

Target Parent has included Adjusted gross profit, EBITDA, Adjusted EBITDA, and Adjusted Free Cash Flow which are measurements not calculated in accordance with US generally accepted accounting principles (“GAAP”), in the discussion of its financial results because they are key metrics used by management to assess financial performance. Target Parent’s business is capital-intensive and these additional metrics allow management to further evaluate its operating performance.

Target Parent defines Adjusted gross profit, as gross profit plus depreciation of specialty rental assets and loss on impairment.

Target Parent defines EBITDA as net income (loss) before income tax expense (benefit), interest expense, depreciation of specialty rental assets, and other depreciation and amortization.

Adjusted EBITDA reflects the following further adjustments to EBITDA to exclude certain non-cash items and the effect of what management considers transactions or events not related to its core business operations:

•                  Currency (gain) loss, net:  Target Parent incurred currency gains and losses on assets and liabilities denominated in foreign currencies other than the functional currency. Substantially all such currency (gains) losses are unrealized and non-cash.

•                  Restructuring costs:  Target Parent incurred nonroutine costs associated with restructuring plans designed to streamline operations and reduce costs.

•                  Other expense (income), net: Target Parent recognized a gain on insurance proceeds received from a flood at one property located in North Dakota, gains related to the sale of assets in 2017, and income associated with recharged costs from Target Parent to affiliate groups.

•                  Holdings selling, general and administrative costs: Holdings incurred nonrecurring costs in the form of legal and professional fees as well as transaction bonus amounts, primarily associated with a restructuring transaction in 2017.

We define Adjusted Free Cash Flow as Adjusted EBITDA plus increases in deferred revenue and customer deposits, less decreases in deferred revenue and customer deposits, less maintenance capital expenditures for specialty rental assets.

EBITDA reflects net income excluding the impact of interest expense, provision for income taxes, depreciation, and amortization. We believe that EBITDA is a meaningful indicator of operating performance because we use it to measure our ability to service debt, fund capital expenditures, and expand our business. We also use EBITDA, as do analysts, lenders, investors, and others, to evaluate companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels, and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies. EBITDA also excludes depreciation and amortization expense, because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.

Target Parent also believes that Adjusted EBITDA is a meaningful indicator of operating performance. Our Adjusted EBITDA reflects adjustments to exclude the effects of additional items, including non-routine items, that are not reflective of the ongoing operating results of Target Parent.  In addition, to derive Adjusted EBITDA, we exclude gains or losses on the sale of depreciable assets because including them in EBITDA is inconsistent with reporting the ongoing performance of our remaining assets.

Target Parent also presents adjusted free cash flow because we believe it provides useful information regarding our liquidity and ability to meet our short-term obligations. Adjusted Free Cash Flow indicates the amount of cash available after maintenance capital expenditures for, among other things, investments in our existing business.

Adjusted gross profit, EBITDA, Adjusted EBITDA, and Adjusted Free Cash Flow are not measurements of Target

Parent’s financial performance under GAAP and should not be considered as alternatives to gross profit, net income (loss) or other performance measures derived in accordance with GAAP, or as alternatives to cash flow from operating activities as measures of Target Parent’s liquidity. Adjusted gross profit, EBITDA, Adjusted EBITDA, and Adjusted Free Cash Flow should not be considered as discretionary cash available to Target Parent to reinvest in the growth of its business or as measures of cash that is available to it to meet its obligations. In addition, its measurement of Adjusted gross profit, EBITDA, Adjusted EBITDA, and Adjusted Free Cash Flow may not be comparable to similarly titled measures of other companies. Target Parent’s management believe that Adjusted gross profit, EBITDA, Adjusted EBITDA, and Adjusted Free Cash Flow provide useful information to investors about Target Parent and its financial condition and results of operations for the following reasons: (i) they are among the measures used by Target Parent’s management team to evaluate its operating performance; (ii) they are among the measures used by Target Parent’s management team to make day-to-day operating decisions, (iii) they are frequently used by securities analysts, investors and other interested parties as a common performance measure to compare results across companies in Target Parent’s industry.

The following table presents a reconciliation of Target Parent’s consolidated gross profit to Adjusted gross profit:

	For the Years Ended December 31,
(in thousands)	2017	2016
Gross Profit	$53,046	$61,137
Depreciation of specialty rental assets	$24,464	$36,300
Adjusted gross profit	$77,510	$97,437

The following table presents a reconciliation of Target Parent’s consolidated net income to EBITDA and Adjusted EBITDA:

	Year Ended December 31,
(in thousands)	2017	2016
Net Income	$981	$26,909
Interest expense (income), net	(5,107)	(3,512)
Income tax expense	25,584	17,310
Other depreciation and amortization	5,681	5,029
Depreciation of specialty rental assets	24,464	36,300
EBITDA	$51,603	$82,036

Currency (gain) loss, net	(91)	—
Restructuring costs	2,180	—
Other expense (income), net	(519)	(392)
Holdings selling, general and administrative costs	8,771	—
Adjusted EBITDA	$61,944	$81,644

The following table presents a reconciliation of Target Parent’s Adjusted EBITDA to Net cash flows from operating activities to Adjusted Free Cash Flows:

	Year Ended December 31,
(in thousands)	2017	2016
Adjusted EBITDA	$61,944	$81,644
Interest payments	(955)	(1,993)
Income taxes paid, net of refunds received	(620)	(530)
Restructuring costs	(2,180)	—
Other (expense) income, net	519	392
Holdings selling, general and administrative costs	(8,771)	—
Working capital and other	(9,163)	(34,785)
Net cash provided by operating activities	$40,774	$44,728

Interest payments	955	1,993
Income taxes paid, net of refunds received	620	530
Restructuring costs	2,180	—
Other expense (income), net	(519)	(392)
Holdings selling, general and administrative costs	8,771	—
Working capital and other	9,163	34,785
Deferred revenue and customer deposits	(15,288)	(19,147)
Maintenance capital expenditures for specialty rental assets	(673)	(456)
Adjusted Free Cash Flows	$45,983	$62,041

Controls and Procedures

Upon becoming a public company, we are required to comply with the SEC’s rules implementing Section 302 and 906 of the Sarbanes-Oxley Act, which require our management to certify financial and other information in our quarterly and annual reports. We are required to provide an annual management report on the effectiveness of our internal control over financial reporting beginning with our annual report for the year ending December 31, 2019. We are not required to have our independent registered public accounting firm attest to the effectiveness of our internal control over financial reporting under Section 404 until our first annual report subsequent to our ceasing to be an “emerging growth company” within the meaning of Section 2(a)(19) of the Securities Act.

SIGNOR’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following management’s discussion and analysis contains a discussion and analysis of the financial condition and results of operations of RL Signor Holdings, LLC and its consolidated subsidiaries (collectively, the “Predecessor” or “Signor”), from January 1, 2018 to September 6, 2018, and should be read in conjunction with the information presented in “Selected Historical Financial Information of Signor” and the notes related thereto included elsewhere in this filing. In addition to historical financial information, the following discussion and analysis contains forward-looking statements, such as statements regarding Signor’s expectations for future performance, liquidity, and capital resources that involve risks, uncertainties, and assumptions that could cause actual results to differ materially from Signor’s expectations. Signor’s actual results and timing of selected events may differ materially from those contained in or implied by any forward-looking statements contained herein. Factors that could cause such differences include those identified below and those described in “Unaudited Pro Forma Condensed Consolidated Financial Information” attached as Exhibit 99.5 to this filing.

As explained elsewhere in this filing, the discussion and analysis contained in this section relates to Signor, prior to and without giving pro-forma effect to the impact of the Business Combination and, as a result, the results reflected in this section may not be indicative of the results Target Hospitality will see going forward or that Signor would have seen as a standalone business during the periods presented. See “Unaudited Pro Forma Condensed Consolidated Financial Information” attached as Exhibit 99.5 to this filing.

The information in this “Signor’s Management’s Discussion and Analysis of the Financial Condition and Results of Operations” are for historical periods as of September 6, 2018. For purposes of this section, references to “we,” “us,” “our” or “Signor” refers to RL Signor and its consolidated subsidiaries for periods as of December 31, 2016, December 31, 2017 and September 6, 2018.

Overview

Signor is a limited liability company formed under the laws of the State of Delaware to own, develop, manage, and operate workforce communities located in Oklahoma, New Mexico, and Texas. Primary operations occur throughout Texas. Signor customers are primarily companies for which Signor provides workforce housing. Signor assets consist of housing facilities, equipment, and infrastructure that provide workforce housing in the oil and gas basins in the United States. As the amount of drilling in the basins continues to grow, there will be a need for housing as there is a limited local supply of the workforce needed.

The workforce community services we provide are critical to the operations of exploration and production (“E&P”) companies, particularly in high-growth unconventional oil and gas basins. There is a shortage of the workforce that is needed locally for E&P companies which causes E&P companies to pay for relocation and temporary housing. By providing workforce communities at reasonable prices for longer term stays, we are filling a critical need for those companies.

Our current operations are primarily located in three of the most prolific oil and gas basins in the United States: the Permian basin, the Eagle Ford basin, and the South-Central Oklahoma Oil Province (the “SCOOP”) / Sooner Trend (oil field), Anadarko (basin), Canadian and Kingfisher (counties) (“STACK”). Our customers include some of the most active E&P companies in these basins, including Halliburton, Schlumberger, BJ Services, and FTS International are a few of our customer base. We expect to expand our business within our existing operating regions by addressing the growing need for workforce communities in these areas.

Components of the Consolidated Historical Operations

Signor generated the majority of their revenue from remote accommodations, specifically by charging fees for workforce communities and related services to customers. Signor services included temporary living accommodations, catering food services, maintenance, housekeeping, grounds-keeping, on-site security, workforce community management, transportation, and laundry service. The fees that Signor charged were based upon firm commitment contracts (take-or-pay) or exclusivity contracts with our customer base.

Signor management used a variety of financial and operating metrics to analyze their performance. These metrics were significant factors in assessing their operating results and profitability and they reviewed the measurements frequently for consistency and trend analysis. Key performance measures such as service income, operating income, and cash flows were used to evaluate their business.

Trends and Factors Impacting Results of Operations

We expect our business to continue to be affected by the key factors discussed below. Our expectations are based on assumptions made by us and information currently available to us. To the extent our underlying assumptions about, or interpretations of, available information prove to be incorrect, our actual results may vary materially from our expected results.

Supply and Demand for Oil and Gas

As a workforce community service provider, we are not directly impacted by oil and gas price fluctuations. However, these price fluctuations indirectly influence our activities and results of operations because the E&P workforce is directly affected by price fluctuations and the industry’s expansion or contraction from these changes. Our occupancy volume depends on the size of the workforce within this industry and the demand for labor. Oil and gas prices are volatile and influenced by numerous factors beyond our control, including the domestic and global supply of and demand for oil and gas. The commodities trading markets, as well as other supply and demand factors, may also influence the selling prices of oil and gas.

Availability and Cost of Capital

Capital markets conditions could affect our ability to access the debt and equity capital markets to the extent necessary to fund our future growth. Interest rates on future credit facilities and debt offerings could be higher than current levels, causing our financing costs to increase accordingly, and could limit our ability to raise funds, or increase the price of raising funds, in the capital markets and may limit our ability to expand.

Regulatory Compliance

We are subject to extensive federal, state, local and foreign environmental, health and safety laws and regulations concerning matters such as air emissions, wastewater discharges, solid and hazardous waste handling and disposal and the investigation and remediation of contamination. The risks of substantial costs, liabilities and limitations on our operations related to compliance with these laws and regulations are an inherent part of our business, and future conditions may develop, arise or be discovered that create substantial environmental compliance or remediation liabilities and costs.

Key factors impacting the comparability of results

Results of Operations

The period to period comparisons of Signor’s results of operations have been prepared using the historical periods included in Signor’s financial statements. The following discussion should be read in conjunction with the financial statements and related notes included elsewhere in this Current Report on Form 8-K.

Consolidated Results of Operations for the period from January 1, 2018 through September 6, 2018 and September 30, 2017

	For the period from January 1, 2018 through September 6, 2018	For the nine months ended September 30, 2017	Amount of
	(Predecessor) Unaudited	(Predecessor) Unaudited	Increase (Decrease)
Service income	$61,242	$22,394	$38,848
Costs of service	26,675	10,724	15,951
Depreciation & accretion	4,022	2,004	2,018
Gross Profit	30,545	9,666	20,879
Selling, general, and administrative	2,949	2,271	678
Acquisition expenses	411	—	411
Operating Income	27,185	7,395	19,790
Interest expense, net	268	80	188
Net Income	$26,917	$7,315	$19,602

Period from January 1, 2018 through September 6, 2018 Compared to Nine months ended September 30, 2017

Service income.  Service income for the Predecessor was $61.2 million for the period from January 1, 2018 through September 6, 2018 and $22.4 million for the nine months ended September 30, 2017. The increase in service revenue during the period from January 1, 2018 through September 6, 2018 as compared to the same period in 2017 was primarily due to higher crude oil prices and greater U.S. drilling activity and acquisitions in the Permian, Eagle Ford, and SCOOP/STACK oil and gas regions in 2018. The average crude oil price in the period from January 2018 through September 2018 was $66.89 per barrel as compared to $49.39 per barrel in the nine months ended September 30, 2017. The rig count for Texas in September 2018 was 528 as compared to 453 in the same period in 2017. The increase in activity and personnel in the basin drove an increase in occupancy, thus leading to higher rooms, food service and other revenue.

Cost of service.  Cost of service for the Predecessor was $26.7 million for the period from January 1, 2018 through September 6, 2018 as compared to $10.7 million for the nine months ended September 30, 2017. The increase in total service income was primarily due to expansions to add rooms while consistently maintaining a high occupancy rate. The average room count was 3,415 for the period from January 1, 2018 through September 6, 2018 as compared to 1,229 for the nine months ended September 30, 2017. Additionally, the average occupancy rate was 92% for the period from January 1, 2018 through September 6, 2018 as compared to 85% for the nine months ended September 30, 2017. As a result, the cost of service related to Rooms and Food saw a significant increase.

Depreciation and accretion.  Depreciation was $4 million for period from January 1, 2018 through September 6, 2018 as compared to $2 million for the nine months ended September 30, 2017 for the Predecessor. The increase in depreciation was due to a $2 million increase in depreciable base from September 30, 2017 to September 6, 2018.

Selling, general, and administrative.  Selling, general, and administrative was $3 million for the period from January 1, 2018 through September 6, 2018 for the Predecessor as compared to $2.3 million for the nine months ended September 30, 2017. The increase was primarily due to an increase in personnel. The employee headcount as of September 6, 2018 was 334 as compared to 196 at September 30, 2017, resulting in increases in salaries expense, bonuses and incentives.

Acquisition expenses.  Acquisition expense was $0.4 million for the Predecessor for the period from January 1, 2018 through September 6, 2018. The acquisition expenses were as a result of the transaction expenses incurred by the Predecessor.

Interest expense, net.  In the Predecessor period, interest expense, net was $0.3 million for the period from January 1, 2018 through September 6, 2018 as compared to $0.1 million for the nine months ended September 30, 2017. The increase in Interest expense, net was due to larger borrowings during the period from January 1, 2018 through September 6, 2018 as compared to the nine months ended September 30, 2017.

Consolidated Results of Operations for the Years Ended December 31, 2017 and December 31, 2016.

	Year Ended December 31,		Amount of Increase
	2017	2016	(Decrease)
Service Income:	$38,737	$13,497	$25,240
Costs of service	17,241	6,974	10,267
Depreciation & accretion	3,279	1,971	1,308
Gross Profit	18,217	4,552	13,665
Selling, general, and administrative	3,524	2,799	725
Net (loss) gain on sale and disposal of property, plant and equipment	(9)	1,478	(1,487)
Operating Income	14,684	3,231	11,453
Interest expense and other income, net	(132)	(128)	(4)
Net income	$14,552	$3,103	$11,449

Fiscal Year Ended December 31, 2017 Compared to Fiscal Year Ended December 31, 2016

Total service income.  Total service income was $38.7 million for the year ended December 31, 2017 and $13.5 million for the year ended December 31, 2016. The increase in service income for the year ended December 31, 2017 as compared to December 31, 2016 was a result of higher crude oil prices and greater U.S. drilling activity in the Permian, Eagle Ford, and SCOOP/STACK oil and gas regions in 2017. The average crude oil price in 2017 was $50.88 per barrel as compared to $43.14 per barrel in 2016. The average rig count for Texas for December 2017 was 456 as compared to 310 in the same period in 2016. The increase in activity and personnel in the basin drove an increase in occupancy, thus leading to higher Rooms, Food Service, and Other Revenue.

Cost of service.  Cost of service was $17.2 million for the year ended December 31, 2017 as compared to $7.0 million for the year ended December 31, 2016. The increase in total service income was primarily due to expansions to add rooms while consistently maintaining a high occupancy rate. The average room count was 1,535 for the year ended December 31, 2017 as compared to 754 for the year ended December 31, 2016. Additionally, the average occupancy rate was 87% for the year ended December 31, 2017 as compared to 60% for the same period in 2016. As a result, cost of service related to Rooms and Food saw a significant increase.

Depreciation.  Depreciation was $3.3 million for year ended December 31, 2017 as compared to $2.0 million for the year ended December 31, 2016. The increase in depreciation was due to a $1.3 million increase in depreciable base from December 31, 2016 to December 31, 2017.

Selling, general, and administrative.  Selling, general, and administrative was $3.5 million for year ended December 31, 2017 as compared to $2.8 million for the year ended December 31, 2016. The increase was primarily due to an increase in personnel. The employee headcount as of December 31, 2017 was 240 as compared to 81 at December 31, 2016, resulting in a $0.6 million increase in salaries expense and a $0.2 million increase in bonuses and incentives.

Interest expense, net.  Interest expense, net was $0.1 million for year ended December 31, 2017 as compared to $0.1 million for the year ended December 31, 2016. The increase in Interest expense, net was due to larger borrowings during the year ended December 31, 2017 as compared to the year ended December 31, 2016.

Liquidity and Capital Resources

Historically, Signor’s primary sources of liquidity have been capital contributions from our owners and cash flow from operations. Signor depended on cash flow from operations, cash on hand, borrowings under our revolving credit facility and equity financings to finance our acquisition strategy, working capital needs, and capital expenditures. The Predecessor had a revolving line of credit with Washington Federal for a maximum amount of $1.0 million.

We currently believe that our cash on hand, along with these sources of funds provides sufficient liquidity to fund debt service requirements, support our growth strategy, lease obligations, contingent liabilities and working capital investments for at least the next 12 months. However, we cannot assure you that we will be able to obtain future debt or equity financings adequate for our future cash requirements on commercially reasonable terms or at all.

If our cash flows and capital resources are insufficient, we may be forced to reduce or delay additional acquisitions, future investments and capital expenditures, and seek additional capital. Significant delays in our ability to finance planned acquisitions or capital expenditures may materially and adversely affect our future revenue prospects.

Capital Requirements

Our 2018 total annual capital budget is approximately $19.3 million, including growth projects to increase capacity and productivity. However, the amount and timing of these 2018 capital expenditures is largely discretionary. We could choose to defer or increase a portion of these planned 2018 capital expenditures depending on a variety of factors, including, but not limited to, additional contracts awarded above and beyond our projections. As we pursue growth, we monitor which capital resources, including equity and debt financings, are available to us to meet our future financial obligations, planned capital expenditure activities and liquidity requirements. However, future cash flows are subject to a number of variables, including the ability to maintain existing contracts, obtain new contracts and manage our operating expenses. The failure to achieve anticipated service income and cash flows from operations could result in a reduction in future capital spending. We cannot assure you that operations and other needed capital will be available on acceptable terms or at all. In the event we make additional acquisitions and the amount of capital required is greater than the amount we have available for acquisitions at that time, we could be required to reduce the expected level of capital expenditures or seek additional capital. We cannot assure you that needed capital will be available on acceptable terms or at all.

The following table sets forth general information derived from our Statement of Cash Flows:

	For the period from January 1, 2018 through September 6, 2018	For the nine months ended September 30, 2017	Amount of Increase (Decrease)
	(Predecessor) Unaudited	(Predecessor) Unaudited	(Predecessor) Unaudited
Net cash flow provided by operating activities	$33,283	$8,668	$24,615
Net cash used in investing activities	(19,078)	(12,440)	$(6,638)
Net cash provided by (used in) financing activities	(973)	6,645	$(7,618)
Net increase in cash and cash equivalents	$13,232	$2,873	$10,359

Period from January 1, 2018 through September 6, 2018 Compared to Nine months ended September 30, 2017

Cash flows provided by operating activities.  Net cash provided by operating activities for the Predecessor was $33.3 million during the period from January 1, 2018 through September 6, 2018. This was attributed to net income of $27 million primarily adjusted for $4 million in depreciation. In addition, operating cash flows were positively impacted by a decrease in prepaid expenses and other assets, along with increases in accounts payable, accrued expenses, and unearned revenue. Further, the increase in cash flows was offset by an increase in accounts receivable.

Net cash provided by operating activities for the Predecessor was $8.7 million during the nine months ended September 30, 2017. This was attributed to net income of $7.3 million primarily adjusted for $2 million in depreciation. Operating cash flows were positively impacted by a decrease in prepaid expenses and other assets. In addition, the net increase in cash flows was offset by increases in accounts receivable, accounts payable, accrued expenses, and unearned revenue.

Cash flows used in investing activities.  Cash used in investing activities was $19.1 million during the period from January 1, 2018 through September 6, 2018 which related to $19.1 million in asset purchases and improvements to property and equipment.

Cash used in investing activities was $12.4 million during the nine months ended September 30, 2017 which primarily related to $12.4 million in asset purchases and improvements to property and equipment.

Cash flows provided by financing activities.  Cash used in financing activities was $1 million during the period from January 1, 2018 through September 6, 2018 which related to $0.8 million in payments on notes payable, $0.1 million in capital lease payments, and $0.1 million in distributions.

Cash provided by financing activities was $6.6 million during the nine months ended September 30, 2017 which related to $4 million in proceeds from notes payable and $3 million in contributions, partially offset by $0.2 million in payments on notes payable, $0.1 million in payment of deferred financing costs, and $0.1 million in capital lease payments, and $4 thousand in distributions.

The following table sets forth general information derived from our statement of cash flows:

	Years ended December 31,		Amount of Increase
	2017	2016	(Decrease)
Net cash flows provided by (used in) operating activities	$13,374	$2,106	$11,268
Net cash flows provided by (used in) investing activities	(23,184)	(6,111)	(17,073)
Net cash flows provided by (used in) financing activities	11,015	2,232	8,783
Net increase (decrease) in cash and cash equivalents	$1,205	$(1,773)	$2,978

Fiscal Year Ended December 31, 2017 Compared to Fiscal Year Ended December 31, 2016

Cash flows provided by operating activities.  Net cash provided by operating activities was $13.4 million during the year ended December 31, 2017. This was attributed to net income of $14.6 million primarily adjusted for $3.3 million in depreciation. In addition, operating cash flows were positively impacted by a decrease in prepaid expenses and other assets, along with increases in accounts payable, accrued expenses, and unearned revenue. Further, the increase in cash flows was offset by an increase in accounts receivable.

Net cash provided by operating activities was $2.1 million during the year ended December 31, 2016. This was attributed to net income of $3.1 million primarily adjusted for $2.0 million in depreciation and a $1.5 million net gain on sale and disposal of property and equipment. In addition, the net increase in cash flows was offset by increases in accounts receivable and prepaid expenses and other assets, along with decreases in accounts payable and accrued expenses.

Cash flows used in investing activities.  Cash used in investing activities was $23.2 million during the year ended December 31, 2017. This was primarily attributed to $23.0 million in asset purchases and improvements to property and equipment, $0.1 million in restricted cash payments, a $0.1 million purchase of land held for investment, and $0.04 million from proceeds from sale of assets.

Cash used in investing activities was $6.1 million during the year ended December 31, 2016. This was attributed to $8.2 million in asset purchases and improvements to property and equipment and $0.1 million in restricted cash payments, partially offset by $2.1 million in proceeds from sale of assets and $0.1 million in proceeds from insurance claims.

Cash Flows provided by financing activities.  Cash provided by financing activities was $11.0 million during the year ended December 31, 2017. This was attributed to $7.8 million in contributions and $4.0 million in proceeds from notes payable, partially offset by $0.5 million in payments on notes payable, $0.1 million in payment of deferred financing costs, $0.2 million in capital lease payments, and $0.1 million in distributions.

Cash provided by financing activities was $2.2 million during the year ended December 31, 2016. This was attributed to $2.9 million in contributions and partially offset by $0.4 million in payments on notes payable and $0.3 million in capital lease payments.

Indebtedness

During 2014, Signor purchased certain workforce community equipment and entered into promissory notes with the vendor totaling $1.4 million. The five individual promissory notes have four-year terms maturing between November 2018 and January 2019. The promissory notes call for monthly payments of principal and interest, based on a variable interest rate based on the prime rate plus 4% with a stated minimum rate of 8% and a maximum of 9%. The promissory notes were collateralized by the property and equipment purchased. The balance of these notes was $86 thousand and $348 thousand as of September 6, 2018 and December 31, 2017, respectively.

During 2015, Signor purchased 40 acres of land in Orla, Texas for $135 thousand and entered into a promissory note with the seller. The promissory note has a five-year term and calls for monthly payments of principal and interest, with a balloon payment of approximately $110 thousand in 2020, based on a 10.0% interest rate. The note has a maturity date of December 1, 2020. The promissory note is collateralized by the land purchased. The balance of this note was $123 thousand, and $125 thousand as of September 6, 2018 and December 31, 2017, respectively.

During 2017, Signor entered into a loan agreement with Washington Federal for a $4 million term loan. The term loan has an interest rate of 3.50% plus one-month LIBOR per annum. The interest rate on the term loan was 5.63% and 5.00% as of September 6, 2018 and December 31, 2017, respectively. The note requires monthly payments of principal and interest and matures on October 1, 2022. The term loan is collateralized by real and personal property owned by Signor, excluding certain assets as defined in the loan agreement. The balance of this note was $3.2 million as of September 6, 2018 and $3.9 million as of December 31, 2017. The agreement also placed certain restrictions upon Signor and required Signor to maintain certain financial and non-financial covenants. As of September 6, 2018, Signor was in compliance with the financial covenants. As part of the transaction agreement, the loan was paid off in the amount of $3,270 thousand which was the outstanding principal and interest.

During 2017, Signor entered into a loan agreement with Washington Federal for a revolving line of credit not to exceed the lesser of $1 million and the borrowing base as defined in the loan agreement. In December 2017, the revolving line of credit was amended to provide for a maximum amount to be borrowed of $3.5 million until April 30, 2018, on which date the maximum amount shall be reduced to $1 million. The promissory note has an interest rate of 3.50% plus one-month LIBOR per annum. The interest rate on the revolving line of credit was 5.00%. The revolving line of credit note requires monthly interest-only payments with the entire unpaid principal balance due at maturity. The revolving line of credit has a maturity date of October 1, 2019 and is collateralized by real and personal property owned by Signor, excluding certain assets as defined in the loan agreements. The balance of this note was $0 September 6, 2018 and December 31, 2017.

Off-balance sheet arrangements

Signor has not entered into any off-balance sheet arrangements.

Distributions

Signor did not have a legal obligation to make distributions except as provided in the partnership agreement. In determining the amount of distributions, the board of directors of their general partner would determine the amount of cash reserves to set aside for their operations, including reserves for future working capital, maintenance capital expenditures, expansion capital expenditures, acquisitions, and other matters, which will impact the amount of cash we are able to distribute to our unit holders. To the extent Signor was unable to finance growth externally and was unwilling to establish cash reserves to fund future expansions, their distributable cash flow would not significantly increase.

As of September 6, 2018, 51,003,049 Series A Units and 2,240,000 Series B Units were outstanding.

Concentration of Risks

We are exposed to certain credit risks relating to our ongoing business operations. Credit risk includes the risk that counterparties that owe us money will breach their obligations. If the counterparties to these arrangements fail to perform, we may be forced to enter into alternative arrangements. In that event, our financial results could be adversely affected and the partnership could incur losses.

We provide our services to customers based on an evaluation of the financial condition of our customers, generally without requiring collateral. Exposure to losses on receivables is principally dependent on each customer’s financial condition. We monitor the exposure for credit losses and maintain allowances for anticipated losses.

The Predecessor had three customers representing 21.5%, 20.1%, and 10.3% of total service income for the period from January 1, 2018 through September 6, 2018. These customers also represented 34.7%, 13.0%, and 12.0% of accounts receivable as of September 6, 2018.

The Predecessor had three customers representing 32.7%, 16.8%, and 12.5% of total service income by customer for the nine months ended September 30, 2017. These customers also accounted for 35.1%, 18.5%, and 19.5% of accounts receivable as of September 30, 2017.

We had three customers representing 29.8%, 20.0%, and 13.1% or 62.9%, of total service income for the year ended December 31, 2017. These customers also accounted for 28.1%, 26.0%, and 11.4% of accounts receivables as of December 31, 2017.

Major vendors are defined as those individually comprising more than 10.0% of the annual goods purchased. We had one vendor representing 31% of total purchases for the period from January 1, 2018 through September 6, 2018. For the year ended December 31, 2017, we had one major supplier that accounted for approximately 24% of total purchases.

We provide services almost entirely to customers involved the E&P industry in the Permian basin, Eagle Ford basin region of west Texas and the SCOOP/STACK area of Oklahoma, and as such, is almost entirely dependent upon the continued activity of such customers.

Contractual Obligations

The table below presents Signor’s significant contractual obligations as of December 31, 2017.

Contractual Obligations	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
Promissory note 1	$349	$344	$5	$—	$—
Promissory note 2	126	5	121		—
Term loan	3,867	800	1,600	1,467	—
Revolving line of credit	—	—	—	—	—
Capital Lease	443	234	209	—	—
Land and building leases	578	168	246	164	—
Total	$5,363	$1,551	$2,181	$1,631	$—

Signor leased office space under a lease expiring August 31, 2018. Rent for the period January 1, 2018 to September 6, 2018 and the nine months ended September 30, 2017 was $121 thousand and $133 thousand, included in selling, general and administrative expense.

During 2017, Signor entered into a lease for land in Midland, Texas, which expires April 20, 2022. Rent for the period January 1, 2018 to September 6, 2018 and the nine months ended September 30, 2017 was $92 thousand and $54 thousand, respectively.

Signor entered into a workforce housing facility lease in Carrizo Springs, Texas. The initial lease term was from December 11, 2017 through March 11, 2018, and provided for up to three one-month extensions. The lease was extended until April 11, 2018. Rent for the period from January 1, 2018 to September 6, 2018 and the nine months ended September 30, 2017 was $240 thousand and $0 thousand, respectively. See Note 13. Commitments and Contingencies, in the notes to our consolidated quarterly financial statements.

Commitments and Contingencies

As of December 31, 2017, Signor was involved in two pending litigation matters. The first matter, Todd Bell v. RL Signor Holdings, LLC, is a suit pending in the United States District Court for the Western District of Oklahoma. This suit alleges Signor left a breach of contract and other related causes of action arising out of a ground lease entered into by the Signor with Mr. Bell. The terms of the ground lease allowed Signor to terminate the lease if they were unable to secure adequate utilities to build a community on Mr. Bell’s property. After receiving a denial of services letter from the City of El Reno, Signor terminated the lease and Mr. Bell sued. Signor filed a motion to dismiss all counts which was granted except for amounts owed during the period prior to the lease being terminated. This litigation matter was settled in June 2018 and paid in August 2018.

The second matter, Black Horse Lodge & Casino, LLC et al. v. MacBain Properties, Inc., et al. is a suit pending in Montana Fifteenth Judicial District Court, Roosevelt County. This suit alleges that the plaintiff had a written lease with MacBain for the Bainville property which was sold by MacBain to Signor in 2017. Signor’s purchase agreement with MacBain states that all leases are terminated prior to closing and contains a representation and warranty that Signor was receiving unencumbered title for the land and assets purchased. Signor filed a motion to dismiss in this case however it was settled in early November 2018 for $213 thousand. This amount was accrued as of September 6, 2018.

Signor accrues for contingent liabilities when it is probable that a liability has been incurred and the amount can be reasonably estimated. In regards to legal costs, Signor records such costs as incurred.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rates

Capital markets conditions, include but not limited to availability and borrowing costs, could affect our ability to access the debt capital markets to the extent necessary to fund our future growth. In addition, interest rates on future credit facilities and debt offerings could be higher than current levels, causing our financing costs to increase accordingly, and could limit our ability to raise funds, or increase the price of raising funds, in the capital markets and may limit our ability to expand our operations or make future acquisitions. However, we expect to remain competitive with respect to acquisitions and capital projects, as our peers and competitors would likely face similar circumstances.

Commodity Risk

Commodity price fluctuations also indirectly influence our activities and results of operations over the long-term because they may affect production rates and investments by E&P companies in the development of oil and gas reserves. Generally, workforce community activity will increase as oil and gas prices increase.

We have limited direct exposure to risks associated with fluctuating commodity prices of crude oil. However, both our profitability and our cash flow are affected by volatility in the prices of crude oil. Adverse effects on our cash flow from reductions in crude oil prices could adversely affect our ability to make distributions to unit holders. We do not currently hedge our exposure to crude oil prices.

Critical Accounting Policies

Our management’s discussion and analysis of our financial condition and results of operations is based on the Predecessor’s consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period.

On an ongoing basis, management would evaluate its estimates. We base our estimates and judgments on historical experience and on various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may materially differ from these estimates under different assumptions or conditions.

Principles of consolidation:

We prepared the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and the rules and regulations of the SEC. The accompanying consolidated financial statements include the accounts of the Predecessor from January 1, 2018 to September 6, 2018, the nine months ended September 30, 2017, the years ended December 31, 2017 and 2016. All of our subsidiaries are wholly owned, either directly or indirectly through wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in the preparation of the accompanying consolidated financial statements.

Property and equipment:

Workforce community property and equipment is stated at cost less accumulated depreciation. Depreciation of buildings, land improvements, and furniture, fixtures and equipment, is computed using the straight-line method over the estimated useful lives of the assets. We evaluate the recoverability of investments in property and equipment, technology, and land held for investment at the lowest identifiable level. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. An impairment loss is recognized when the sum of the undiscounted future net cash flows expected to result from the use of the asset and its eventual disposal is less than its’ carrying amount. No impairment losses were identified or recorded from January 1, 2018 to September 6, 2018, the nine months ended September 30, 2017, as of December 31, 2017 or 2016.

Goodwill:

Goodwill represents the excess of the purchase price over the fair value of the net assets acquired. We review goodwill for impairment at the reporting unit level annually or whenever events and changes in circumstances indicate that the carrying amount may exceed its fair value. We have one reporting unit. Goodwill is evaluated for impairment using a qualitative and quantitative assessment approach. We use a qualitative assessment to determine if any facts or circumstances during the period could require a quantitative analysis for impairment. If we determine that a reporting unit’s fair value is less than its’ carrying amount, an impairment on goodwill would be recorded using Level 3 inputs. We did not recognize any impairment from January 1, 2018 to September 6, 2018, the nine months ended September 30, 2017, as of December 31, 2017 or 2016.

Intangible Assets Other Than Goodwill:

Intangible assets that are acquired by the Predecessor and determined to have an indefinite useful life are not amortized, but are tested for impairment at least annually. The Predecessor’s indefinite-lived intangible assets consist of trade names. The Predecessor calculates fair value by comparing a relief-from-royalty method to the carrying amount of the indefinite-lived intangible asset. This method is used to estimate the cost savings that accrue to the owner of an intangible asset who would otherwise have to pay royalties or license fees on revenues earned through the use of the asset. An impairment charge would be recorded by the Predecessor to the extent the carrying value of the indefinite-lived intangible asset exceeds the fair value.

Asset Retirement Obligations

The Predecessor recognized asset retirement obligations (“AROs”) related to legal obligations associated with the operation of our communities. The fair values of these AROs are recorded on a discounted basis, at the time the obligation is incurred and accreted over time for the change in present value. The Predecessor capitalized asset retirement costs by increasing the carrying amount of the related long-lived assets and depreciating these costs over the remaining useful life. The carrying amount of AROs included in other liabilities in the consolidated balance sheets was $534 thousand and $477 thousand as of September 6, 2018, and the year ended December 31, 2017, respectively. Accretion expense was $55 thousand, and $63 thousand for the period from January 1, 2018 to September 6, 2018 and the nine months ended September 30, 2017, respectively.

Revenue recognition:

The Predecessor generated the majority of their revenue from remote accommodations, specifically by charging fees for workforce communities and related services to customers. Services include temporary living accommodations, catering food services, maintenance, housekeeping, grounds-keeping, on-site security, workforce community management, transportation, and laundry service. The fees charged were based upon firm commitment contracts (take-or-pay) or exclusivity contracts with their customer base.

Member Units.  Signor had two classes of units, Series A Units and Series B Units, the primary differences being that distributions are paid on Series B Units only after Series A Units have received a full return of capital and Series B Units are non-voting. As of September 6, 2018, 51,003,049 Series A Units and 2,240,000 Series B Units were outstanding, respectively.

Incentive Compensation Unit Awards

Signor recognized share-based compensation expense of $0.01 million for the year ended December 31, 2017, respectively.

Use of estimates:

We use estimates and assumptions in preparing the consolidated financial statements. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. The more significant estimates include the realization of land held for investment, collectability of accounts receivable, and potential impairment of property and equipment, and goodwill, among others. Actual results could differ from those estimates.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”). The core principle of this ASU is that a company will recognize revenue when it transfers goods or services to customers in an amount that reflects the consideration to which it expects to be entitled in exchange for those goods or services. In doing so, companies will need to use judgment and make estimates when evaluating contract terms and other relevant facts and circumstances. Additionally, ASU 2014-09 requires enhanced disclosures about the nature, amount, timing, and uncertainty of revenue and cash flows arising from customer contracts. In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, which delayed the effective date of ASU 2014-09 by one year. In 2016 and 2017, the FASB issued several accounting standards updates to clarify certain topics within ASU 2014-09, and to update certain other topics within the Accounting Standards Codification (“ASC”) to conform with the new guidance in Topic 606. We are currently evaluating the impact of the new guidance on its consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) (“ASU 2016-02”), which was further clarified and amended in July 2018 by ASU 2018-10, Codification Improvements to Topic 842, Leases (“ASU 2018-10”) and ASU 2018-11, Leases (Topic 842): Targeted Improvements (“ASU 2018-11”). These ASUs provide revised guidance for lease accounting and related disclosure requirements, including a requirement for lessees to recognize right-of use assets and lease liabilities on the balance sheet for leases with durations greater than twelve months. These ASUs are effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2018, with early adoption permitted. As issued, ASU 2016-02 required modified retrospective application for all leases existing as of, or entered into after, the beginning of the earliest comparative period presented in the consolidated financial statements, with certain practical expedients available. ASU 2018-11 simplifies the transition requirements by providing companies an option to initially apply the new lease requirements as of the date of adoption and recognize a cumulative effect adjustment to the opening balance of retained earnings in the period of adoption. We are currently evaluating the impact of the new guidance on its consolidated financial statements.

In January 2017, the FASB issued ASU 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment (“ASU 2017-04”). ASU 2017-04 eliminates the second step in goodwill impairment testing, which requires that goodwill impairment losses be measured as the difference between the implied value of a reporting unit’s goodwill and its carrying amount. ASU 2017-04 is expected to reduce the cost and complexity of impairment testing by requiring goodwill impairment losses to be measured as the excess of the reporting unit’s carrying amount, including goodwill and related goodwill tax effects, over its fair value. Beginning in 2018, if the carrying value of a reporting unit’s goodwill exceeds its implied value, the resulting amount of goodwill impairment recorded in the our consolidated financial statements could differ from the amount of goodwill impairment that would have been recorded prior to adoption of this ASU. Additionally, the FASB issued ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business (“ASU 2017-01”) in January 2017. ASU 2017-01 changes the definition of a business for purposes of evaluating whether a transaction represents an acquisition (or disposal) of assets or a business. The revised definition of a business under ASU 2017-01 will reduce the number of transactions that are accounted for as Business Combinations. ASU 2017-01, is not expected to have a material effect on the consolidated financial statements.

In May 2017, FASB issued ASU 2017-09, Compensation—Stock Compensation (Topic 718): Scope of Modification Accounting (“ASU 2017-09”). ASU 2017-09 clarifies when a change to the terms or conditions of a share-based payment award must be accounted for as a modification. Limited and administrative modifications that do not change the value, vesting conditions, or classification of the award are exempt from following the modification guidance in Topic 718. This ASU, is not expected to have a material effect on the consolidated financial statements.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”) to reduce diversity in practice by providing guidance on the classification of certain cash receipts and payments in the statement of cash flows. This ASU, which we adopted as of January 1, 2018, is effective on a retrospective basis, and will result in the reclassification of certain types of activity in the consolidated statement of cash flows, as applicable to the prior year periods, beginning in 2018. The provisions of this ASU are not expected to have a material effect on our consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments (Topic 326)—Credit Losses: Measurement of Credit Losses on Financial Instruments, which provides guidance regarding the measurement of credit losses on financial instruments. The new guidance replaces the incurred loss impairment methodology in the current guidance with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to determine credit loss estimates. This ASU will be effective for fiscal years beginning after December 15, 2020, with early adoption permitted for fiscal years beginning after December 15, 2018. We are in the process of assessing the impact of this ASU on our consolidated financial statements.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230) Restricted Cash. This ASU requires that a statement of cash flows explain the change during the period in cash, cash equivalents, and amounts generally described as restricted cash. Amounts generally described as restricted cash should be included with cash and cash equivalents when reconciling the beginning of period and end of period total amounts shown on the statement of cash flows. This update should be applied retrospectively to each period presented. The pronouncement is effective for fiscal years beginning after December 15, 2018, with early adoption permitted. We have adopted this pronouncement as of January 1, 2018 on a retrospective basis resulting in $257 thousand and $257 thousand of restricted cash being reflected within the cash, cash equivalents and restricted cash on the statement of cash flows for the period January 1, 2018 to September 6, 2018 and the nine months ended September 30,2017, respectively.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments—Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities (“ASU 2016-01”), which provides guidance for the recognition, measurement, presentation and disclosure of financial assets, and financial liabilities. ASU 2016-01 requires equity investments with readily determinable fair values, except for those accounted for under the equity method of accounting or those that are consolidated, to be measured at fair value with changes in fair value recognized in net income. Equity investments that do not have readily determinable fair values are permitted to be remeasured upon the occurrence of an observable price change or upon identification of an impairment. These ASUs are not expected to have a material effect on our consolidated financial statements.

Non-GAAP Financial Measures

Signor has included Adjusted gross profit, EBITDA, Adjusted EBITDA, and Adjusted Free Cash Flow which are measurements not calculated in accordance with US generally accepted accounting principles (“GAAP”), in the discussion of its financial results because they are key metrics used by management to assess financial performance. Signor’s business is capital-intensive and these additional metrics allow management to further evaluate its operating performance.

Signor defines Adjusted gross profit, as gross profit plus depreciation and accretion.

Signor defines EBITDA as net income (loss) before income tax expense (benefit), interest expense, depreciation of specialty rental assets, and other depreciation and amortization.

Adjusted EBITDA reflects the following further adjustments to EBITDA to exclude certain non-cash items and the effect of what management considers transactions or events not related to its core business operations:

•                  Other expense: Other expense includes consulting expenses related to certain one-time projects, financing costs not classified as interest expense, gains and losses on disposals of property, plant, and equipment, and other immaterial non-cash charges.

We define Adjusted Free Cash Flow as Adjusted EBITDA plus increases in deferred revenue and customer deposits, less decreases in deferred revenue and customer deposits, less maintenance capital expenditures for specialty rental assets.

EBITDA reflects net income excluding the impact of interest expense, provision for income taxes, depreciation, and amortization. We believe that EBITDA is a meaningful indicator of operating performance because we use it to measure our ability to service debt, fund capital expenditures, and expand our business. We also use EBITDA, as do analysts, lenders, investors, and others, to evaluate companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels, and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies. EBITDA also excludes depreciation and amortization expense, because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.

Signor also believes that Adjusted EBITDA is a meaningful indicator of operating performance. Our Adjusted EBITDA reflects adjustments to exclude the effects of additional items, including non-routine items, that are not reflective of the ongoing operating results of Signor .

Signor also presents adjusted free cash flow because we believe it provides useful information regarding our liquidity and ability to meet our short-term obligations. Adjusted Free Cash Flow indicates the amount of cash available after maintenance capital expenditures for, among other things, investments in our existing business.

Adjusted gross profit, EBITDA, Adjusted EBITDA, and Adjusted Free Cash Flow are not measurements of Signor’s financial performance under GAAP and should not be considered as alternatives to gross profit, net income (loss) or other performance measures derived in accordance with GAAP, or as alternatives to cash flow from operating activities as measures of Signor’s liquidity. Adjusted gross profit, EBITDA, Adjusted EBITDA, and Adjusted Free Cash Flow should not be considered as discretionary cash available to Signor  to reinvest in the growth of its business or as measures of cash that is available to it to meet its obligations. In addition, its measurement of Adjusted gross profit, EBITDA, Adjusted EBITDA, and Adjusted Free Cash Flow may not be comparable to similarly titled measures of other companies. Signor’s management believe that Adjusted gross profit, EBITDA, Adjusted EBITDA, and Adjusted Free Cash Flow provide useful information to investors about Signor and its financial condition and results of operations for the following reasons: (i) they are among the measures used by Signor’s management team to evaluate its operating performance; (ii) they are among the measures used by Signor’s management team to make day-to-day operating decisions, (iii) they are frequently used by securities analysts, investors and other interested parties as a common performance measure to compare results across companies in Signor’s industry.

The following table presents a reconciliation of Signor’s consolidated gross profit to Adjusted gross profit:

	Period from January 1, to September 6,	For the nine months ended September 30,	Year Ended December 31,
(in thousands)	2018	2017	2017	2016
Gross Profit	$30,545	$9,666	$18,217	$4,552
Depreciation of specialty rental assets	$4,022	$2,004	$3,279	$1,971
Adjusted gross profit	$34,567	$11,670	$21,496	$6,523

The following table presents a reconciliation of Signor’s consolidated net income to EBITDA and Adjusted EBITDA:

	Period from January 1, to September 6,	For the nine months ended September 30,	Year Ended December 31,
	2018	2017	2017	2016
Net Income	$26,917	$7,315	$14,552	$3,103
Interest expense	268	80	132	128
Depreciation of specialty rental assets	4,022	2,004	3,279	1,971
EBITDA	$31,207	$9,399	$17,963	$5,202

Acquisition-related expenses	411	—	—	—
Non-routine bad debt expense	1,192	—	—	—
Other expense (income), net	—	—	9	(1,478)
Adjusted EBITDA	$32,810	$9,399	$17,972	$3,724

The following table presents a reconciliation of Signor’s Adjusted EBITDA to Net cash flows from operating activities to Adjusted Free Cash Flows:

	Period from January 1, to September 6,	For the nine months ended September 30,	Year Ended December 31,
(in thousands)	2018	2017	2017	2016
Adjusted EBITDA	$32,810	$9,399	$17,972	$3,724
Interest payments	(271)	(71)	(113)	(128)
Acquisition-related expenses	(411)	—	—	—
Other (expense) income, net	—	(9)	(9)	1,478
Working capital and other	1,155	(651)	(4,476)	(2,968)
Net cash provided by operating activities	$33,283	$8,668	$13,374	$2,106

Interest payments	271	71	113	128
Acquisition-related expenses	411	—	—	—
Other expense (income), net	—	9	9	(1,478)
Working capital and other	(1,155)	651	4,476	2,968
Deferred revenue and customer deposits	187	71	181	—
Maintenance capital expenditures for specialty rental assets	—	(77)	(150)	(106)
Adjusted Free Cash Flows	$32,997	$9,393	$18,003	$3,618

Controls and Procedures

Upon becoming a public company, we are required to comply with the SEC’s rules implementing Section 302 and 906 of the Sarbanes-Oxley Act, which require our management to certify financial and other information in our quarterly and annual reports. We are required to provide an annual management report on the effectiveness of our internal control over financial reporting beginning with our annual report for the year ending December 31, 2019. We are not required to have our independent registered public accounting firm attest to the effectiveness of our internal control over financial reporting under Section 404 until our first annual report subsequent to our ceasing to be an “emerging growth company” within the meaning of Section 2(a)(19) of the Securities Act.

Security Ownership of Certain Beneficial Ownership and Management

The following table sets forth information regarding the beneficial ownership of our common stock as of March 21, 2019 by:

•      each person who is the beneficial owner of more than 5% of our common stock;

•      each person who became an executive officer or director of the Company at closing; and

•      all executive officers and directors of the Company as a group post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Shares of common stock issuable upon exercise of options or warrants currently exercisable or exercisable within 60 days are deemed outstanding solely for purposes of calculating the percentage of class and percentage of total voting power of the beneficial owner thereof. Accordingly, the percentage of class and percentage of total voting power of some beneficial owners may be lower than the percentage of class and percentage of total voting power of some other beneficial owners for whom a higher number of shares beneficially owned is reported.

The beneficial ownership of our common stock is based on 105,232,933 shares of common stock issued and outstanding as of March 19, 2019.

The beneficial ownership percentages set forth in the table below do not take into account the issuance of any shares of common stock (or options to acquire shares of common stock) under the Incentive Plan.

Unless otherwise indicated, the Company believes that all persons named in the table below have sole voting and investment power with respect to all shares common stock beneficially owned by them. To the Company’s knowledge, no shares of common stock beneficially owned by any executive officer, director or director nominee have been pledged as security.

Name and Address of Beneficial Owner(1)	Number of Shares	%

Current Directors and Executive Officers
James B. Archer	—	—
Andrew A. Aberdale	—	—
Troy C. Schrenk	—	—
Heidi D. Lewis	—	—
Jason P. Vlacich	—	—
Stephen Robertson(2)	74,786,327	71.1%
Eli Baker(3)	1,273,667	1.2%
Martin L. Jimmerson	—	—
Gary Lindsay	—	—
Jeff Sagansky(4)	5,136,666	4.8%
Andrew P. Studdert	—	—
All Directors and Executive Officers as a Group (11 Individuals)	79,639,105	77.1%

Five Percent Holders
Arrow Seller(5)	49,100,000	46.7%
Algeco Seller(6)	25,686,327	24.4%

(1)           Unless otherwise noted, the business address of each of the stockholders listed is 2170 Buckthorne Place, Suite 440, The Woodlands, Texas.

(2)           TDR Capital LLP is manager of the investment fund which is the ultimate beneficial owner of the Algeco Seller and the Arrow Seller. See Notes (5) and (6) below. TDR Capital LLP is run by its board and investment committee which consists of the partners of the firm. As one of the founding partners of TDR Capital LLP, Mr. Robertson may be deemed to beneficially own the securities held by the Arrow Seller and the Algeco Seller through his ability to either vote or direct the vote of the securities or dispose or direct the disposition of the securities, either through his role at TDR Capital LLP, contract, understanding or otherwise. Mr. Robertson disclaims beneficial ownership of such securities, if any, except to the extent of his pecuniary interest therein.

(3)           Includes 466,667 shares of common stock issuable upon exercise of warrants held by Mr. Baker and 501,590 shares of common stock which were placed in escrow at the closing of the Business Combination and will be released to the Founder Group in accordance with the terms of the Earnout Agreement and the Escrow Agreement. While such shares are held in escrow Mr. Baker will not have the ability to transfer or vote such shares.

(4)           Includes 1,866,666 shares of common stock issuable upon exercise of warrants held by Mr. Sagansky and 2,006,359 shares of common stock which were placed in escrow at the closing of the Business Combination and will be released to the Founder Group in accordance with the terms of the Earnout Agreement and the Escrow Agreement. While such shares are held in escrow Mr. Sagansky will not have the ability to transfer or vote such shares.

(5)           TDR Capital LLP is manager of the investment fund which is the ultimate beneficial owner of the Arrow Seller. TDR Capital LLP controls all of the Arrow Seller’s voting rights in respect of its investments and no one else has equivalent control over the investments. The investors in the Arrow Seller are passive investors (as they are limited partners) and no investor directly or indirectly beneficially owns 20% or more of the shares or voting rights through their investment in the Arrow Seller. TDR Capital LLP is run by its board and investment committee which consists of the partners of the firm. See Note (2).

(6)           TDR Capital LLP is manager of the investment fund which is the ultimate beneficial owner of the Algeco Seller and is the controlling shareholder of the group of entities forming the direct and indirect ownership chain from the Algeco Seller to the investment fund of which TDR Capital LLP is the manager. TDR Capital LLP controls the majority of the Algeco Seller’s voting rights in respect of its investment and no one else has equivalent control over the investments. TDR Capital is run by its board and investment committee which consists of the partners of the firm. See Note (2).

Directors and Executive Officers

Information with respect to the Company’s directors and executive officers immediately after the Business Combination is set forth in the section entitled “Management of Target Hospitality Following the Business Combination” beginning on page 218 of the Proxy, and is incorporated herein by reference.

The following table sets forth information regarding Target Hospitality’s directors and executive officers:

Name	Class*	Age	Position(s)
James B. Archer	III	48	President, Chief Executive Officer, and Director
Andrew A. Aberdale	—	53	Chief Financial Officer
Troy C. Schrenk	—	44	Chief Commercial Officer
Heidi D. Lewis	—	46	Executive Vice President, General Counsel, and Secretary
Jason Vlacich	—	41	Chief Accounting Officer
Stephen Robertson	III	58	Director
Gary Lindsay	II	39	Director
Jeff Sagansky**	I	67	Director
Martin L. Jimmerson**	I	55	Director
Eli Baker**	I	44	Director
Andrew Studdert**	II	62	Director

*                                         Target Hospitality’s certificate of incorporation establishes a classified board of directors that is divided into three classes with staggered three-year terms. Only the directors in one class will be subject to election by a plurality of votes cast at each annual meeting of Target Hospitality stockholders, with the directors in the other classes continuing for the remainder of their respective three-year terms.

**                                  Denotes independent director.

James B. Archer serves as Chief Executive Officer and President of Target. In this role, he is responsible for all strategic and operational aspects of the company’s business in the U.S. Mr. Archer joined Target in 2009 as Chief Operating Officer and has been in his current role since 2014. With 25 years in the specialty rental and hospitality industries, Mr. Archer is a proven leader with a track record of success in executive management which began with GE Capital Modular Space and then Resun Leasing from 1994 - 2004 where he primarily served in Senior Leadership roles ranging from Senior Vice President, VP of Operations and VP of Sales, before holding COO positions at other specialty rental and manufacturing companies.

Andrew A. Aberdale serves as the Chief Financial Officer (“CFO”) of Target. In this role, he is responsible for all strategic financial and administrative operations of the company’s business in the U.S. Mr. Aberdale joined Target as CFO and has been in the role since 2010. With over 20 years of experience in the financial, operational and technological areas, Mr. Aberdale is a proven leader with a track record of success in financial and business process management which began with W.R. Grace & Co, where he spent 12 years, was responsible for the Performance Chemical Division manufacturing facilities in North America and was ultimately responsible for the division’s 72 world-wide operations’ environmental, health, safety, product stewardship and quality assurance. Mr. Aberdale holds a master’s degree in business administration (“MBA”) from Saint Mary’s College of California and a bachelor’s degree in chemical engineering from Worcester Polytechnic Institute.

Troy C. Schrenk serves as Chief Commercial Officer of Target. In this role, he is responsible for commercial strategy, business development and marketing of the company’s business in the U.S. Mr. Schrenk joined Target in 2012 as Senior Vice President and has been in his current role since 2018. With 18 years in modular manufacturing, specialty rentals, home building and real estate development, Mr. Schrenk is a proven commercial leader with a track record of success in sales and growth management which began with Fortune 500, Centex Homes from 2000 - 2005 as Area Sales Manager, Director of Sales and VP of Sales and Marketing before holding similar positions at several other homebuilding, specialty rental and manufacturing companies. Mr. Schrenk holds an MBA from Boise State University and a bachelor’s degree in sociology from George Fox University.

Heidi D. Lewis serves as the Executive Vice President, General Counsel and Secretary of Target. In this role, she is responsible for leading the company’s legal, compliance, human resources, safety, and corporate secretary functions. Ms. Lewis joined Target in January 2019. She has eighteen years of legal experience in capital markets and securities, IPOs, mergers and acquisitions, board advisement, corporate governance, and corporate law. Prior to joining Target, she was Corporate and Commercial Counsel and Assistant Secretary at Bristow Group Inc. (NYSE: BRS) from July 2018 to January 2019, where she executed on M&A, governance, capital markets and corporate transactions. Prior to that, Ms. Lewis was the Vice President, Group General Counsel and Assistant Secretary at Dynegy Inc. (NYSE: DYN) (now Vistra Energy Group (NYSE: VST)), from 2013 until June 2018, where she led the company’s corporate legal group with her expertise in SEC and NYSE regulations and requirements. Ms. Lewis joined Dynegy in 2006, as a corporate counsel. Ms. Lewis began her legal career at King & Spalding LLP and Akin Gump Strauss Hauer & Feld LLP. Ms. Lewis holds a Juris Doctor from the University of Houston Law Center, a master’s degree from Northern Illinois University and a bachelor’s degree from Colorado State University.

Jason Vlacich serves as the Chief Accounting Officer of Target. In this role, he is responsible for Target’s accounting and tax functions. Mr. Vlacich joined Target in October 2018. He has over eighteen years of experience in public accounting, hospitality accounting and finance. Prior to joining Target, he was the Chief Accounting Officer at Highgate Hotels, L.P., a third-party hotel management company, in their Irving, Texas corporate office from October 2012, where he oversaw the company’s corporate accounting department and global accounting services platform and led the company’s domestic and European accounting expansion and centralization as well as implementation of global accounting systems. Prior to that, Mr. Vlacich was Senior Audit Manager at PricewaterhouseCoopers, LLP’s Dallas, Texas office, from September 2008, where he serviced public and private companies across multiple industries with a heavy concentration in the hospitality industry. He also worked in the Hartford, Connecticut and Orlando, Florida offices of PricewaterhouseCoopers, LLP during his tenure with the firm. Mr. Vlacich has several years of additional industry experience with General Electric (GE Asset Management) and Siemens in financial reporting, Sarbanes-Oxley compliance and corporate accounting roles. Mr. Vlacich holds a bachelor’s degree in Accountancy from Bentley College and is a Certified Public Accountant in the State of Texas.

Stephen Robertson is the chairman of Target Hospitality’s board of directors. He is a co-founder of TDR, a London-based private equity firm with more than €8 billion of committed capital, where he is heavily involved in strategic investment decisions, including acquisitions, capitalizations and monetizations. Prior to co-founding TDR in 2002, Mr. Robertson was managing partner at DB Capital Partners, where he helped build the European leveraged buyout arm of Deutsche Bank into a leading buyout firm in Europe. He also previously spent a year as managing director of European Leveraged Finance at Merrill Lynch and nine years as managing director of European Leveraged Finance at Bankers Trust.

Gary Lindsay is a member of Target Hospitality’s board of directors. He is a partner at TDR, a London-based private equity firm with more than €8 billion of committed capital, where he works as a member of the firm’s investment team since 2008 and is involved in the day-to-day management of several TDR portfolio companies. Prior to joining TDR, Mr. Lindsay worked in the chemicals & industrials investment banking teams at both Citi and Bear Stearns in London and New York.

Martin L. Jimmerson is a member of Target Hospitality’s board of directors. Since January 2017, Mr. Jimmerson has been the CFO and Interim CEO of NorAm Drilling Company, which owns and operates rigs for drilling of horizontal wells in the U.S. Prior to that, he served as the Senior Vice President and CFO and later the Interim CEO and President of RigNet, Inc., from 2006 to 2016, a global technology company that provides communications services, applications, real-time machine learning, and cybersecurity solutions. Mr. Jimmerson worked for River Oaks Imaging & Diagnostic, LP, a company that provides full modality technical diagnostic services using magnetic resonance imaging and other diagnostic equipment, as their CFO from November 2002 to December 2005. Mr. Jimmerson received a bachelor’s degree in accounting from Baylor University.

Jeff Sagansky is a member of Target Hospitality’s board of directors. Mr. Sagansky has been a director of WillScot Corporation since Double Eagle was formed in June 26, 2015 and served as Double Eagle’s President and Chief Executive Officer from August 6, 2015 until the consummation of its business combination in November 2017. Mr. Sagansky currently serves as co-founder and chairman of Hemisphere Capital Management LLC, a private motion picture and television finance company. Mr. Sagansky co-founded, together with Harry E. Sloan, Global Eagle Acquisition, which completed its business combination with Row 44 and AIA in January 2013. GEE currently is a Nasdaq-listed worldwide provider of media content, connectivity systems and operational data solutions to the travel industry. Mr. Sagansky served as Global Eagle Acquisition’s president from February 2011 through January 2013. He also co-founded, together with Mr. Sloan, Silver Eagle, which invested approximately $273.3 million in Videocon d2h in exchange for equity shares of Videocon d2h represented by ADSs in March 2015. Videocon d2h merged with DISH TV India Limited in March 2018. Mr. Sagansky served as Silver Eagle’s president from April 2013 through March 2015.

Mr. Sagansky was formerly chief executive officer and then vice chairman of Paxson Communications Corporation from 1998 to 2003, where he launched the PAX TV program network in 1998. Under his leadership, PAX TV became a highly rated family-friendly television network with distribution growing from 60% of U.S. television households to almost 90% in only four years. In addition, Mr. Sagansky drove substantial improvement in the network’s financial performance with compounded annual revenue growth of 24% and compounded annual gross income growth of 30% from 1998 to 2002. Prior to joining Pax, Mr. Sagansky was co-president of Sony Pictures Entertainment, or SPE, from 1996 to 1998 where he was responsible for SPE’s strategic planning and worldwide television operations. While at SPE, he spearheaded SPE’s acquisition, in partnership with Liberty Media Corporation and other investors, of Telemundo Network Group, LLC, or Telemundo. The transaction generated significant returns for SPE as Telemundo was sold to the National Broadcasting Company, Inc., for over six times its original investment less than three years later. Previously, as executive vice president of Sony Corporation of America, or SCA, Mr. Sagansky oversaw the 1997 merger of SCA’ s Loews Theaters unit with the Cineplex Odeon Corporation to create one of the world’s largest movie theater companies, and the highly successful U.S. launch of the Sony Playstation video game console. Prior to joining SCA, Mr. Sagansky was president of CBS Entertainment from 1990 to 1994, where he engineered CBS’s ratings rise from third to first place in eighteen months. Mr. Sagansky previously served as president of production and then president of TriStar Pictures, where he developed and oversaw production of a wide variety of successful films.

Mr. Sagansky graduated with an MBA from Harvard Business School and a bachelor’s degree from Harvard College. He also serves on the boards of GEE and GoEuro and previously served on the boards of Scripps Networks Interactive, Stars, Inc. and Videocon d2h.

Eli Baker is a member of Target Hospitality’s board of directors. Mr. Baker served as Double Eagle’s vice president, general counsel and secretary from June 2015 through its business combination in November 2017. Mr. Baker was also a director of Silver Eagle from July 2014 through Silver’ Eagle’s business combination in March 2015. Mr. Baker is a co-founder and partner of Manifest Investment Partners, LLC, a growth equity/venture fund that focuses in early stage technology-enabled business where he has served since June 2016. Mr. Baker continues to be co-managing director and a partner in Hemisphere

Capital Management LLC, a private motion picture and television finance company where he has been since May 2009. Previously, Mr. Baker served as a principal at Grosvenor Park Investors from 2007 to 2009, a joint venture with Fortress Investment Group where he shared oversight over the special opportunity credit/debt funds in the media space. Mr. Baker is a former lawyer, and has served in a legal affairs capacity at various companies in and out of the media business. Mr. Baker earned a Juris Doctor from the University of California at Hastings Law School and a Bachelor of Arts degree from the University of California, Berkeley. Mr. Baker is a member of the California State Bar.

Andrew P. Studdert is a member of Target Hospitality’s board of directors. Mr. Studdert is currently the founder of Andrew P. Studdert & Associates, a private consultancy, focusing on finance, operations, technology, network security, and crisis management, that he established in 1994. In addition, from June 2004 to April 2017, Mr. Studdert served as the Chairman and CEO of NES Rentals Holdings, Inc., a heavy equipment rental company sold to United Rentals, Inc. in April 2017. Prior to that, Mr. Studdert served as Chief Operating Officer and Executive Vice President of UAL Corporation and of its subsidiary, United Airlines, from July 1999 to 2002. He also served as Senior Vice President, Fleet Operations from 1997 to 1999 and Chief Information Officer from 1995 to 1997 for United Airlines. Mr. Studdert holds a bachelor’s degree in history from San Francisco State University.

Committees of the Board of Directors

Audit Committee

The members of the audit committee are Martin Jimmerson, Jeff Sagansky and Andrew Studdert, with Mr. Jimmerson serving as the chair of the committee. Under the rules of the SEC, members of the audit committee must also meet heightened independence standards. Our board of directors has determined that all of the members of the audit committee are independent directors as defined under the applicable rules and regulations of the SEC and Nasdaq with respect to audit committee membership and that Mr. Jimmerson qualifies as our “audit committee financial expert,” as such term is defined in Item 401(h) of Regulation S-K.

Compensation Committee

The members of the compensation committee are Stephen Robertson, Eli Baker and Andrew Studdert, with Andrew Studdert serving as the chair of the committee. Two of the members of Target Hospitality’s compensation committee are independent under the applicable rules and regulations of Nasdaq, and each are “non-employee directors” as defined in Rule 16b-3 promulgated under the Exchange Act and “outside directors” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”). Mr. Robertson is not an independent director under Nasdaq rules and is being included on our compensation committee pursuant to the exception provided by Nasdaq Rule 5605(d)(2)(B).

Nominating and Corporate Governance Committee

The initial members of the nominating and corporate governance committee are Jeff Sagansky, Gary Lindsay, and Andrew Studdert, with Mr. Sagansky serving as the chair of the committee. Two of the members of Target Hospitality’s nominating and corporate governance committee are independent under the applicable rules and regulations of Nasdaq. Mr. Lindsay is not an independent director under Nasdaq rules and is being included on our nominating and corporate governance committee pursuant to the exception provided by Nasdaq Rule 5605(e)(3).

Executive Compensation

The compensation of the Company’s named executive officers before and after the Business Combination is set forth in the section entitled “Business of Target Hospitality—Executive Compensation” beginning on page 176 of the Proxy and is incorporated herein by reference.

Certain Relationships and Related Party Transactions

The description of certain relationships and related transactions is included in the section entitled “Certain Relationships and Related Party Transactions” beginning on page 232 of the Proxy, which is incorporated herein by reference.

The information set forth in the sections entitled “Earnout Agreement,” “Amended and Restated Registration Rights Agreement,” and “Indemnification Agreements” in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Director Independence

The listing standards of Nasdaq require that a majority of the Board be independent. An “independent director” is defined generally as a person other than an officer or employee of a company or its subsidiaries or any other individual having a relationship which in the opinion of the board of directors of such company, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

Eli Baker, Martin L. Jimmerson, Jeff Sagansky and Andrew Studdert have been determined to be independent by the Board pursuant to the rules of Nasdaq.

Legal Proceedings

A description of our legal proceedings is included in the subsection “Business of Target Hospitality —Legal Proceedings and Insurance” beginning on page 175 of the Proxy and is incorporated herein by reference.

Market Price of and Dividends on the Registrant’s Common Equity and Related Shareholder Matters

Information about the ticker symbol, number of stockholders and dividends for the Company’s securities is set forth in the Proxy in the section entitled “Ticker Symbol and Dividend Information” on page 45, which is incorporated herein by reference. As of the Closing Date, there were approximately 19 holders of record of the Company’s common stock and approximately 8 holders of record of the Company’s warrants to purchase common stock.

In connection with the closing of the Business Combination, our shares of common stock and warrants began trading on Nasdaq under the symbols “TH” and “THWWW,” respectively. Platinum Eagle’s public units automatically separated into their component securities upon consummation of the Business Combination and, as a result, no longer trade as a separate security and were delisted from Nasdaq.

Description of the Company’s Securities

A description of the Company’s securities is included in the section entitled “Description of Securities” beginning on page 237 of the Proxy, and is incorporated herein by reference.

Indemnification of Directors and Officers

Information about the indemnification of the Company’s directors and officers is set forth in the section entitled “Management of Target Hospitality Following the Business Combination—Limitation on Liability and Indemnification Matters” on page 222 of the Proxy, which is incorporated herein by reference.

The information set forth in the section entitled “Indemnification Agreements” in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Financial Statements, Supplementary Data and Exhibits

The information set forth under Item 9.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K under “ABL Facility” and “Indenture” is incorporated in this Item 2.03 by reference.

Item 3.02. Unregistered Sales of Equity Securities.

Merger Consideration

Under the Merger Agreements, the Holdco Acquiror purchased all of the issued and outstanding equity interests of Target Parent and Signor Parent and for $1.311 billion, of which (A) $563,065,204.26 was Cash Consideration and (B) the remaining $747,934,795.74 was Stock Consideration, with (i) 25,686,327 shares of Target Hospitality common stock, par value $0.0001 per share, delivered to the Algeco Seller pursuant to the Target Merger Agreement and (ii) 49,100,000 shares of Target Hospitality common stock, par value $0.0001 per share, delivered to the Arrow Seller pursuant to the Signor Merger Agreement.

The Cash Consideration came from the following sources: (1) $146,136,727 in proceeds available from the Company’s trust account (“Trust Account”), after giving effect to any and all redemptions; (2) the gross proceeds from the offering of the Notes by Arrow Bidco and proceeds from the New ABL Facility of $380 million (the “Debt Financing”); and (3) $80 million of proceeds from private placements of Platinum Eagle’s Class A ordinary shares (the “Equity Offering”).

The Stock Consideration was issued to the Algeco Seller and the Arrow Seller pursuant to and in accordance with the exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), under Section 4(a)(2) of the Securities Act.

As previously disclosed, on November 13, 2018, in order to finance a portion of the Cash Consideration, Platinum Eagle entered into subscription agreements (the “Subscription Agreements”) with certain institutions and accredited investors (the “Investors”), pursuant to which, among other things, Platinum Eagle agreed to issue and sell, in the Equity Offering, an aggregate of 8 million of its Class A ordinary shares to the Investors for $10 per share. The Equity Offering closed immediately prior to the Business Combination on the Closing Date.

The shares issued to the Investors in the Equity Offering on the Closing Date were issued pursuant to and in accordance with the exemption from registration under the Securities Act, under Section 4(a)(2) and/or Regulation D promulgated under the Securities Act.

Item 3.03. Material Modification to Rights of Security Holders.

As previously disclosed, on March 12, 2019, the Company was redomesticated from the Cayman Islands to the State of Delaware. We refer to Platinum Eagle prior to the domestication as “Platinum Eagle Cayman” and following the domestication as “Platinum Eagle Delaware.” Platinum Eagle Delaware discontinued its existence as a Cayman Islands exempted company as provided under the Cayman Islands Companies Law (2018 Revision) and, pursuant to Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”), continued its existence under the DGCL as a corporation incorporated in the State of Delaware. Also as previously disclosed, in accordance with Rule 12g-3(a) under the Exchange Act, the shares of common stock of Platinum Eagle Delaware, as the successor to Platinum Eagle Cayman, are deemed to be registered under Section 12(b) of the Exchange Act.

Thereafter, on March 15, 2019, in connection with the consummation of the Business Combination, the Company changed its name to Target Hospitality and adopted the Proposed Organizational Documents (as defined in the Proxy). The material terms of the Company’s Certificate of Incorporation and Bylaws and the general effect upon the rights of holders of the Company’s common stock are included in the section entitled “Comparison of Corporate Governance and Shareholder Rights” beginning of page 146 of the Proxy, which is incorporated herein by reference.

As described in Item 2.01, in connection with the Business Combination, each currently issued and outstanding share of Platinum Eagle Delaware Class A common stock automatically converted by operation of law, on a one-for-one basis, into shares of the common stock of Target Hospitality. Similarly, Platinum Eagle Delaware’s outstanding warrants converted by operation of law into the same number of warrants to purchase shares of the Company’s common stock on the same terms as were contained in such warrants prior to the domestication.

The Company’s common stock and public warrants are listed for trading on the Nasdaq Stock Market under the symbols “TH” and “THWWW,” respectively. Upon consummation of the Business Combination, the CUSIP numbers relating to the Company’s common stock and warrants changed to 87615L107 and 87615L115, respectively.

Copies of the Certificate of Incorporation and Bylaws of the Company are included as Exhibits 3.1 and 3.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 5.01. Changes in Control of the Registrant.

The disclosure set forth under “Item 2.01. Completion of Acquisition or Disposition of Assets” above is incorporated in this Item 5.01 by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements with Certain Officers.

The disclosure set forth under “Item 2.01. Completion of Acquisition or Disposition of Assets—Directors and Executive Officers” above is incorporated in this Item 5.02 by reference. Each of the directors and executive officers of Platinum Eagle resigned, effective March 15, 2019 concurrent with the closing of the Business Combination, with the exception of Messrs. Sagansky and Baker in respect of their positions on our Board.

The information set forth under “Item 2.01. Completion of Acquisition or Disposition of Assets—Directors and Executive Officers,” “—Executive Compensation” and “—Director Compensation” and under “Item 1.01. Entry into a Material Definitive Agreement—2019 Incentive Award Plan,” “—Employment Agreement with James B. Archer,” “—Employment Agreement with Andrew A. Aberdale—,” “—Employment Agreement with Troy Schrenk” and “—Employment Agreement with Heidi D. Lewis” of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The disclosure set forth in Item 3.03 of this Current Report on Form 8-K is incorporated in this Item 5.03 by reference.

Item 5.05. Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

On March 15, 2019, in connection with the closing of the Business Combination, the Board approved and adopted a Code of Ethics for the Chief Executive Officer and Senior Financial Officers (the “Code of Ethics”). The Code of Ethics applies to the Company’s chief executive officer, principal financial officer, principal accounting officer, and controller (each, a “Covered Officer”). In addition to other policies and procedures adopted by the Company, the Covered Officers are subject to the Company’s Code of Business Conduct and Ethics (“Code of Conduct”) that applies to all officers, directors and employees of the Company and its subsidiaries. The Code of Ethics and the Code of Conduct replaced the Code of Ethics of Platinum Eagle (the “Platinum Eagle Code of Ethics”), which was previously adopted by Platinum Eagle in connection with its initial public offering in January 2018.

The Code of Ethics reflects (among other matters) amendments, clarifications, revisions and updates in relation to (i) the general principles and standards of ethical conduct of the Covered Officers designed to deter wrongdoing, (ii) the responsibility of the Covered Officers regarding public disclosure of the Company’s public communications, including, but not limited to, the full, fair, accurate, timely and understandable disclosure in reports and documents filed with or submitted to the SEC, (iii) the Covered Officers’ internal control over financial reporting and record keeping, (iv) internal procedures for the reporting of violations of the Code of Ethics, and (v) requests for waivers and amendments of the Code of Ethics. The amendments, clarifications, revisions and updates reflected in the Code of Ethics did not relate to or result in any waiver, explicit or implicit, of any provision of the Platinum Eagle Code of Ethics.

A copy of the Code of Ethics is available in the Investor Relations section of the Company’s website (www.targethospitality.com) under the heading “Investors”—“Governance”—“Governance Documents.” The information contained on or accessible through the Company’s website shall not be deemed to be a part of this Current Report on Form 8-K and is not incorporated herein by reference.

The foregoing description of the updates to our Code of Ethics does not purport to be complete and is qualified in its entirety by reference to the Code of Ethics for the Chief Executive Officer and Senior Financial Officers, attached hereto as Exhibit 14.1 and incorporated herein by reference.

Item 5.06. Change in Shell Company Status.

As a result of the Business Combination, which fulfilled the definition of an “initial business combination” as required by Platinum Eagle’s organizational documents, the Company ceased to be a shell company upon the closing of the Business Combination. The material terms of the Business Combination are described in the section entitled “The Business Combination Proposal” beginning on page 86 of the Proxy, and is incorporated herein by reference.

Item 8.01. Other Events.

On March 15, 2019, the Company issued a press release announcing the consummation of the Business Combination, which is included in this Current Report on Form 8-K as Exhibit 99.6.

Item 9.01. Financial Statements and Exhibits.

(a) Financial statements of the business acquired

The combined financial statements of Algeco US Holdings LLC and Arrow Parent Corporation as of December 31, 2018 and 2017 and for the years ended December 31, 2018 and 2017 are attached hereto as Exhibit 99.1 and incorporated herein by reference.

The financial statements of Algeco US Holdings as of December 31, 2017 and 2016 and for the years ended December 31, 2017 and 2016 are attached hereto as Exhibit 99.2 and incorporated herein by reference.

The consolidated financial statements of Arrow Parent Corporation as of September 30, 2018, September 6, 2018 and December 31, 2017 and for the periods September 7, 2018 to September 30, 2018 and January 1, 2018 to September 6, 2018 and the nine months ended September 30, 2018 are attached hereto as Exhibit 99.3 and incorporated herein by reference.

The financial statements of RL Signor Holdings, LLC  as of December 31, 2017 and 2016 and for the years ended December 31, 2017 and 2016 are attached hereto as Exhibit 99.4 and incorporated herein by reference.

(b) Pro Forma Financial Information

Certain pro forma financial information of the Company is attached hereto as Exhibit 99.5 and incorporated herein by reference.

(d) Exhibits

Exhibit No.	Exhibit Description
2.1

Agreement and Plan of Merger among Platinum Eagle Acquisition Corp., Topaz Holdings Corp., Arrow Bidco, LLC and Algeco Investments B.V., dated as of November 13, 2018 (incorporated by reference to the corresponding exhibit to Platinum Eagle’s Registration Statement on Form S-4 (File No. 333-228363), filed with the SEC on November 13, 2018).

2.2

Agreement and Plan of Merger among Platinum Eagle Acquisition Corp., Topaz Holdings Corp., Signor Merger Sub Inc. and Arrow Holdings S.a.r.l., dated as of November 13, 2018 (incorporated by reference to the corresponding exhibit to Platinum Eagle’s Registration Statement on Form S-4 (File No. 333-228363), filed with the SEC on November 13, 2018).

2.3

Amendment to Agreement and Plan of Merger among Platinum Eagle Acquisition Corp., Topaz Holdings LLC., Arrow Bidco, LLC, Algeco Investments B.V. and Algeco US Holdings LLC, dated as of January 4, 2019 (incorporated by reference to the corresponding exhibit to Amendment No. 2 to Platinum Eagle’s Registration Statement on Form S-4 (File No. 333-228363), filed with the SEC on January 4, 2019).

2.4

Amendment to Agreement and Plan of Merger, among Platinum Eagle Acquisition Corp., Topaz Holdings LLC, Signor Merger Sub LLC, Arrow Parent Corp. and Arrow Holdings S.a.r.l., dated as of January 4, 2019 (incorporated by reference to the corresponding exhibit to Amendment No. 2 to Platinum Eagle’s Registration Statement on Form S-4 (File No. 333-228363), filed with the SEC on January 4, 2019).

3.1*	Certificate of Incorporation of Target Hospitality Corp.

3.2*	Bylaws of Target Hospitality Corp.

4.1*	Form of Specimen Common Stock Certificate of Target Hospitality.

4.2*	Form of Warrant Certificate of Target Hospitality.

4.3

Warrant Agreement between Platinum Eagle Acquisition Corp. and Continental Stock Transfer & Trust Company, dated as of January 11, 2018 (incorporated by reference to Exhibit 4.1 to Platinum Eagle’s Current Report on Form 8-K, filed with the SEC on January 18, 2018).

4.4*	Indenture dated March 15, 2019, by and among Arrow Bidco, the Note Guarantors and the Trustee and Collateral Agent (including the form of note as Exhibit A thereto).

10.1*	ABL Credit Agreement dated March 15, 2019, by and among Arrow Bidco, Topaz Holdings, Target, Signor and each of their domestic subsidiaries, and the lenders named therein.

10.2*	Earnout Agreement dated March 15, 2019 by and among the Company and the Founder Group.

10.3*	Escrow Agreement dated March 15, 2019 by and among the Company, the Founder Group and the escrow agent named therein.

10.4*	Amended and Restated Registration Rights Agreement dated March 15, 2019 by and among the Company, Arrow Seller, the Algeco Seller and the other parties named therein.

10.5

Amended and Restated Private Placement Warrant Purchase Agreement among Platinum Eagle Acquisition Corp., Platinum Eagle Acquisition LLC, Harry E. Sloan and the other parties thereto, dated as of January 16, 2018 (incorporated by reference to Exhibit 10.14 to Platinum Eagle’s Current Report on Form 8-K, filed with the SEC on January 18, 2018).

10.6*	Form of Indemnification Agreement.

10.7*+	Target Hospitality 2019 Incentive Award Plan.

10.8*+	Employment Agreement with James B. Archer.

10.9*+	Employment Agreement with Andrew A. Aberdale.

10.10*+	Employment Agreement with Heidi D. Lewis.

10.11*+	Employment Agreement with Troy Schrenk.

14.1*	Code of Ethics for the Chief Executive Officer and Senior Financial Officers, effective March 15, 2019.

21.1*	Subsidiaries of the registrant.

99.1*	Combined financial statements of Target Parent and Signor Parent as of December 31, 2018 and 2017 and for the years ended December 31, 2018 and 2017.

99.2*	Financial statements of Target Parent as of December 31, 2017 and 2016 and for the years ended December 31, 2017 and 2016.

99.3*

Consolidated financial statements of Signor Parent as of September 30, 2018, September 6, 2018 and December 31, 2017 and for the periods September 7, 2018 to September 30, 2018 and January 1, 2018 to September 6, 2018 and the nine months ended September 30, 2018.

99.4*	Financial statements of Signor as of December 31, 2017 and 2016 and for the years ended December 31, 2017 and 2016.

99.5*	Unaudited Pro Forma Condensed Consolidated Financial Information of Target Hospitality at December 31, 2018 and for the year ended December 31, 2018.

99.6*	Press release, dated March 15, 2019.

* Filed herewith

+ Management contract or compensatory plan or arrangement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Target Hospitality Corp.

	By:	/s/ Heidi D. Lewis
Dated: March 21, 2019		Name:	Heidi D. Lewis
		Title:	Executive VP, General Counsel and Secretary